Exhibit 99.53

West Fraser Timber Co. Ltd.

Notice of

Special Meeting of Shareholders

To Be Held on January 19, 2021

And Management Information Circular

With Respect to a Proposed Arrangement

Involving Norbord Inc. and West Fraser Timber Co. Ltd.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WEST FRASER

SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE RESOLUTION AND THE STOCK

OPTION PLAN AMENDMENT RESOLUTION

These materials are important and require your immediate attention. They require West Fraser Timber Co. Ltd. shareholders to make important decisions. If you are in doubt as to how to deal with these materials, you should consult with your investment dealer, broker, lawyer or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

If you have questions or require assistance, you may contact West Fraser’s transfer agent and depositary for the Arrangement, AST Trust Company (Canada), by telephone at 416-682-3860 or (toll free in North America) at 1-800-387-0825.

December 15, 2020

TABLE OF CONTENTS

LETTER TO WEST FRASER SHAREHOLDERS	4

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS	7

MANAGEMENT INFORMATION CIRCULAR	9

FREQUENTLY ASKED QUESTIONS	11

INFORMATION CONTAINED IN THIS CIRCULAR	18
INFORMATION IN THIS CIRCULAR	18
INFORMATION PERTAINING TO NORBORD	18
NOTICE TO UNITED STATES SHAREHOLDERS	18
FORWARD-LOOKING STATEMENTS	19
NON-IFRS FINANCIAL MEASURES	21
CURRENCY AND CURRENCY EXCHANGE RATE INFORMATION	21
GLOSSARY OF TERMS	22

INFORMATION CONCERNING THE MEETING AND ENTITLEMENT TO VOTE	22

PURPOSE OF THE MEETING	22
DATE, TIME AND PLACE	22
RECORD DATE	22
QUORUM	22
VOTING SHARES AND PRINCIPAL HOLDERS	23

GENERAL PROXY INFORMATION	23

SOLICITATION OF PROXIES	23
APPOINTMENT OF PROXYHOLDERS	24
VOTING BY PROXYHOLDERS	24
REVOCABILITY OF PROXIES	24
EXERCISE OF DISCRETION BY PROXYHOLDERS	24
REGISTERED SHAREHOLDERS	25
NON-REGISTERED SHAREHOLDERS	25

BUSINESS TO BE CONSIDERED AT THE MEETING	26

SHARE ISSUANCE RESOLUTION	26
WEST FRASER SHARES ISSUABLE PURSUANT TO THE ARRANGEMENT	26
SHAREHOLDER APPROVAL	27
WEST FRASER BOARD RECOMMENDATION	27
STOCK OPTION PLAN AMENDMENT RESOLUTION	27
WEST FRASER SHARES ISSUABLE UNDER THE WEST FRASER STOCK OPTION PLAN	27
REASONS FOR THE INCREASE	28
SUMMARY OF THE STOCK OPTION PLAN	28
OTHER BUSINESS	30

THE ARRANGEMENT	30

GENERAL	30
BACKGROUND TO THE ARRANGEMENT	31
RECOMMENDATION OF THE WEST FRASER BOARD	35
REASONS FOR THE RECOMMENDATION	36
WEST FRASER BOARD DETERMINATIONS	37
FAIRNESS OPINIONS	39
DESCRIPTION OF THE ARRANGEMENT	40
PROCEDURE FOR THE ARRANGEMENT TO BECOME EFFECTIVE	42
NORBORD SHAREHOLDER APPROVAL	43
WEST FRASER SHAREHOLDER APPROVAL	43
BROOKFIELD VOTING AND SUPPORT AGREEMENT	43
NORBORD VOTING AGREEMENTS	44

WEST FRASER VOTING AGREEMENTS	45
COURT APPROVAL AND COMPLETION OF THE ARRANGEMENT	46
TREATMENT OF INCENTIVE SECURITIES	46
NORBORD OPTIONS AND NORBORD RSUS HELD BY THE NORBORD CONTINUING EXECUTIVES AND NORBORD DSUS	46
INCENTIVE SECURITIES, OTHER THAN NORBORD DSUS, HELD BY EACH OF THE NORBORD DEPARTING EXECUTIVES	47
HOLDCO ALTERNATIVE	47
NORBORD BONDS	48

THE ARRANGEMENT AGREEMENT	48

REPRESENTATIONS AND WARRANTIES	48
CONDITIONS PRECEDENT TO THE ARRANGEMENT	49
MUTUAL CONDITIONS	49
ADDITIONAL CONDITIONS IN FAVOUR OF NORBORD	50
ADDITIONAL CONDITIONS IN FAVOUR OF WEST FRASER	50
COVENANTS	51
CONDUCT OF THE BUSINESS OF THE PARTIES	51
THE ARRANGEMENT	51
DIVIDENDS	52
APPROVALS AND CONSENTS	53
REGULATORY APPROVALS	53
FINANCING ASSISTANCE	55
PRE-ACQUISITION REORGANIZATION	55
MUTUAL COVENANTS REGARDING NON-SOLICITATION	55
NOTIFICATION OF ACQUISITION PROPOSALS	56
RESPONDING TO ACQUISITION PROPOSALS AND SUPERIOR PROPOSALS	57
SUPERIOR PROPOSAL DETERMINATION AND RIGHT TO MATCH	58
HOLDCO ALTERNATIVE	60
TERMINATION OF THE ARRANGEMENT AGREEMENT	60
TERMINATION FEE	62
EFFECTIVE DATE AND EFFECTIVE TIME	64
AMENDMENTS	64
GOVERNING LAW	64

REGULATORY MATTERS	65

CANADIAN SECURITIES LAW MATTERS	65
U.S. SECURITIES LAW MATTERS	65
STOCK EXCHANGE APPROVALS	65
COMPETITION LAW MATTERS	65
COMPETITION ACT APPROVAL	66
HSR ACT APPROVAL	66
GERMAN COMPETITION APPROVAL	67

INFORMATION CONCERNING THE COMBINED COMPANY	67

OVERVIEW	67
ANTICIPATED CORPORATE STRUCTURE	67
DESCRIPTION OF THE COMBINED COMPANY	67
DESCRIPTION OF SHARE CAPITAL	68
DIVIDENDS	68
POST-ARRANGEMENT SHAREHOLDERS AND PRINCIPAL SHAREHOLDERS	69
DIRECTORS AND EXECUTIVE OFFICERS	70
WEST FRASER CREDIT FACILITY	70
CONSOLIDATED CAPITALIZATION	70
UNAUDITED PRO FORMA FINANCIAL INFORMATION	71
STOCK EXCHANGE LISTING MATTERS	71
NORBORD BONDS	71
AUDITORS	71

TRANSFER AGENT AND REGISTRAR	71

INFORMATION CONCERNING WEST FRASER	72

INFORMATION CONCERNING NORBORD	72

RISK FACTORS RELATING TO THE ARRANGEMENT AND WEST FRASER	72

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	77

INTERESTS OF EXPERTS	77

LEGAL MATTERS	77

ADDITIONAL INFORMATION	78

APPROVAL OF DIRECTORS	79

APPENDICES	80

APPENDIX A SHARE ISSUANCE RESOLUTION

APPENDIX B STOCK OPTION PLAN AMENDMENT RESOLUTION

APPENDIX C OPINION OF TD SECURITIES

APPENDIX D OPINION OF SCOTIABANK

APPENDIX E INFORMATION CONCERNING WEST FRASER

APPENDIX F INFORMATION CONCERNING NORBORD

APPENDIX G UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

APPENDIX H GLOSSARY

LETTER TO WEST FRASER SHAREHOLDERS

In response to the current COVID-19 pandemic, West Fraser Timber Co. Ltd. will hold its Meeting in a virtual format via live webcast. All Shareholders are invited and encouraged to participate in the Meeting using the instructions set out in the Circular.

December 15, 2020

Dear Shareholder:

You are invited to attend a special meeting of shareholders (“Shareholders”) of West Fraser Timber Co. Ltd. (“West Fraser”) to be held on Tuesday, January 19, 2021 at 11:00 a.m. (Pacific time) in a virtual online format (the “Meeting”).

At the Meeting, you will be asked to consider an ordinary resolution (the “Share Issuance Resolution”) to approve the issuance of common shares in the capital of West Fraser (the “West Fraser Shares”) to the shareholders of Norbord Inc. (the “Norbord Shareholders”) in connection with a plan of arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act. Pursuant to the terms of the Arrangement, West Fraser will acquire each outstanding common share in the capital of Norbord Inc. (“Norbord”) in exchange for 0.675 of a West Fraser Share.

You will also be asked to consider an ordinary resolution (the “Stock Option Plan Amendment Resolution”) to approve an amendment to West Fraser’s stock option plan (the “West Fraser Stock Option Plan”) to permit an additional 1,000,000 West Fraser Shares to be issued on the exercise of options granted pursuant to the West Fraser Stock Option Plan.

The management information circular (the “Circular”) that accompanies this letter contains a detailed description of the Arrangement, including detailed information regarding West Fraser and Norbord and certain pro forma financial information and other information regarding West Fraser after giving effect to the Arrangement. It also includes certain risk factors relating to the completion of the Arrangement and the combined company. The Circular also contains a description of the proposed amendment to the West Fraser Stock Option Plan. Please give this material your careful consideration.

Norbord is an international producer of wood-based panels and the world’s largest producer of oriented strand board (“OSB”). In addition to OSB, Norbord manufactures particleboard, medium density fibreboard and related value-added products. Norbord has assets of approximately US$2.1 billion as of October 3, 2020, net sales for the twelve-month period ended October 3, 2020 of approximately US$2.0 billion, and employs approximately 2,400 people at 16 plant locations in the United States, Canada and Europe. Norbord is a publicly traded company listed on the Toronto Stock Exchange and New York Stock Exchange under the symbol “OSB”.

Reasons for the Recommendation

In evaluating the Arrangement and unanimously reaching its conclusion and making its recommendation in support of the Arrangement, the board of directors of West Fraser (the “West Fraser Board”) considered a number of factors including, among others:

•	the Arrangement is expected to result in the creation of a leading integrated low-cost wood products producer;

•	West Fraser and Norbord have complementary product offerings;

•	the Arrangement is consistent with West Fraser’s existing business strategy;

•	the Arrangement is expected to improve performance through meaningful synergies;

•	West Fraser and Norbord together are expected to have strong organizational capabilities;

•	following Closing, West Fraser is expected to have strong growth potential and a strong financial position;

•	the Arrangement is expected to improve West Fraser’s capital markets profile; and

•	the Arrangement enables West Fraser and Norbord to further their commitments to safety and sustainability, as well as environmental, social and governance (ESG) responsibility.

In addition to the completion of extensive due diligence with respect to the Arrangement, the West Fraser Board also received opinions from TD Securities Inc. and Scotia Capital Inc. that the consideration to be paid by West Fraser to the Norbord Shareholders pursuant to the Arrangement is fair, from a financial point of view, to West Fraser.

AFTER CAREFUL CONSIDERATION OF THE ARRANGEMENT, THE WEST FRASER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE RESOLUTION AND THE STOCK OPTION PLAN AMENDMENT RESOLUTION.

Shareholder Vote

Each of the Share Issuance Resolution and the Stock Option Plan Amendment Resolution must be approved by at least a majority of the votes cast (50% plus one vote) by Shareholders, present in person (by virtual means) or by proxy at the Meeting, to be effective.

Conditions

In order to become effective, the Arrangement requires, among other things, the approval of the Share Issuance Resolution, the approval of the Norbord Shareholders and the Ontario Superior Court of Justice, the approval of the New York Stock Exchange to list the West Fraser Shares, the receipt of required regulatory approvals and the satisfaction of certain closing conditions customary to transactions of this nature. Assuming that all conditions to the Arrangement are satisfied, the Arrangement is expected to be completed in the first quarter of 2021.

Your vote is very important regardless of how many West Fraser Shares you own. Whether or not you plan to attend the Meeting online, please submit your vote as soon as possible to ensure your views are represented at the Meeting. You can vote online or by phone, fax, mail or in person (by virtual means) at the Meeting.

If you are a beneficial Shareholder, meaning your West Fraser Shares are not registered in your own name but are registered in the name of a broker, bank or other intermediary, please follow the instructions provided on your voting instruction form, which will be provided by such intermediary.

Each director and certain executive officers of West Fraser have agreed to vote their shares FOR the Share Issuance Resolution in accordance with the terms of the voting support agreements with Norbord. In addition, certain members and affiliates of members of the Ketcham family have entered into voting support agreements with Norbord pursuant to which they have agreed to vote a total of 13,013,800 West Fraser Shares and West Fraser Class B common shares, representing approximately 19% of the outstanding West Fraser Shares and West Fraser Class B common shares, in favour of the Arrangement. Along with the other directors and executive officers of West Fraser, I strongly support the Arrangement and will be voting in favour of both resolutions. I urge you to do the same.

Shareholder Questions

If you have any questions relating to the attached documents or with respect to the completion and delivery of your proxy, please contact West Fraser shareholder relations by phone at (604) 895-2700 or by email at shareholder@westfraser.com.

Yours sincerely,

/s/ Henry H. (Hank) Ketcham
Henry H. (Hank) Ketcham
Director and Chairman
Vancouver, British Columbia

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

In response to the current COVID-19 pandemic, West Fraser Timber Co. Ltd. will hold its Meeting in a virtual format via live webcast. All Shareholders are invited and encouraged to participate in the Meeting using the instructions set out in this Circular.

The special meeting (the “Meeting”) of shareholders (“Shareholders”) of West Fraser Timber Co. Ltd. (the “Company” or “West Fraser”) will be held on January 19, 2021 at 11:00 a.m. (Pacific time). The Company is conducting an online only shareholders’ meeting. Registered Shareholders (as defined in the accompanying Circular) and duly appointed proxyholders can attend the Meeting online at https://web.lumiagm.com/485161310, password “westfraser2021” (case sensitive) where they can participate, vote, or submit questions during the Meeting’s live webcast, for the following purposes:

1.

to authorize the issuance of such number of common shares in the capital of West Fraser (the “West Fraser Shares”) as is necessary to allow West Fraser to acquire 100% of the issued and outstanding common shares in the capital of Norbord Inc. (“Norbord”), which is estimated to be 55,373,881 West Fraser Shares, pursuant to the arrangement agreement dated November 18, 2020 between West Fraser and Norbord, as more fully described in the accompanying Circular (the “Share Issuance Resolution”). The full text of the Share Issuance Resolution is attached as Appendix A to the accompanying Circular;

2.

to approve an amendment to West Fraser’s stock option plan (the “West Fraser Stock Option Plan”) to permit an additional 1,000,000 West Fraser Shares to be issued on the exercise of options granted pursuant to the West Fraser Stock Option Plan (the “Stock Option Plan Amendment Resolution”) as more fully described in the accompanying Circular. The full text of the Stock Option Plan Amendment Resolution is attached as Appendix B to the accompanying Circular;

3.	to consider any amendment to, or variation of, any matter identified in this Notice of Meeting; and

4.	to transact such other business as may properly come before the Meeting or any adjournment of it.

Shareholders registered at the close of business on December 11, 2020 will be entitled to receive this Notice of Meeting and to vote at the Meeting.

AFTER CAREFUL CONSIDERATION OF THE ARRANGEMENT, THE WEST FRASER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE RESOLUTION AND THE STOCK OPTION PLAN AMENDMENT RESOLUTION.

General Information

The Company has prepared this Notice of Meeting, the Circular and a form of proxy relating to the Meeting, and the Circular contains details of the matters to be considered at the Meeting.

Proxies and Voting Instruction Forms

Registered Shareholders have received a form of proxy with this Notice of Meeting. The deadline for submitting proxies is 11:00 a.m. (Pacific time) on January 15, 2021. Please complete the form of proxy and deliver it before that deadline in accordance with the instructions set out in the form of proxy and the Circular.

Non-registered Shareholders (as defined in the accompanying Circular) have received a voting instruction form with this Notice of Meeting. The deadline for returning a voting instruction form is specified in the form itself. Voting instruction forms, whether provided by the Company or an intermediary, should be completed and returned in accordance with the specific instructions, and by the deadline specified, in the form. Please ensure you carefully follow the instructions set out in the voting instruction form, including those specifying how and when the form is to be returned.

Please review the Circular before completing your form of proxy or voting instruction form as the Circular contains additional information about each matter to be voted on at the Meeting.

Regardless of whether a Shareholder plans to attend the Meeting online, the Company requests that each Shareholder vote by submitting their completed form of proxy (or voting instruction form) prior to the Meeting in accordance with the instructions set out in the enclosed form of proxy (or voting instruction form) and in the Circular.

DATED December 15, 2020.

BY ORDER OF THE WEST FRASER BOARD

/s/ Raymond Ferris
Raymond Ferris
President and Chief Executive Officer
Vancouver, British Columbia

MANAGEMENT INFORMATION CIRCULAR

In response to the current COVID-19 pandemic, West Fraser will hold its Meeting in a virtual format via live webcast. All Shareholders are invited and encouraged to participate in the Meeting using the instructions set out in this Circular.

This Circular is furnished in connection with the solicitation of proxies by the management of West Fraser for use at the Meeting to be held on Tuesday, January 19, 2021 at 11:00 a.m. (Pacific time) by virtual online meeting, for the purposes set out in the accompanying Notice of Meeting.

Instructions on Voting at the Meeting

Registered Shareholders and duly appointed proxyholders will be able to attend the virtual Meeting and vote in real time, provided they are connected to the Internet and follow the instructions in this Circular. Non-registered Shareholders who have not duly appointed themselves as proxyholder will be able to attend the virtual Meeting as guests but will not be able to vote at the virtual Meeting.

Shareholders who wish to appoint a person other than the management nominees identified in the form of proxy or voting instruction form (including a Non-registered Shareholder who wishes to appoint themselves as their own proxy to attend the virtual Meeting) must carefully follow the instructions in this Circular and on their form of proxy or voting instruction form. These instructions include the additional step of registering such proxyholder with AST Trust, after submitting the form of proxy or voting instruction form. Failure to register the proxyholder with AST Trust will result in the proxyholder not receiving a 13-digit control number to participate in the virtual Meeting and only being able to attend as a guest. Guests will be able to listen to the virtual Meeting but will not be able to vote.

How to Vote

You have two ways to vote:

•	by submitting your form of proxy or voting instruction form as per instructions indicated; or

•	during the Meeting by online ballot through the live webcast platform.

Registered Shareholders and duly appointed proxyholders (including Non-registered Shareholders who have duly appointed themselves as proxyholder) that attend the Meeting online will be able to vote by completing a ballot online during the Meeting through the live webcast platform.

Guests (including Non-registered Shareholders who have not duly appointed themselves as proxyholder) can log into the Meeting as set out below. Guests will be able to listen to the Meeting but will not be able to vote during the Meeting.

•	Step 1: Log in online at https://web.lumiagm.com/485161310.

•	Step 2: Follow these instructions:

Registered Shareholders: Click “I have a control number” and then enter your control number and password “westfraser2021” (case sensitive). The control number located on the form of proxy or in the email notification you received from AST Trust is your control number. If you use your control number to log in to the Meeting, any vote you cast at the Meeting will revoke any proxy you previously submitted. If you do not wish revoke a previously submitted proxy, you should not vote during the Meeting.

Duly appointed proxyholders: Click “I have a control number” and then enter your control number and password “westfraser2021” (case sensitive). Proxyholders who have been duly appointed and registered with AST Trust as described in this Circular will receive a control number by email from AST Trust after the proxy voting deadline has passed.

Guests: Click “Guest” and then complete the online form.

It is your responsibility to ensure Internet connectivity for the duration of the Meeting and you should allow ample time to log in to the Meeting online before it begins.

Non-registered Shareholders/Appointees obtaining a control number to vote during the Meeting:

You must complete the additional step of registering the proxyholder by calling AST Trust at 1.866.751.6315 (within North America) or 1.212.235.5754 (outside of North America) by no later than 11:00 a.m. (Pacific time) on January 15, 2021. Failing to register your proxyholder online will result in the proxyholder not receiving a control number, which is required to vote at the Meeting.

Non-registered Shareholders who have not duly appointed themselves as proxyholder will not be able to vote at the Meeting but will be able to participate as a guest.

FREQUENTLY ASKED QUESTIONS

What is this document?

This Circular is being sent to you in connection with the Meeting of Shareholders that will be held on Tuesday, January 19, 2021 at 11:00 a.m. (Pacific time). This Circular provides additional information about the business of the Meeting, West Fraser and Norbord. A form of proxy or voting instruction form accompanies this Circular.

Why is the Meeting being held?

Under the rules of the TSX, a listed company is generally required to obtain shareholder approval in connection with an acquisition transaction where the number of securities issued or issuable in payment of the purchase price for the acquisition exceeds 25% of the number of outstanding securities of the listed issuer, on a non-diluted basis, prior to the date of closing of the transaction. As the Arrangement will result in West Fraser issuing in excess of 25% of the outstanding West Fraser Shares, approval of the Share Issuance Resolution by a simple majority (50% plus one vote) of votes cast at the Meeting by Shareholders, present in person (by virtual means) or by proxy, is required to complete the Arrangement. The text of the Share Issuance Resolution is set out in full in Appendix A to this Circular.

In addition, Shareholders are being asked to approve the Stock Option Plan Amendment Resolution to amend the West Fraser Stock Option Plan to increase the number of West Fraser Shares issuable upon the exercise of West Fraser Options granted thereunder by 1,000,000 West Fraser Shares. The Stock Option Plan Amendment Resolution requires the approval of a simple majority (50% plus one vote) of votes cast at the Meeting by Shareholders, present in person (by virtual means) or by proxy, to be effective. The text of the Stock Option Plan Amendment Resolution is set out in full in Appendix B to this Circular.

Who is eligible to vote?

Holders of West Fraser Shares at the close of business on the record date (December 11, 2020) and their duly appointed representatives are eligible to vote. Each West Fraser Share is entitled to one vote.

Who is soliciting my proxy?

Proxies are being solicited in connection with this Circular by West Fraser’s management. West Fraser will bear the costs associated with the solicitation (with certain exceptions). The solicitation will be made primarily by mail, but proxies may also be solicited personally by regular employees of West Fraser to whom no additional compensation will be paid.

What is the Arrangement?

The Arrangement involves West Fraser acquiring all of the issued and outstanding Norbord Shares. Pursuant to the Arrangement, the Norbord Shareholders will receive 0.675 of a West Fraser Share for each Norbord Share held by them, which equates to CDN$49.35 (US$37.78) per Norbord Share, based on the closing price of the West Fraser Shares on November 18, 2020. This Consideration represents a 13.6% premium to the closing price of the Norbord Shares on the TSX on November 18, 2020, the last trading day preceding the announcement of the Arrangement, and a premium of 8% based on the 10-day volume weighted average trading prices of the West Fraser Shares and the Norbord Shares on the TSX.

The Arrangement is being carried out pursuant to the terms of an Arrangement Agreement between West Fraser and Norbord and will be conducted in accordance with a Court-approved Plan of Arrangement under Section 192 of the CBCA. Following Closing, assuming an estimated 54,480,178 West Fraser Shares are issued to Norbord Shareholders as Consideration under the Arrangement, existing Shareholders will own approximately 56% of West Fraser, with current Norbord Shareholders owning approximately 44% of West Fraser. The exact number of West Fraser Shares that will ultimately be issued will be dependent upon the number of issued and outstanding Norbord Shares on the Effective Date, which may change due to the exercise of Norbord Options and adjustments to the Exchange Ratio in accordance with the Arrangement Agreement.

In the event West Fraser or Norbord declares a dividend prior to the Effective Date in excess of the threshold amounts set out in the Arrangement Agreement, the Exchange Ratio will be adjusted and, as a result, the number of West Fraser Shares issued in connection with the Plan of Arrangement will increase (in the case of a West Fraser Excess Dividend) or decrease (in the case of a Norbord Excess Dividend). No such Excess Dividends are presently contemplated by West Fraser, or to the knowledge of management of West Fraser, by Norbord.

Why is West Fraser proposing to acquire Norbord?

In evaluating the Arrangement and unanimously reaching its conclusion and making its recommendation in support of the Arrangement, the West Fraser Board considered a number of factors including, among others:

•	the Arrangement is expected to result in the creation of a leading integrated low-cost wood products producer;

•	West Fraser and Norbord have complementary product offerings;

•	the Arrangement is consistent with West Fraser’s existing business strategy;

•	the Arrangement is expected to improve performance through meaningful synergies;

•	West Fraser and Norbord together are expected to have strong organizational capabilities;

•	following Closing, West Fraser is expected to have strong growth potential and a strong financial position;

•	the Arrangement is expected to improve West Fraser’s capital markets profile; and

•	the Arrangement enables West Fraser and Norbord to further their commitments to safety and sustainability, as well as environmental, social and governance (ESG) responsibility.

What does the West Fraser Board think about the Arrangement?

AFTER CAREFUL CONSIDERATION OF THE ARRANGEMENT, THE WEST FRASER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE RESOLUTION.

Has West Fraser received fairness opinions in connection with the Arrangement?

TD Securities and Scotiabank have each provided fairness opinions to the effect that, as of November 18, 2020, and based upon and subject to the assumptions, limitations and qualifications set forth in their opinions, the Consideration to be paid by West Fraser pursuant to the Arrangement Agreement is fair, from a financial point of view, to West Fraser. The full text of the fairness opinions can be found in Appendices C and D to this Circular.

How many West Fraser Shares could be issued pursuant to the Arrangement?

Based on the number of West Fraser Shares and Norbord Shares issued and outstanding on December 15, 2020, an estimated 55,373,881 West Fraser Shares will be issued or issuable in connection with the Arrangement, representing 80.6% of the aggregate number of West Fraser Shares and West Fraser Class B Shares issued and outstanding as at that date. This is comprised of an estimated 54,480,178 West Fraser Shares to be issued to Norbord Shareholders as Consideration under the Arrangement and an estimated 893,703 West Fraser Shares issuable upon the exercise of Replacement Options to be issued to holders of Norbord Options in exchange for their Norbord Options. The Share Issuance Resolution will authorize West Fraser to issue such number of West Fraser Shares as is required for West Fraser to acquire 100% of the issued and outstanding Norbord Shares. The exact number of West Fraser Shares that will ultimately be issued will be dependent upon the number of issued and outstanding Norbord Shares on the Effective

Date, which may change due to the exercise of Norbord Options, rounding in respect of fractional share entitlements and adjustments to the Exchange Ratio in accordance with the Arrangement Agreement.

The Replacement Options will be issued under two new replacement stock option plans to be adopted by West Fraser in connection with Closing, which will only be used to grant these Replacement Options and will not require separate Shareholder approval under the policies of the TSX as the aggregate number of West Fraser Shares issuable thereunder is less than 2% of the number of West Fraser Shares issued and outstanding prior to giving effect to the Arrangement.

In the event West Fraser agrees to increase the Consideration, for example if Norbord receives a Superior Proposal, the TSX will generally not require further approvals from Shareholders for the issuance of up to approximately 13,843,470 additional West Fraser Shares such number being 25% of the estimated number of West Fraser Shares being approved for issuance by Shareholders at the Meeting. Your approval of the Share Issuance Resolution will be deemed to be approval of any increase to the Consideration in the event that West Fraser submits a revised offer in response to a Superior Proposal received by Norbord (see discussion below.)

How will the Arrangement affect my ownership and voting rights as a Shareholder?

Following Closing, assuming an estimated 54,480,178 West Fraser Shares are issued to Norbord Shareholders as Consideration under the Arrangement, existing Shareholders and Norbord Shareholders will own approximately 56% and 44% of West Fraser, respectively. The exact number of West Fraser Shares that will ultimately be issued will be dependent upon the number of issued and outstanding Norbord Shares on the Effective Date, which may change due to the exercise of Norbord Options and adjustments to the Exchange Ratio in accordance with the Arrangement Agreement.

As a result of the issuance of West Fraser Shares in connection with the Arrangement, your ownership and voting interests in West Fraser will be diluted relative to your current interests, however the joint asset base of the Combined Company will be significantly larger.

Why is West Fraser increasing the number of West Fraser Shares that may be issued on the exercise of West Fraser Options?

West Fraser is seeking Shareholder approval to increase the number of West Fraser Shares that may be issued on the exercise of West Fraser Options under the West Fraser Stock Option Plan by 1,000,000 West Fraser Shares so that it may continue to grant West Fraser Options to current employees of West Fraser, and, following Closing, to grant West Fraser Options to current employees of Norbord who will become West Fraser employees.

THE WEST FRASER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE STOCK OPTION PLAN AMENDMENT RESOLUTION.

What level of Shareholder approval is required?

In order to become effective, both the Share Issuance Resolution and the Stock Option Plan Amendment Resolution must be approved by a simple majority (50% plus one vote) of the votes cast by Shareholders, present in person (by virtual means) or by proxy at the Meeting.

How are the directors and executive officers voting their West Fraser Shares?

Each director and certain executive officers of West Fraser are required to vote their shares FOR the Share Issuance Resolution in accordance with the terms of the West Fraser Voting Agreements. In addition, the Ketcham Affiliates have entered into voting support agreements with Norbord pursuant to which they have agreed to vote a total of 13,013,800 West Fraser Shares and West Fraser Class B Shares, representing approximately 19% of the outstanding West Fraser Shares and West Fraser Class B Shares in favour of the Arrangement.

When does West Fraser expect the Arrangement to be completed?

As the Arrangement is conditional upon the receipt of a number of stock exchange, regulatory, Court and shareholder approvals, the exact timing of Closing cannot be predicted, but it is expected to occur in the first quarter of 2021.

What conditions must be satisfied to complete the Arrangement?

The Arrangement is conditional upon the receipt of, among other things: (i) the approval of the Share Issuance Resolution by an affirmative vote of a simple majority (50% plus one vote) of votes cast by Shareholders present in person (by virtual means) or by proxy at the Meeting; (ii) the approval of the Arrangement Resolution by an affirmative vote of 66 2⁄3% of the votes cast on the Arrangement Resolution by Norbord Shareholders present in person (by virtual means) or represented by proxy at the Norbord Meeting, with each Norbord Share entitling a Norbord Shareholder to one vote; (iii) applicable stock exchange and regulatory approvals; (iv) Court approval; (v) listing of the West Fraser Shares on the NYSE; and (vi) the satisfaction of certain closing conditions customary for transactions of this nature.

Who will be the senior management and directors of West Fraser following Closing?

On the Effective Date, the size of the West Fraser Board will be increased by two directors and the West Fraser Board will be comprised of all of the current directors of West Fraser and two independent directors of Norbord, being Marian Lawson and Colleen McMorrow. The West Fraser Board will continue to be chaired by Hank Ketcham.

On Closing, Raymond Ferris will continue as the Chief Executive Officer of West Fraser and Chris Virostek will continue as the Chief Financial Officer of West Fraser. Peter Wijnbergen, the President and Chief Executive Officer of Norbord will be appointed President, Engineered Wood of West Fraser. Sean McLaren, the Vice-President, U.S. Lumber of West Fraser will be appointed as President, Solid Wood of West Fraser. The other executive officers of West Fraser will continue as the executive officers of West Fraser following Closing.

Am I entitled to Dissent Rights?

No. Shareholders are not entitled to Dissent Rights in connection with the actions to be taken at the Meeting.

What if Shareholders do not approve the Share Issuance Resolution or the Stock Option Plan Amendment Resolution?

If the Share Issuance Resolution is not approved, the Arrangement will not be completed and either West Fraser or Norbord may elect to terminate the Arrangement Agreement.

The approval of the Stock Option Plan Amendment Resolution is not conditional upon the approval of the Share Issuance Resolution and is not a condition to Closing. If the Stock Option Plan Amendment Resolution is not approved, then West Fraser will be limited to granting 182,506 West Fraser Options, which may be an insufficient number of stock options to grant to employees of West Fraser as compensation in accordance with West Fraser’s compensation structure and consistent with its past compensation practices.

What happens if Norbord receives a Superior Proposal?

If Norbord receives a Superior Proposal, West Fraser will be given an opportunity to match such proposal. In the event West Fraser does not match the Superior Proposal, Norbord may terminate the Arrangement Agreement and enter into a transaction in respect of such Superior Proposal, provided it first pays a termination fee in the amount of CDN$110 million to West Fraser. Pursuant to the Share Issuance Resolution and in accordance with the rules of the TSX, West Fraser may, without requiring any additional Shareholder approval, issue up to approximately 13,843,470 additional West Fraser Shares to Norbord Shareholders in order to match any such Superior Proposal.

What happens if West Fraser receives a Superior Proposal?

If West Fraser receives a Superior Proposal, Norbord will be given an opportunity to match such proposal. In the event Norbord does not match the Superior Proposal, West Fraser may terminate the Arrangement Agreement and enter into a transaction in respect of such Superior Proposal, provided it first pays a termination fee in the amount of CDN$110 million to Norbord (the “West Fraser Termination Payment”).

Are there risks I should consider in connection with the Arrangement?

Yes. There are a number of risk factors that you should consider in connection with the Arrangement. These are described in the section of this Circular entitled “Risk Factors Relating to the Arrangement and West Fraser” and in certain documents incorporated in this Circular by reference, including in the West Fraser AIF, the Norbord AIF and the MD&A for each of West Fraser and Norbord.

How do I vote?

If you are a Registered Shareholder, you may vote your West Fraser Shares by proxy or you can attend the Meeting virtually and vote at the Meeting. Voting by proxy is the easiest way to vote because you don’t have to attend the Meeting. Instead you appoint the persons named in the proxy or another person or entity of your choosing, who need not be a Shareholder, to represent you as a proxyholder and vote your West Fraser Shares at the Meeting. A proxy will not be valid unless it is dated and signed by the Registered Shareholder or by the Registered Shareholder’s attorney with proof that they are authorized to sign, and is completed according to the instructions therein.

There are different ways to submit your voting instructions depending on whether you are a Registered Shareholder or a Non-registered Shareholder. If your West Fraser Shares are held in an account with a bank, trust company, securities broker, trustee or other intermediary, please refer to the answer to the question “How do I vote if my West Fraser Shares are held in the name of an intermediary?”.

How do I vote my West Fraser Shares at the Meeting?

If you are a Registered Shareholder and plan to virtually attend at the Meeting and you wish to vote your West Fraser Shares at the Meeting online, do not complete the enclosed form of proxy, as your vote will be taken and counted at the Meeting. If your West Fraser Shares are held in an account with an intermediary, please see the answer to the question “How do I vote if my West Fraser Shares are held in the name of an intermediary?”

How do I know if I am a “Registered” Shareholder or a “Non-registered” Shareholder?

You may own West Fraser Shares in one or both of the following ways:

1.

If you are in possession of a physical share certificate in your name or you appear as the Registered Shareholder in the records of West Fraser’s transfer agent, you are a “Registered Shareholder” and your name and address are known to West Fraser through its transfer agent, AST Trust.

2.

If you own West Fraser Shares through a bank, trust company, securities broker, trustee or other intermediary, you are a “Non-registered Shareholder” and you will not have a physical share certificate. In this case, you will have an account statement from your bank or broker as evidence of your West Fraser Share ownership.

Most Shareholders are Non-registered Shareholders. Their West Fraser Shares are registered in the name of an intermediary, such as a bank, trust company, securities broker, trustee, custodian or other nominee who holds the West Fraser Shares in a nominee account or in the name of such nominee, or in the name of a clearing agency in which the intermediary is a participant (such as CDS). Intermediaries have obligations to forward meeting materials to such non-registered holders unless otherwise instructed by the holder (and as required by regulation in some cases, despite such instructions).

If my West Fraser Shares are held in the name of an intermediary, will they automatically vote my West Fraser Shares for me?

No. Specific voting instructions must be provided. See “How do I vote if my West Fraser Shares are held in the name of an intermediary?” below.

How do I vote if my West Fraser Shares are held in the name of an intermediary?

Only Registered Shareholders and duly appointed and registered proxyholders are permitted to vote at the Meeting. To vote using the voting instruction form received with this package, carefully follow the instructions provided. Every broker has its own mailing procedures and provides its own return instructions, which you should carefully follow in order to ensure that your West Fraser Shares are voted at the Meeting. Often, the form of proxy or voting instruction form supplied by your broker is identical to the form of proxy provided to Registered Shareholders. However, its purpose is limited to instructing the Registered Shareholder how to vote on your behalf. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge who mails a scannable voting instruction form in lieu of the form of proxy. You are asked to complete and return the voting instruction form to them by telephone, fax or mail. Non-registered Shareholders cannot use a voting instruction form to vote directly at the Meeting. To attend and vote at the Meeting (or have another person attend and vote on the Non-registered Shareholder’s behalf) the Non-registered Shareholder must strike out the names of the persons named in the form of proxy or voting instruction form and insert the Non-registered Shareholder’s (or such other person’s) name in the blank space provided and return the form of proxy or voting instruction form in accordance with the instructions provided by the intermediary. In addition, the Non-registered Shareholder must register such proxyholder with AST Trust, after submitting the form of proxy or voting instruction form.

What happens if I sign the enclosed form of proxy?

Signing the enclosed form of proxy gives authority to West Fraser’s listed directors or officers to vote your West Fraser Shares at the Meeting in accordance with your instructions. You have the right to appoint as your proxyholder a person or company (who need not be a Shareholder), other than the persons designated in the form of proxy accompanying this Circular, to attend and to act on your behalf at the Meeting. You may do so by striking out the names of the persons designated in the form of proxy and by inserting that other person’s name in the blank space provided. You must also register such proxyholder with AST Trust, after submitting the form of proxy. If you hold your West Fraser Shares through an intermediary you should refer to “How do I vote if my West Fraser Shares are held in the name of an intermediary?” above.

What should I do with my completed form of proxy?

You must deposit your completed form of proxy (by mail, telephone, fax or online) with AST Trust no later than 11:00 a.m. (Pacific time) on January 15, 2021, or at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of any adjournment or postponement of the Meeting. The Chair of the Meeting has the discretion to accept or reject any late proxies, and can waive or extend the deadline for receiving proxy voting instructions without notice. If you hold West Fraser Shares through an intermediary you should refer to “How do I vote if my West Fraser Shares are held in the name of an intermediary?” above.

Once I have submitted my proxy, can I change my vote?

Yes. To revoke a proxy, a Registered Shareholder may deliver a written notice to West Fraser’s registered office at any time up to and including the last Business Day before the Meeting or any adjournment or postponement of the Meeting. A proxy may also be revoked, with the consent of the Chair of the Meeting, on the day of the Meeting, or any adjournment or postponement of the Meeting, by a Registered Shareholder by delivering written notice to the Chair of the Meeting. In addition, a proxy may be revoked by depositing with AST Trust another properly executed instrument appointing a proxy bearing a later date in the manner described above, or by any other method permitted by applicable Law. The written notice of revocation may be executed by the Registered Shareholder or by an attorney who has the Registered Shareholder’s written authorization. If the Registered Shareholder is a corporation, the written notice must be executed by a duly authorized officer or attorney who has such Registered Shareholder’s written authorization. The written authorization must accompany the revocation notice. A Registered Shareholder can also revoke a proxy by virtually attending and voting at the Meeting.

If you are a Non-registered Shareholder and wish to change your vote you must, in sufficient time in advance of the Meeting, arrange for your respective intermediary to change your vote and if necessary, revoke your proxy.

How will my West Fraser Shares be voted if I give my proxy?

If you appointed designated individuals on the form of proxy as your proxyholders, the West Fraser Shares represented by your proxy will be voted for or against the Share Issuance Resolution and the Stock Option Plan Amendment Resolution in accordance with your instructions as indicated on the form, on any ballot that may be called for. If you submit a proxy, but do not provide specific instructions on your form of proxy as to how your West Fraser Shares should be voted, your West Fraser Shares will be voted FOR the Share Issuance Resolution and the Stock Option Plan Amendment Resolution.

Can I vote or appoint a proxy by Internet or telephone?

Registered Shareholders may use the Internet (www.astvotemyproxy.com) or the telephone (toll-free 1.888.489.5760) to transmit voting instructions on or before the date and time noted above, and may also use the Internet to appoint a proxyholder to attend and vote on behalf of the Registered Shareholder at the Meeting. If you vote by telephone, you cannot appoint anyone other than the designated management proxyholders named on your proxy form as your proxyholder. To vote by telephone or over the Internet, you will need your control number, which appears at the bottom of the first page of your proxy form. For information regarding voting or appointing a proxy by Internet or telephone, see the form of proxy for Registered Shareholders.

What if amendments are made to these matters or other business is brought before the Meeting?

The accompanying form of proxy confers discretionary authority on the individuals designated in the form of proxy with respect to any amendments or variations to the matters identified in the Notice of Meeting or other matters that may properly come before the Meeting, and the named proxies in your properly executed proxy will vote on such matters in accordance with their best judgment. At the date of this Circular, management of West Fraser is not aware of any such amendments, variations or other matters which may be presented for action at the Meeting.

How many West Fraser Shares are entitled to vote?

As of December 11, 2020, the record date for the Meeting, there were 66,397,144 West Fraser Shares and 2,281,478 West Fraser Class B Shares issued and outstanding, with each share carrying the right to one vote. The West Fraser Shares and West Fraser Class B Shares will vote together as a single class at the Meeting.

What if I have other questions?

If you have questions, you may contact West Fraser shareholder relations by phone at (604) 895-2700 or by email at shareholder@westfraser.com.

INFORMATION CONTAINED IN THIS CIRCULAR

Information in this Circular

The information contained in this Circular is given as at December 15, 2020, except where otherwise noted, and information contained in documents incorporated by reference herein is given as of the dates noted in those documents.

This Circular does not constitute an offer to buy or a solicitation of an offer to sell any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

You should not construe the contents of this Circular as legal, tax or financial advice and should consult with your own professional advisors in considering the relevant legal, tax, financial or other matters contained in this Circular.

No person has been authorized to give any information or make any representation in connection with the Arrangement or any other matters to be considered at the Meeting other than those contained in the press release dated November 19, 2020, the material change report dated November 27, 2020 and this Circular (or incorporated by reference herein). If given or made, any such information or representation must not be relied upon as having been authorized by West Fraser.

All summaries of, and references to, the Arrangement in this Circular are qualified in their entirety by reference to the complete text of the Arrangement Agreement and the Plan of Arrangement attached as Schedule A to the Arrangement Agreement, which are available on SEDAR at www.sedar.com. You are urged to carefully read the full text of the Arrangement Agreement and the Plan of Arrangement.

Information Pertaining to Norbord

Except as otherwise indicated, the information concerning Norbord incorporated by reference or contained in this Circular has been provided by Norbord or is taken from, or is based upon, publicly available information and records on file with Securities Authorities and other public sources. In the Arrangement Agreement, Norbord provided a covenant that it would ensure that the information provided by it for the preparation of this Circular does not include an untrue statement of a material fact or omit to state a material fact required to be stated in this Circular in order to make any information so furnished not misleading in light of the circumstances in which it was made. Although management of West Fraser have no knowledge that would indicate that any statements contained herein concerning Norbord taken from or based on such documents and records are untrue or incomplete, neither West Fraser nor any of its directors or officers assume any responsibility for the accuracy or completeness of such information, including any of Norbord’s financial statements, or for any failure of Norbord to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to West Fraser.

Notice to United States Shareholders

The solicitation of proxies hereby is not subject to the proxy requirements of Section 14(a) of the U.S. Exchange Act, by virtue of an exemption applicable to proxy solicitations by “foreign private issuers” as defined in Rule 3b-4 under the U.S. Exchange Act. Accordingly, this Circular has been prepared in accordance with applicable disclosure requirements in Canada. Shareholders in the United States should be aware that such requirements are different than those of the United States.

Financial statements and information of West Fraser included or incorporated by reference herein have been prepared in accordance with IFRS, and are subject to auditing and auditor independence standards applicable in Canada. Financial statements and information of Norbord included or incorporated by reference herein have been prepared in accordance with IFRS, and are subject to auditing and auditor independence standards applicable in Canada and the United States.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that each of Norbord and West Fraser is incorporated or organized outside the United States, that some or all of their respective officers and directors and the experts named herein are residents of a foreign country, and that all or a substantial portion of the assets of Norbord and West Fraser and said persons are located outside the United States. As a result, it may be difficult or impossible for U.S. securityholders to effect service of process within the United States upon Norbord’s or West Fraser’s respective officers or directors or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, U.S. securityholders should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

Forward-Looking Statements

This Circular, and the documents incorporated by reference herein, contain certain forward-looking information within the meaning of Securities Laws. All statements, other than statements of historical fact, are forward-looking statements or information. When used in this Circular, the words “anticipate”, “believe”, “continue”, “estimate”, “expect”, “objective”, “ongoing”, “will”, “project”, “should”, “intend”, “potential”, “pro forma”, “target”, “plan”, “forecast”, “budget”, “may”, “schedule” and other similar expressions are intended to identify forward-looking statements or information. These forward-looking statements or information relate to, among other things:

•	the timing and implementation of the Arrangement;

•	expectations regarding whether the Arrangement will be completed, including whether the conditions to Closing will be satisfied;

•	the integration of Norbord with West Fraser following the Arrangement;

•	the anticipated benefits of the Arrangement, including the enhanced geographic diversity of West Fraser following the Arrangement;

•	the expectation that the Arrangement will lead to greater efficiencies and operating synergies;

•	West Fraser’s business outlook following the Arrangement;

•	plans and expectations for West Fraser’s and Norbord’s properties and operations following the Arrangement;

•	forecasted business and financial results;

•	the receipt of required shareholder approvals in respect of the Arrangement;

•	the receipt of required Regulatory Approvals;

•	the satisfaction of closing conditions for the Arrangement;

•	the financial position of West Fraser following the Arrangement;

•	future opportunities for growth;

•	the date of the Meeting and the Norbord Meeting;

•	the parties thereto abiding by the terms of the Voting Agreements entered into in connection with the Arrangement;

•	the ability of West Fraser to pay out dividends following Closing;

•	the governance and management structure of West Fraser following Closing;

•	estimated Closing costs;

•

the receipt of the approval of the TSX to list the West Fraser Shares issued as Consideration pursuant to the Arrangement on the TSX and of the NYSE to list the West Fraser Shares (including the West Fraser Shares issued as Consideration pursuant to the Arrangement) on the NYSE; and

•	anticipated Taxes.

These statements or information reflect West Fraser’s current views with respect to future events are necessarily based upon a number of assumptions and estimates that, while considered reasonable, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors, both known and unknown, could cause actual results, performance or achievements to be materially different from the results, performance or achievements that are or may be expressed or implied by such forward-looking statements or information contained in this Circular, and West Fraser has made assumptions and estimates based on or related to many of these factors. The factors and assumptions related to the Arrangement include, but are not limited to:

•	the approval of the Arrangement by the Court;

•	the approval of the Share Issuance Resolution by Shareholders;

•	the Norbord Shareholder Approval being obtained;

•	the receipt of all required Regulatory Approvals, stock exchange approvals and third party approvals to complete the Arrangement;

•	the completion of the Arrangement;

•	currency exchange rates remaining as estimated;

•	prices for energy inputs, labour, materials, supplies and services (including transportation);

•	no labour-related disruptions at any of West Fraser’s facilities; and

•	the ability to comply with environmental, health and safety laws.

Other factors include, without limitation, fluctuations in currency markets (such as the Canadian dollar versus the U.S. dollar, the British Pound sterling or the Euro); changes in national and local government, legislation, taxation, controls or regulations including, among others, changes to import and export regulations and laws relating to the repatriation of capital and foreign currency controls; political or economic developments in Canada, the United States, the United Kingdom, Belgium or other countries where West Fraser and Norbord may carry on business in the future; the impact on relationships with regulatory bodies, employees, suppliers, customers and competitors; operational risks; environmental risks, including risks associated with climate change; risks relating to the credit worthiness or financial condition of parties with whom West Fraser and Norbord do business; inadequate insurance, or inability to obtain insurance, to cover these risks and hazards; employee relations; global financial conditions; West Fraser’s and Norbord’s ability to complete the Arrangement and successfully integrate the Combined Company and to mitigate other business combination risks; fluctuations in prices for energy inputs, labour, materials, supplies and services (including transportation); the ability to obtain all necessary permits, licenses and regulatory approvals in a timely manner; changes in laws, regulations and government practices in the jurisdictions where West Fraser and Norbord operate, including environmental, export and import laws and regulations; and those other risk factors identified in the West Fraser AIF, the Norbord AIF, and the MD&As of West Fraser for the three and nine month periods ended September 30, 2020 and for the year ended December 31, 2019, and the MD&As of Norbord for the three and nine month periods ended October 3, 2020 and for the year ended December 31, 2019, each of which are incorporated in the Circular by reference, and are filed, as applicable, with the Canadian Securities Authorities and the SEC. Investors are cautioned against attributing undue certainty or reliance on forward-looking statements. Although West Fraser has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated, described or intended. West Fraser does not intend, and does not assume any obligation, to update this forward-looking information to reflect changes in assumptions or changes in circumstances or any other events affecting such statements or information, other than as required by applicable Law.

Non-IFRS Financial Measures

Throughout this Circular and in the documents incorporated by reference that relate to West Fraser, reference is made to Adjusted EBITDA, adjusted earnings, adjusted basic earnings per share, available liquidity, and total and net debt to total capital ratio (collectively, the “West Fraser Non-IFRS measures”). West Fraser believes that, in addition to earnings, these West Fraser Non-IFRS measures are useful performance indicators for investors with regard to operating and financial performance. Adjusted EBITDA is also used to evaluate the operating and financial performance of West Fraser’s operating segments, generate future operating plans, and make strategic decisions.

In addition, certain documents incorporated by reference into this Circular that relate to Norbord refer to EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, adjusted earnings (loss), adjusted earnings (loss) per share, cash provided by (used for) operating activities per share, operating working capital, total working capital, capital employed, return on capital employed, return on equity, net debt, net debt for financial covenant purposes, tangible net worth, net debt to capitalization, book basis, and net debt to capitalization, market basis (together with the West Fraser Non-IFRS measures, the “Non-IFRS measures”).

In addition, reference is made in this Circular to Adjusted EBITDA on a pro forma basis after giving effect to the Arrangement. This figure is calculated by taking the pro forma earnings of West Fraser and Norbord and adding export duties, equity-based compensation, amortization, restructuring and impairment charges, finance expenses, tax and other items. See the unaudited pro forma combined consolidated financial statements of West Fraser attached as Appendix G to this Circular.

These Non-IFRS measures are not generally accepted financial measures under IFRS and do not have standardized meanings prescribed by IFRS. Investors are cautioned that none of these Non-IFRS measures should be considered as an alternative to earnings, earnings per share, or cash flow, as determined in accordance with IFRS. As there is no standardized method of calculating any of these Non-IFRS measures, the method of calculating each of them may differ from the methods used by other entities and, accordingly, the use of any of these Non-IFRS measures may not be directly comparable to similarly titled measures used by other entities. Accordingly, these Non-IFRS measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. The reconciliation of these Non-IFRS measures used and presented by West Fraser or Norbord, as applicable, to the most directly comparable IFRS measures is provided in certain documents incorporated by reference herein in which these Non-IFRS measures are referenced.

Currency and Currency Exchange Rate Information

Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Circular are references to Canadian dollars. References to “CDN$” are to Canadian dollars and references to “US$” are to U.S. dollars.

The following table sets forth, for each period indicated, the exchange rate of the Canadian dollar to the U.S. dollar at the end of such period and the average, high and low exchange rates for such period (such rates, which are expressed in U.S. dollars, are based on the daily exchange rate for U.S. dollars reported by the Bank of Canada).

(U.S. dollars per one Canadian dollar)	Nine months ended September 30, 2020 (US$)	Year ended December 31, 2019 (US$)
Low for the period	0.6898	0.7353
High for the period	0.7710	0.7699
Rate at the end of the period	0.7497	0.7699
Average rate for the period	0.7391	0.7537

On December 15, 2020, the date of this Circular, the Bank of Canada daily exchange rate for the purchase of one Canadian dollar using U.S. dollars was US$0.7860.

Glossary of Terms

Capitalized terms used in this Circular and not otherwise defined herein have the meanings set out in the Glossary attached to this Circular as Appendix H.

INFORMATION CONCERNING THE MEETING AND ENTITLEMENT TO VOTE

The Meeting gives Shareholders the opportunity to vote on items of West Fraser business, including the Share Issuance Resolution and the Stock Option Plan Amendment Resolution, and to receive an update on West Fraser and the proposed Arrangement.

Purpose of the Meeting

The purpose of the Meeting is for Shareholders to consider and, if thought advisable, to approve the Share Issuance Resolution, which will approve the issuance of the West Fraser Shares pursuant to the Arrangement, and the Stock Option Plan Amendment Resolution. See “Business to be Considered at the Meeting”. The full text of the Share Issuance Resolution and the Stock Option Plan Amendment Resolution are attached to this Circular as Appendices A and B, respectively.

Date, Time and Place

West Fraser has applied for, and received, an Order from the Supreme Court of British Columbia authorizing the holding of the Meeting by virtual means in the manner described in this Circular.

The Meeting will be held virtually via live audio webcast at https://web.lumiagm.com/485161310 password “westfraser2021” (case sensitive) on Tuesday, January 19, 2021 at 11:00 a.m. (Pacific time), unless the Meeting is adjourned or postponed in accordance with the terms of the Arrangement Agreement. Shareholders will have an equal opportunity to participate at the Meeting online regardless of their geographic location. At the Meeting, Registered Shareholders and duly appointed proxyholders will have the opportunity to ask questions in real time and vote on the matters of business. Non-registered Shareholders who have not duly appointed themselves as proxyholders may still attend the Meeting as guests, but will not be able to vote or ask questions.

Guests can log in to the Meeting as set out below. Guests can listen to the Meeting but are not able to vote or ask questions. If you attend the Meeting online, it is important that you are connected to the Internet at all times during the Meeting. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedures. If you accidentally disconnect from the Meeting simply log back in. To access the Meeting as a guest, log in online as set out below, click “I am a guest” and complete the online form.

Record Date

The West Fraser Board has fixed December 11, 2020 as the record date for determining the Shareholders who are entitled to receive notice of and vote at the Meeting. Shareholders of record at the close of business on the record date are entitled to notice of the Meeting and to vote thereat or at any adjournment or postponement thereof. To the extent a Shareholder transfers the ownership of any of its West Fraser Shares after the record date and the transferee of those West Fraser Shares establishes that it owns those West Fraser Shares and requests, at least 10 days before the Meeting, to be included in the list of Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote such West Fraser Shares at the Meeting.

Quorum

A quorum for the transaction of business at the Meeting is two individuals present at the commencement of the Meeting holding or representing by proxy the holder or holders of West Fraser Shares carrying not less than one-tenth of the votes eligible to be cast at the Meeting. If a Shareholder submits a properly executed form of proxy or voting instruction form or votes by telephone or the Internet, they will be considered a part of the quorum.

West Fraser Shares held through a nominee with respect to which such Non-registered Shareholder fails to give voting instructions to the nominee, and West Fraser Shares with respect to which such Non-registered Shareholder otherwise fails to vote, will not be considered present for the purpose of determining the presence of a quorum.

If a quorum is not present or if there are not sufficient votes for the purpose of approval of the Share Issuance Resolution and the Stock Option Plan Amendment Resolution, West Fraser expects that the Meeting will be adjourned or postponed to solicit additional proxies. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent reconvening of the Meeting.

Voting Shares and Principal Holders

As at December 15, 2020, there were a total of 66,397,144 West Fraser Shares and 2,281,478 West Fraser Class B Shares issued and outstanding. Each issued and outstanding West Fraser Share and West Fraser Class B Share on the record date is entitled to one vote on each of the resolutions to be considered and voted on at the Meeting.

To the knowledge of management and the West Fraser Board, the following persons or companies beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of the issued and outstanding West Fraser Shares or West Fraser Class B Shares:

Name of Beneficial Holder	Title of Class	Amount Beneficially Owned or Controlled	% of Class	% of Total Votes
Ketcham Investments, Inc.(1)	Common Class B Common	5,662,718 1,743,228	8.5 76.4	8.2 2.5

				10.7

Tysa Investments, Inc.(2)	Class B Common	333,066	14.6	0.5
Great Pacific Capital Corp.(3)	Common	8,914,900	13.4	13.0

Notes:

(1)	Ketcham Investments, Inc. is controlled by the family of Henry H. (Hank) Ketcham, Chairman of the West Fraser Board.
(2)	Tysa Investments, Inc. is controlled by William P. Ketcham, one of West Fraser’s former directors.
(3)

Based on public filings on SEDI and SEDAR as at December 15, 2020. Includes West Fraser Shares owned or controlled by Great Pacific Capital Corp. and its affiliate Great Pacific Financial Services Ltd. West Fraser is not aware of any changes in holdings since December 15, 2020. Great Pacific Capital Corp. and its affiliate Great Pacific Financial Services Ltd. are controlled by James A. Pattison.

GENERAL PROXY INFORMATION

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by the management of West Fraser for use at the Meeting at the time and place and for the purposes set forth in the accompanying Notice of Meeting. The West Fraser Board has approved the contents and distribution of this Circular.

The solicitation of proxies will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of West Fraser. West Fraser will bear all costs of this solicitation. West Fraser has arranged for intermediaries to forward the Meeting proxy materials to Non-registered Shareholders by those intermediaries and West Fraser may reimburse the intermediaries for their reasonable fees and disbursements in that regard.

Appointment of Proxyholders

The individuals named in the accompanying form of proxy are directors or officers of West Fraser. If you are a Shareholder entitled to vote at the Meeting, you have the right to appoint a person or company other than either of the persons designated in the form of proxy, who need not be a Shareholder, to attend and act for you and on your behalf at the Meeting. You may do so either by inserting the name of that other person in the blank space provided in the form of proxy or by completing and delivering another suitable form of proxy. If your West Fraser Shares are held in physical (i.e. paper) form and actually registered in your name, then you are a Registered Shareholder. However, if like most Shareholders you keep your West Fraser Shares in a brokerage account, then you are a Non-registered Shareholder. The manner for voting is different for Registered Shareholders and Non-registered Shareholders, so you need to carefully read the instructions below.

Voting by Proxyholders

If you submit your votes by completing the form of proxy, the persons named as proxyholder in the form of proxy will vote the West Fraser Shares represented thereby in accordance with your instructions on any ballot that may be called for. If you specify a choice with respect to any matter to be acted upon, your West Fraser Shares will be voted accordingly.

Revocability of Proxies

In addition to revocation in any other manner permitted by Law, a Registered Shareholder who has completed a form of proxy may revoke it by:

(a)

executing a new form of proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the Registered Shareholder or the Registered Shareholder’s authorized attorney in writing or, if the Registered Shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and by delivering the proxy bearing a later date to AST Trust by fax within North America at 1.866.781.3111 or outside North America at 1.416.368.2502, by mail to P.O. Box 721, Agincourt, Ontario, M1S 0A1, or by hand delivery to 1 Toronto Street, Suite 1200, Toronto, Ontario M5C 2V6, at any time up to and including the last Business Day that precedes the day of the Meeting or, if the Meeting is adjourned, the last Business Day that precedes any reconvening thereof, or to the Chair of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by applicable Law; or

(b)	by attending the Meeting by virtual means and voting the Registered Shareholder’s West Fraser Shares at the Meeting.

A revocation of a form of proxy will not affect the matter on which a vote is taken before the revocation.

Non-registered Shareholders who wish to change their vote must, within sufficient time in advance of the Meeting, arrange for their respective intermediaries to change their vote.

Exercise of Discretion by Proxyholders

The form of proxy confers discretionary authority on the persons named therein with respect to:

(a)	each matter or group of matters identified therein for which a choice is not specified,

(b)	any amendment to or variation of any matter identified therein, and

(c)	any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the form of proxy you submitted, the management appointee acting as a proxyholder will vote in favour of the Share Issuance Resolution and the Stock Option Plan Amendment Resolution.

Registered Shareholders

Registered Shareholders may wish to vote by proxy whether or not they are able to virtually attend the Meeting. Registered Shareholders who choose to appoint a proxy to vote on their behalf must complete the accompanying form of proxy and return it to the Proxy Department of AST Trust by mail at P.O. Box 721, Agincourt, Ontario, M1S 0A1 or by hand at 1 Toronto Street, Suite 1200, Toronto, Ontario M5C 2V6, so that it arrives no later than 11:00 a.m. (Pacific time) on January 15, 2021 or, if the Meeting is adjourned or postponed, no later than 48 hours (excluding Saturdays, Sundays and holidays) before the adjourned or reconvened Meeting.

Alternatively, Registered Shareholders may call toll-free within North America 1.888.489.5760; or fax their duly completed form of proxy to AST Trust toll-free within North America at 1.866.781.3111 or outside North America at 1.416.368.2502; or go online at www.astvotemyproxy.com; or email their duly completed form of proxy to proxyvote@astfinancial.com to submit their vote by form of proxy.

Non-registered Shareholders

The following information is of significant importance to Shareholders who do not hold West Fraser Shares in their own name. Many Shareholders are considered Non-registered Shareholders because the West Fraser Shares they own are not registered in their own name, but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the West Fraser Shares. More particularly, a person is a Non-registered Shareholder in respect of West Fraser Shares which are held on behalf of that person but which are registered either: (a) in the name of an intermediary that the Non-registered Shareholder deals with in respect of the West Fraser Shares (intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans (RRSPs), Registered Retirement Income Funds (RRIFs), Registered Education Savings Plans (RESPs) and similar plans); or (b) in the name of a clearing agency (such as CDS) of which the intermediary is a participant. Non-registered Shareholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by Registered Shareholders (those whose names appear on the records of West Fraser as the registered holders of West Fraser Shares) or as set out in the following disclosure.

If West Fraser Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those West Fraser Shares will not be registered in the Shareholder’s name on the records of West Fraser. Such West Fraser Shares will more likely be registered in the name of the Shareholder’s broker or an intermediary. The vast majority of such West Fraser Shares are registered, in Canada, under the name of CDS & Co. (the registration name of CDS, which acts as nominee for many Canadian brokerage firms), and, in the United States, under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depository for many U.S. brokerage firms and custodian banks). In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, West Fraser distributes copies of the Notice of Meeting, this Circular and the form of proxy (collectively, the “Meeting Materials”) to the appropriate depository and intermediaries for onward distribution to Non-registered Shareholders. West Fraser does not send Meeting Materials directly to Non-registered Shareholders. Intermediaries are required to forward the Meeting Materials to all Non-registered Shareholders for whom they hold West Fraser Shares unless such Non-registered Shareholders have waived the right to receive them. West Fraser has elected to pay for the delivery of Meeting Materials to objecting Non-registered Shareholders. Intermediaries often use service companies to forward the Meeting Materials to Non-registered Shareholders.

Intermediaries are required to seek voting instructions from Non-registered Shareholders in advance of meetings of shareholders. Every intermediary has its own mailing procedures and provides its own return instructions to clients.

Non-registered Shareholders should follow the instructions of their intermediary carefully to ensure that their West Fraser Shares are voted at the Meeting.

The form of proxy or voting instruction form supplied to you by your broker will be similar to the form of proxy provided to Registered Shareholders by West Fraser. However, its purpose is limited to instructing the intermediary on how to vote on your behalf. Most brokers now delegate responsibility for obtaining instructions from clients to Broadridge in Canada and in the United States.

Broadridge typically mails a scannable voting instruction form instead of the form of proxy. Non-registered Shareholders are asked to complete the voting instruction form and return it to Broadridge by mail or facsimile (as indicated on the voting instruction form provided by Broadridge).

The voting instruction form will name the same management designees as are named in the form of proxy to represent each Non-registered Shareholder at the Meeting. If you are a Non-registered Shareholder, you have the right to appoint a person (who need not be a Shareholder), different from those persons designated in the voting instruction form, to represent you at the Meeting. To exercise this right, insert the name of the desired representative in the blank space provided in the voting instruction form. The completed voting instruction form must then be returned to Broadridge in accordance with the instructions set out in the voting instruction form and this Circular. Once it has received all voting instruction forms, Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of West Fraser Shares to be represented at the Meeting. If you receive a voting instruction form from Broadridge, it must be completed and returned to Broadridge, in accordance with Broadridge’s instructions, well in advance of the Meeting in order to: (a) have your West Fraser Shares voted as per your instructions, or (b) to have any alternate representative chosen by you duly appointed to attend and vote your West Fraser Shares at the Meeting.

The Notice of Meeting, form of proxy or voting instruction form, and this Circular are sent to both Registered Shareholders and Non-registered Shareholders.

BUSINESS TO BE CONSIDERED AT THE MEETING

Share Issuance Resolution

At the Meeting, Shareholders will be asked to consider and vote on the Share Issuance Resolution. The full text of the Share Issuance Resolution is attached as Appendix A.

West Fraser Shares Issuable Pursuant to the Arrangement

Based on the outstanding Norbord Shares as of December 15, 2020, West Fraser expects to issue an estimated 54,480,178 West Fraser Shares in exchange for 100% of the issued and outstanding Norbord Shares in connection with the Arrangement. On Closing, assuming that the number of Norbord Shares and West Fraser Shares outstanding does not change from the date of the information provided herein, it is expected that there will be 120,877,322 West Fraser Shares issued and outstanding on a non-diluted basis (excluding 2,281,478 West Fraser Class B Shares). Following Closing, existing Shareholders and Norbord Shareholders will own approximately 56% and 44% of West Fraser, respectively, based on the number of West Fraser Shares and Norbord Shares issued and outstanding as of December 15, 2020. In addition, approximately 893,703 West Fraser Shares will be issuable upon the exercise of Replacement Options. The exact number of West Fraser Shares that will ultimately be issued will be dependent upon the number of issued and outstanding Norbord Shares on the Effective Date, which may change due to the exercise of Norbord Options and adjustments to the Exchange Ratio in accordance with the Arrangement Agreement.

The Replacement Options will be issued under two new replacement stock option plans to be adopted by West Fraser in connection with Closing, which will only be used to grant these Replacement Options and will not require separate Shareholder approval under the policies of the TSX as the aggregate number of West Fraser Shares issuable thereunder is less than 2% of the number of West Fraser Shares issued and outstanding prior to giving effect to the Arrangement.

Pursuant to the Arrangement Agreement, in the event West Fraser or Norbord declares an Excess Dividend prior to the Effective Date in excess of the threshold amounts set out in the Arrangement Agreement, the Exchange Ratio will be adjusted and, as a result, the number of West Fraser Shares issued in connection with the Arrangement will increase (in the case of a West Fraser Excess Dividend) or decrease (in the case of a Norbord Excess Dividend).

As a result of the issuance of West Fraser Shares in connection with the Arrangement, Shareholders’ ownership and voting interests in West Fraser will be diluted, relative to their current proportional ownership and voting interests.

The issuance of the maximum number of West Fraser Shares to Norbord Shareholders as Consideration under the Arrangement will not result in a change of control of West Fraser.

Shareholder Approval

Pursuant to Section 611(c) of the TSX Company Manual, a listed company is generally required to obtain shareholder approval in connection with an acquisition transaction where the number of securities issued or issuable in payment of the purchase price for the acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, prior to the date of closing of the transaction.

As the Arrangement will result in West Fraser issuing in excess of 25% of the outstanding West Fraser Shares, West Fraser Shareholder Approval is required. It is a condition of Closing that the Share Issuance Resolution be approved by a simple majority (50% plus one vote) of votes cast by Shareholders, present in person (by virtual means) or by proxy at the Meeting.

West Fraser has made an application to the TSX to list the West Fraser Shares issuable under the Share Issuance Resolution. Such listing is subject to West Fraser fulfilling all of the listing requirements of the TSX, including obtaining West Fraser Shareholder Approval.

In the event West Fraser agrees to increase the Consideration, for example if Norbord receives a Superior Proposal, the TSX will generally not require further approvals from Shareholders for the issuance of up to approximately 13,843,470 additional West Fraser Shares, such number being 25% of the estimated number of West Fraser Shares being approved for issuance by Shareholders at the Meeting.

West Fraser Board Recommendation

AFTER CAREFUL CONSIDERATION OF THE ARRANGEMENT, THE WEST FRASER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE RESOLUTION.

Stock Option Plan Amendment Resolution

At the Meeting, Shareholders will be asked to consider and vote on the Stock Option Plan Amendment Resolution to approve an increase to the maximum number of West Fraser Shares that may be issued on the exercise of West Fraser Options under the West Fraser Stock Option Plan by 1,000,000 West Fraser Shares.

Pursuant to the policies of the TSX, the Stock Option Plan Amendment Resolution must be approved by a simple majority (50% plus one vote) of votes cast by Shareholders, present in person (by virtual means) or by proxy at the Meeting, to be effective.

The full text of the Stock Option Plan Amendment Resolution is attached as Appendix B.

West Fraser has made an application to the TSX to list the additional West Fraser Shares issuable under the Stock Option Plan Amendment Resolution. Such listing is subject to West Fraser fulfilling all of the listing requirements of the TSX, including obtaining approval of the Stock Option Plan Amendment Resolution.

West Fraser Shares Issuable under the West Fraser Stock Option Plan

The West Fraser Stock Option Plan has been in place and West Fraser Options issued under it since 1994. Taking into account West Fraser Options that have terminated or been cancelled, West Fraser Option exercises that have resulted in the issuance of West Fraser Shares and West Fraser Options surrendered under the Cash Value Alternative provided for under the West Fraser Stock Option Plan (as described below), West Fraser Options with respect to a total of 7,113,434 West Fraser Shares, representing 10% of the total number of issued and outstanding West Fraser Shares and West Fraser Class B Shares, have been granted to participants under the West Fraser Stock Option Plan since 1994.

As of December 15, 2020, there are 1,319,594 West Fraser Shares reserved for issuance on the exercise of outstanding West Fraser Options, representing 1.92% of the total number of issued and outstanding West Fraser Shares and West Fraser Class B Shares. An additional 182,506 West Fraser Shares remain available for the future grant of West Fraser Options under the West Fraser Stock Option Plan, representing 0.27% of the total number of issued and outstanding West Fraser Shares and West Fraser Class B Shares.

If the Stock Option Plan Amendment Resolution is approved, there will be 1,182,506 West Fraser Shares available for the future grant of West Fraser Options under the West Fraser Stock Option Plan, representing 1.72% of the total number of issued and outstanding West Fraser Shares and West Fraser Class B Shares, prior to giving effect to the issuance of any West Fraser Shares pursuant to the Arrangement. Assuming the issuance of 54,480,178 West Fraser Shares pursuant to the Arrangement, there will be 1,182,506 West Fraser Shares available for the future grant of West Fraser Options under the West Fraser Stock Option Plan, representing 0.96% of the total number of issued and outstanding West Fraser Shares and West Fraser Class B Shares immediately following the Effective Date.

The approval of the Stock Option Plan Amendment Resolution is not contingent on the approval of the Share Issuance Resolution.

Reasons for the Increase

West Fraser is seeking Shareholder approval to increase the number of West Fraser Shares that may be issued on the exercise of West Fraser Options under the West Fraser Stock Option Plan by 1,000,000 West Fraser Shares so that it may continue to grant West Fraser Options to current employees of West Fraser, and, following Closing, to grant West Fraser Options to current employees of Norbord who will become West Fraser employees.

Summary of the Stock Option Plan

Officers and employees of West Fraser are eligible to participate in the West Fraser Stock Option Plan. Under the West Fraser Stock Option Plan, the exercise price of a West Fraser Option per West Fraser Share will not be less than the closing price of the West Fraser Shares on the TSX on the last trading day before the West Fraser Option is granted. The length of the term of West Fraser Options will be fixed by the West Fraser Board or the Human Resources and Compensation committee at not more than ten years and, unless otherwise determined by the West Fraser Board or the Human Resources and Compensation committee, West Fraser Options vest at the rate of 20% per year over the first five years of the term.

Under the West Fraser Stock Option Plan, West Fraser Options may not be exercised after a holder ceases to be an eligible participant except that (a) a West Fraser Option held on the death of a West Fraser Option holder may be exercised by the personal representative of the holder during the period ending on the earlier of its expiry date and two years after the date of death, (b) a West Fraser Option held on the retirement or total disability of a West Fraser Option holder may be exercised during the period ending on the earlier of its expiry date and five years after the date of retirement or disability, and (c) a vested West Fraser Option held in any other case, may be exercised no later than the earlier of its expiry date and 30 days after the date the holder ceases to be an eligible participant. West Fraser Options are not assignable, other than those that may be exercised by the personal representative of a deceased holder. We do not provide any financial assistance to holders of West Fraser Options in connection with the exercise of West Fraser Options.

The number of West Fraser Shares subject to a West Fraser Option, the exercise price per West Fraser Share and the total number of West Fraser Shares that may be made subject to West Fraser Options under the West Fraser Stock Option Plan will be adjusted proportionately in the event of any subdivision or consolidation of West Fraser Shares or any dividend payable in West Fraser Shares and will be adjusted as determined by the West Fraser Board in the event of certain other reorganizations or other events affecting the West Fraser Shares. Under the West Fraser Stock Option Plan, West Fraser Options granted which have not vested do not automatically vest on a change of control.

West Fraser recognizes that West Fraser Options granted to executives and key employees represent potential dilution of current shareholdings. In 2003, West Fraser amended the West Fraser Stock Option Plan to add the Cash Value Alternative which permits a holder of a West Fraser Option to surrender a West Fraser Option in exchange for the amount, per West Fraser Share, by which the market value of a West Fraser Share exceeds the exercise price of the West Fraser Option. Management of West Fraser believes that the Cash Value Alternative significantly reduces the dilutive effect of West Fraser Options granted under the West Fraser Stock Option Plan while still providing West Fraser with a valuable employee incentive tool. Since implementation of the Cash Value Alternative, only 161,535 West Fraser Shares have been issued on the exercise of outstanding West Fraser Options, resulting in less than 0.2% dilution to Shareholders. Management also believes that, given the small number of West Fraser Shares that have been issued in connection with West Fraser Option exercises since the implementation of the Cash Value Alternative, the adoption by the West Fraser Board of a policy to manage the West Fraser Stock Option Plan with a goal of limiting the potential dilution of outstanding and remaining authorized West Fraser Options to 5% of the number of outstanding West Fraser Shares and the adoption of the West Fraser PSU Plan and the grant of West Fraser RS Units and West Fraser PS Units as part of long-term compensation for its executives, there will not be any material dilution of shareholdings arising as a result of the exercise of West Fraser Options granted under the West Fraser Stock Option Plan. Management believes that the West Fraser Stock Option Plan, with its Cash Value Alternative, operates in a manner similar to the types of long-term incentive plans currently recommended by major institutional shareholder groups for public companies in North America.

The West Fraser Stock Option Plan restricts the West Fraser Option holdings of insiders. It provides that: (a) annual grants of West Fraser Options to insiders may not be for a number of West Fraser Shares that exceeds 1% of the total number of outstanding voting securities of West Fraser; (b) no single insider may hold, at any time, West Fraser Options to acquire a number of West Fraser Shares that, together with all other West Fraser Shares issuable to the insider under any other equity compensation arrangements then in place (“Other Arrangements”), would exceed 5% of the outstanding voting securities of West Fraser; (c) the total number of West Fraser Options held, at any time, by insiders cannot allow them to acquire a number of West Fraser Shares that, together with all other West Fraser Shares issuable to insiders under any Other Arrangements, would exceed 10% of the outstanding voting securities; and (d) the number of West Fraser Shares that may be acquired by all insiders during any 12 month period by exercising West Fraser Options, together with all other West Fraser Shares issuable to insiders under any Other Arrangements, may not exceed 10% of the outstanding voting securities.

The West Fraser Board has the power, without Shareholder approval, to amend, suspend, terminate or discontinue the West Fraser Stock Option Plan provided that doing so will not adversely alter or impair any West Fraser Option without the written consent of the holder. This power includes the right to make appropriate adjustments to outstanding West Fraser Options in the event of certain corporate transactions, to add provisions requiring forfeiture of West Fraser Options in certain circumstances, to specify practices with respect to applicable tax withholdings, and to enhance clarity or correct ambiguous provisions in the West Fraser Stock Option Plan. Notwithstanding this power, the West Fraser Stock Option Plan provides that the West Fraser Board may not, without Shareholder approval, amend the West Fraser Stock Option Plan or a West Fraser Option to: (i) increase the number of West Fraser Shares that may be issued; (ii) reduce the subscription price of an outstanding West Fraser Option; (iii) extend the term of any West Fraser Option beyond its expiry date or allow for an expiry date to be greater than ten years; (iv) allow non-permitted assignments or exercises of West Fraser Options; (v) expand the persons entitled to participate in the Stock Option Plan; (vi) or provide for other types of equity-based compensation; or (vii) amend the amending provisions of the West Fraser Stock Option Plan.

The following table summarizes the burn rate during the last three fiscal years for the West Fraser Stock Option Plan and West Fraser Options granted thereunder. Burn rate is defined as the total number of West Fraser Options granted during the applicable fiscal year divided by the weighted average number of West Fraser Shares and West Fraser Class B Shares outstanding for the applicable fiscal years.

Year	West Fraser Options Granted in Year	Weighted average number of securities outstanding	Annual Burn Rate
2019	151,530	68,882,315	0.2%
2018	112,715	74,451,215	0.2%
2017	192,255	78,096,613	0.2%

THE WEST FRASER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE STOCK OPTION PLAN AMENDMENT RESOLUTION.

Other Business

As of the date of this Circular, management of West Fraser is not aware of any other items of business to be considered at the Meeting. If other matters are properly brought up at the Meeting, Shareholders can vote as they see fit and the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in such proxies.

THE ARRANGEMENT

General

This section provides material information about West Fraser’s proposed acquisition of Norbord pursuant to the Arrangement. The Arrangement is governed by both the Arrangement Agreement and the Plan of Arrangement. Both the West Fraser Board and the Norbord Board have unanimously approved the Arrangement Agreement.

The Arrangement Agreement and the Plan of Arrangement provide that West Fraser will acquire all of the outstanding Norbord Shares subject to, among other things:

•	approval of the Share Issuance Resolution by the Shareholders;

•	approval of the Arrangement Resolution by Norbord Shareholders;

•	approval of the Arrangement by the Court;

•	approval of the NYSE to list the West Fraser Shares;

•	the receipt of required Regulatory Approvals; and

•	satisfaction of certain closing conditions customary to transactions of this nature.

Pursuant to the Plan of Arrangement, each outstanding Norbord Share, other than certain shares that are the subject of a Holdco Alternative transaction, will be directly transferred by the holders thereof to West Fraser in exchange for the Consideration. With respect to the Norbord Shares that are the subject of a Holdco Alternative transaction, these Norbord Shares will be acquired indirectly by West Fraser through the acquisition of the shares of each Qualifying Holdco that holds Norbord Shares.

West Fraser has applied to list the West Fraser Shares on the NYSE, and listing of the West Fraser Shares on the NYSE is a condition to Closing. In accordance with the U.S. Exchange Act, the West Fraser Shares will be deemed to be registered under Section 12g-3 of the U.S. Exchange Act as West Fraser will be a “successor issuer” to Norbord under the U.S. Exchange Act.

Following Closing, West Fraser intends to (i) delist the Norbord Shares from the TSX and the NYSE as soon as practicable following the Effective Date, (ii) apply for a decision for Norbord to cease to be a reporting issuer under the Securities Laws of each jurisdiction of Canada in which it is a reporting issuer, if permitted by applicable Laws, and (iii) terminate the registration of the Norbord Shares under Section 12 of the U.S. Exchange Act.

Under the CBCA, the Court must approve the Plan of Arrangement. If, among other things, West Fraser Shareholder Approval is obtained at the Meeting and Norbord Shareholder Approval is obtained at the Norbord Meeting, the Court will hold a hearing to determine whether to grant the Final Order. At this hearing, the Court will consider, among other things, the procedural and substantive fairness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. Further to the application of Norbord in connection with the Norbord Meeting, the Court has issued the Interim Order dated December 17, 2020 approving the holding of the Norbord Meeting on January 19,

2021 and the form of the Norbord Circular to be mailed to the Norbord Shareholders in connection with the Norbord Meeting.

In connection with the Arrangement, West Fraser has secured commitments to underwrite and make available US$1.3 billion (CDN$850 million and US$650 million) in committed credit facilities on Closing. The committed facilities will be underwritten and syndicated by the Toronto-Dominion Bank as sole underwriter, lead arranger and bookrunner.

Background to the Arrangement

West Fraser’s objective is to become the premier wood products company in North America resulting in long-term value creation for its shareholders. West Fraser has pursued this objective through its strategy of developing and maintaining a culture that is relentlessly focused on continuous improvement in safety, maximizing productivity across all operations and cost control. This strategy includes a focus on sustaining profitable low-cost operations and maintaining a prudent balance sheet. West Fraser pursues this business strategy with adherence to its core values, which include excellence in its performance and its people, being a leader in its industry, a responsible corporate citizen in the communities in which it operates and a low-cost producer, and pursuing profitability and growth for its Shareholders. West Fraser aims to create value by investing in its people and its business to increase productivity in relation to its peers, controlling its costs and growing its business to achieve superior returns for its Shareholders.

West Fraser believes that the critical components of this business strategy include having a sufficient scale of operations and a high-quality asset base to be a leading participant in the wood products industry and to have product and geographic diversity. West Fraser believes these components are necessary to generate strong cash flows throughout the business cycles.

Consistent with this business strategy, West Fraser has for many years considered diversification outside of its core lumber business into other wood products sectors, including OSB. West Fraser’s management has watched developments in the OSB industry closely over recent years, including Norbord’s 2015 merger with Ainsworth Lumber Co. Ltd.

In 2018, Norbord, with the assistance of its financial advisors, undertook a strategic sale process in which it was seeking an all-cash sale of the company. In connection with this process, West Fraser entered into a non-disclosure agreement with Norbord on May 24, 2018 and completed a formal review of a potential acquisition of Norbord. This process included extensive due diligence and evaluation of Norbord, including site visits. Norbord did not conduct reciprocal due diligence on West Fraser at that time as the contemplated transaction was an all-cash transaction. West Fraser submitted a preliminary acquisition proposal to Norbord on June 13, 2018, which was non-binding and subject to further due diligence. West Fraser ultimately decided not to pursue an acquisition of Norbord at that time based on a number of factors which included valuation expectations and the additional debt burden that would be associated with an all-cash acquisition of Norbord, and withdrew from the Norbord strategic process in July 2018.

Since 2018, West Fraser has continued to review a number of prospective growth opportunities in line with its business strategy, and has maintained an interest in potential opportunities in the OSB market as it has assessed these other potential transactions.

On May 7, 2020, Mr. Peter Gordon called Mr. Raymond Ferris, West Fraser’s current Chief Executive Officer, to congratulate Mr. Ferris on West Fraser’s first quarter 2020 financial results that had been released on April 28, 2020. During that call, Mr. Gordon touched on the Norbord 2018 strategic process and conveyed his view that West Fraser and Norbord could be a good fit and asked whether West Fraser was still of the same view. Mr. Ferris advised that West Fraser liked both Norbord and the Norbord management team and remained open to exploring opportunities in the OSB industry. Mr. Gordon responded that Norbord would be open to considering a proposal from West Fraser, and Mr. Ferris advised that he would consider this information. Mr. Ferris provided an update to the West Fraser Board as to these discussions with Mr. Gordon at the West Fraser Board meeting held on May 26, 2020.

In late May and early June 2020, Mr. Ferris and Mr. Gordon continued their high-level discussions. In these discussions, Mr. Ferris advised that West Fraser would be open to considering a share exchange transaction involving

Norbord, subject to agreement on relative valuation, due diligence and other key deal term considerations, and Mr. Gordon indicated that Norbord may also be interested in considering a share exchange transaction and that Brookfield may be supportive of a transaction at an acceptable exchange ratio.

On June 18, 2020, Mr. Ferris and Mr. Gordon had a further discussion regarding a range of business issues affecting West Fraser and Norbord. In that call, Mr. Ferris advised Mr. Gordon that West Fraser was proceeding with preliminary financial analysis concerning a potential share exchange transaction with Norbord based on publicly available information and expected to respond within a few weeks on West Fraser’s further views on a potential transaction. Mr. Ferris subsequently provided an update to the West Fraser Board at the meeting of the West Fraser Board held on June 23, 2020 on the recent discussions with Mr. Gordon and provided an overview of potential benefits of a potential transaction with Norbord and associated issues and risks.

On July 20, 2020, Mr. Ferris responded to Mr. Gordon via email proposing that West Fraser and Norbord advance the process of assessing a possible transaction through the execution of a non-disclosure agreement and the commencement of due diligence with a view to negotiating an exchange ratio within a proposed range. Mr. Gordon confirmed on July 22, 2020 his agreement to the proposal made by Mr. Ferris and proposed a further conference call to discuss the business rationale for the transaction and the process and timeline that would be involved in advancing discussions.

On July 29, 2020, members of West Fraser management, including Mr. Ferris, Mr. Chris Virostek (West Fraser’s Chief Financial Officer) and Mr. Tom Theodorakis (West Fraser’s corporate secretary and a partner with McMillan, West Fraser’s external legal counsel), had a conference call with Mr. Gordon and representatives of Brookfield. During the meeting, the Brookfield representatives confirmed that they would be supportive of Norbord pursuing a potential share exchange transaction with West Fraser, subject to the terms of such transaction being acceptable to Brookfield and the Norbord Board. It was then discussed that West Fraser would deliver a formal non-binding expression of interest to the Norbord Board outlining the terms on which West Fraser would be interested in proceeding with a transaction.

On July 31, 2020, Mr. Ferris and Mr. Virostek provided an update to the West Fraser Board at the West Fraser Board meeting held that day on the discussions with Mr. Gordon and the Brookfield representatives and outlined the rationale for a potential transaction, the potential delivery of a non-binding expression of interest by West Fraser to Norbord and the potential execution of a non-disclosure agreement between West Fraser and Norbord.

On August 6, 2020, West Fraser submitted a non-binding expression of interest to the Norbord Board that outlined the preliminary proposed terms on which West Fraser would be prepared to acquire Norbord in a share exchange transaction. That non-binding expression of interest included an indicative range for an exchange ratio, subject to due diligence and negotiation of transaction terms, including the definitive Exchange Ratio.

On August 18, 2020, West Fraser entered into a confidentiality agreement with Norbord as the original non-disclosure agreement signed between West Fraser and Norbord in connection with the 2018 Norbord strategic process had expired. Following the execution of this agreement, West Fraser initiated its due diligence process.

On August 25, 2020, members of West Fraser’s management team had an initial call with Norbord’s management team, including Peter Wijnbergen, the President and Chief Executive Officer of Norbord, and Robin Lampard, the Chief Financial Officer of Norbord. The process of advancing negotiations for a possible transaction was discussed, together with timelines, due diligence matters and next steps.

On August 31, 2020, Mr. Ferris met with Mr. Wijnbergren in Toronto to discuss the potential transaction. Mr. Ferris and Mr. Wijnbergen discussed a range of transaction issues, including engagement and retention of senior leadership, business issues and opportunities, business and management philosophies, potential organizational structures and the business rationale for the transaction. Mr. Wijnbergen advised Mr. Ferris during that meeting that the Norbord Board had scheduled a September 21, 2020 meeting to discuss the transaction.

On September 9, 2020, Mr. Ferris provided an update to the West Fraser Board at the West Fraser Board meeting held that day on the status of the proposed transaction with Norbord, the discussions to date with Mr. Wijnbergen and the management presentation to Norbord scheduled for the following day. He also reviewed the potential management organizational structure and key next steps for the potential transaction.

On September 10, 2020, members of West Fraser management met with members of Norbord’s management in Toronto to deliver a presentation on West Fraser’s business and operations and the merits of a transaction.

On September 16, 2020, Mr. Ferris had a call with Mr. Wijnbergen in which Mr. Ferris provided an update on West Fraser’s due diligence and financial analysis. Mr. Ferris also had a call with Mr. Gordon regarding the management presentations.

On September 21, 2020, the Norbord Board met to discuss the potential transaction. Following that meeting, management of Norbord, at the direction of the Norbord Board, requested that West Fraser provide additional information with respect to West Fraser’s business strategy and related organizational structure for the combined business in order that the members of the Norbord Board could further consider the potential transaction.

On September 24, 2020, Norbord’s management gave a presentation to West Fraser’s management regarding Norbord and the state of Norbord’s business and operations. Mr. Ferris also spoke with Mr. Gordon on a number of transaction issues. On September 25, 2020, Norbord opened its data room for review by West Fraser and its advisors.

On September 29, 2020, Mr. Ferris and Mr. Virostek delivered West Fraser’s presentation outlining the strategic rationale for the transaction and the benefits to shareholders of the combined company to Mr. Wijnbergen and Ms. Lampard via telephone conference. Mr. Wijnbergen and Ms. Lampard subsequently presented the West Fraser presentation to the Norbord Board on October 6, 2020. The Norbord Board instructed Mr. Wijnbergen and Ms. Lampard to proceed to the next phase of considering a potential transaction by completing its due diligence on West Fraser and to begin negotiation of an Arrangement Agreement and other ancillary transaction documents. Mr. Wijnbergen and Ms. Lampard subsequently contacted Mr. Ferris and Mr. Virostek to confirm that the Norbord Board authorized them to proceed with negotiations.

On October 7, 2020, members of McMillan met with members of Torys by telephone conference in order to discuss the process for the preparation and negotiation of definitive agreements for the potential transaction.

On October 8, 2020, West Fraser entered into an engagement letter with TD Securities engaging TD Securities as its financial advisor in connection with the transaction, with effect as of August 17, 2020.

On the morning of October 13, 2020, the West Fraser Board met to discuss the potential transaction. At the meeting, the West Fraser Board received a legal presentation from representatives of McMillan who summarized the duties of directors in evaluating the transaction, the proposed transaction terms and regulatory issues. Management presented an overview of the due diligence that had been completed to that date. The West Fraser Board also received a presentation from TD Securities that included TD Securities’ preliminary financial analysis of the transaction.

On October 14, 2020, McMillan submitted initial drafts of the Arrangement Agreement and Brookfield Voting and Support Agreement on behalf of West Fraser to Torys for consideration by Norbord and Brookfield, respectively.

During the period from October 14, 2020 to November 17, 2020, West Fraser’s management continued its due diligence investigations of Norbord with input from West Fraser’s financial and legal advisors and Norbord’s management continued its due diligence of West Fraser. As part of this due diligence process, Norbord completed management site visits of certain of West Fraser’s key operations. For West Fraser, these due diligence reviews included detailed technical, financial, tax and legal reviews. This due diligence supplemented West Fraser’s original 2018 due diligence and the site visits undertaken by West Fraser in 2018 of certain of Norbord’s key operations. In addition, West Fraser and Norbord, together with their respective advisors, consulted extensively with respect to the development of financial models of the companies and the combined business going forward.

Concurrent with ongoing due diligence investigations during the period from October 14, 2020 to November 17, 2020, further updated drafts of the Arrangement Agreement and the Brookfield Voting and Support Agreement were exchanged between Torys and McMillan. In addition, representatives of Torys and McMillan had a number of conference calls during which outstanding transaction issues identified by West Fraser and Norbord were discussed, including reciprocal deal protection provisions, the amount of the termination fee, interim covenants, required regulatory approvals, treatment of incentive securities, Norbord representation on the West Fraser Board, the Holdco Alternative, adjustments to the Exchange Ratio in respect of pre-Closing dividends and a limited cash component to the transaction consideration, subject to proration. Brookfield and West Fraser also negotiated the conditions on which Brookfield was prepared to enter into the Brookfield Voting and Support Agreement and the terms of Brookfield’s support for the transaction required by West Fraser. McMillan forwarded a draft of the Brookfield Voting and Support Agreement to Torys on November 13, 2020 for delivery to Brookfield that reflected West Fraser’s position that inclusion of any cash consideration component would be conditional upon Brookfield’s agreement to elect the maximum available cash consideration. The terms of the Norbord Voting Agreements and the West Fraser Voting Agreements were also negotiated. During this period, West Fraser indicated its intention to settle the material terms of the key transaction agreements before proceeding with the final negotiations on the definitive exchange ratio, potential cash consideration component and West Fraser Board representation.

On October 24, 2020, Mr. Ferris and Mr. Wijnbergen met in Vancouver and discussed various issues relating to the transaction, including the potential structure of the transaction and potential transaction timelines.

On October 26, 2020, West Fraser issued its quarterly earnings press release and filed its interim unaudited financial statements and MD&A for the third quarter of 2020.

On October 30, 2020, the West Fraser Board engaged Scotiabank under a fixed fee engagement letter in connection with the delivery of a fairness opinion by Scotiabank in relation to the Transaction.

On November 2, 2020, members of West Fraser management, including Mr. Ferris and Mr. Virostek, held a telephone conference with members of Norbord management, including Mr. Wijnbergen and Ms. Lampard and Mr. Gordon, as Chair of the Norbord Board, and continued their discussions on a number of transaction issues, including representation of Norbord’s current directors on the West Fraser Board, a potential limited cash component to the transaction consideration and the impact of pre-Closing dividends on the exchange ratio. Mr. Ferris had a follow up call on transaction issues with Mr. Gordon on November 4, 2020 which focused on Norbord representation on the West Fraser Board, strategy for the combined business and the basis on which the exchange ratio would be negotiated.

On November 5, 2020, Norbord issued its quarterly earnings press release and filed its interim unaudited financial statements and MD&A for the third quarter of 2020.

On the afternoon of Tuesday, November 17, 2020, the West Fraser Board met again to consider the proposed transaction. The West Fraser Board received an overview of the terms and conditions of the proposed definitive agreements, including the Arrangement Agreement and the Brookfield Voting and Support Agreement, from McMillan. The West Fraser Board also received a presentation from management that included an overview of the results of the due diligence investigations completed by management and external legal counsel, a summary of key transaction synergies and risks, an analysis of the impact of the transaction on West Fraser’s liquidity and the credit facilities available to West Fraser on closing. Management presented to the West Fraser Board an overview of the recent negotiations with Norbord and the outstanding issues that remained to be negotiated for a definitive agreement to be concluded. Each of TD Securities and Scotiabank then presented to the West Fraser Board their respective financial analysis of the transaction and delivered to the West Fraser Board their preliminary views with respect to the proposed range of exchange ratios for the transaction and other matters considered relevant to the transaction. After considering these reports and presentations, the West Fraser Board carefully reviewed, considered and deliberated on aspects of the proposed transaction, including the terms and conditions of the Arrangement Agreement and the Voting Agreements and then unanimously: (i) approved the acquisition of Norbord on the terms of the Arrangement Agreement within a range of exchange ratios approved by the West Fraser Board and with a potential cash component up to a limited amount approved by the West Fraser Board conditional upon Brookfield’s agreement to elect the maximum available cash consideration, (ii) approved the appointment of two independent directors of Norbord to the West Fraser Board on closing of the transaction, subject to completion of West Fraser’s corporate governance and nomination processes, (iii) determined that entering into the Arrangement Agreement and completing the transactions contemplated in the Arrangement Agreement are in the best interests of West Fraser; (iv) approved the execution and delivery of the Arrangement Agreement and the Voting Agreements upon agreement on the transaction consideration within the range approved by the West Fraser Board; and (v) recommended that Shareholders vote “FOR” the Share

Issuance Resolution. The determination of the West Fraser Board is based on various factors described more fully under the headings “The Arrangement – Reasons for the Recommendation” and “The Arrangement – West Fraser Board Determinations”. During the process of reviewing the proposed transaction, there were no materially contrary views expressed or abstention by any members of the West Fraser Board.

Following the West Fraser Board meeting on November 17, 2020, Mr. Ferris had a discussion with Mr. Gordon regarding outstanding issues which concluded with Mr. Ferris advising that West Fraser would send to Norbord a list of the outstanding issues and West Fraser’s position on these issues. Late in the evening of Tuesday, November 17, 2020, McMillan forwarded a term sheet to Torys setting out the outstanding key deal issues to be resolved in order to conclude a definitive Arrangement Agreement and West Fraser’s position on these outstanding deal issues. That term sheet confirmed West Fraser’s position that inclusion of any cash component to the transaction consideration would be contingent upon Brookfield electing to take the maximum amount of cash consideration available to it, subject to proration.

During the course of Wednesday, November 18, 2020, negotiations continued between Messrs. Ferris and Virostek and Messrs. Gordon and Wijnbergen and Ms. Lampard as to the final definitive terms of the proposed transaction. During these discussions, it was agreed that the transaction consideration would consist exclusively of a share-for-share exchange without any cash consideration component. Concurrent with these negotiations, discussions continued amongst McMillan, Torys and Brookfield’s Vice-President, Investments as to finalization of the definitive Arrangement Agreement and the Voting Agreements.

Late in the afternoon of Wednesday, November 18, 2020, Messrs. Ferris and Virostek and Messrs. Gordon and Wijnbergen and Ms. Lampard agreed to a definitive Exchange Ratio of 0.675 of a West Fraser Share for each issued and outstanding Norbord Share, which was within the range approved by the West Fraser Board.

During the evening of Wednesday, November 18, 2020, Mr. Ferris provided an update on the agreed terms of the definitive Arrangement Agreement, including the agreed Exchange Ratio for a share for share exchange transaction without any cash consideration component, to the West Fraser Board and to representatives of TD Securities and Scotiabank. Each of TD Securities and Scotiabank then provided their respective fairness opinions, which were confirmed subsequently by delivery of written fairness opinions dated November 18, 2020, to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications described in such opinions, the Consideration to be paid by West Fraser to the Norbord Shareholders is fair, from a financial point of view, to West Fraser.

During the evening of Wednesday, November 18, 2020 and into the morning of Thursday, November 19, 2020, the definitive Arrangement Agreement and the Voting Agreements were finalized. The Arrangement Agreement was then executed by West Fraser and Norbord, the Brookfield Voting and Support Agreement was executed by West Fraser, Norbord and Brookfield, and the West Fraser Voting Agreements and Norbord Voting Agreements were executed. The Arrangement Agreement was announced by West Fraser by way of a joint press release with Norbord at approximately 8:30 a.m. (Eastern time) on Thursday, November 19, 2020 prior to the opening of North American stock markets for trading. West Fraser and Norbord held a joint conference call on Thursday, November 19, 2020 at 10:00 a.m. (Eastern time) to discuss the transaction.

Recommendation of the West Fraser Board

AFTER CAREFUL CONSIDERATION OF THE ARRANGEMENT, INCLUDING THE FACTORS SET FORTH BELOW, THE WEST FRASER BOARD UNANIMOUSLY RECOMMENDS THAT WEST FRASER SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE RESOLUTION.

Reasons for the Recommendation

In evaluating the Arrangement and unanimously reaching its conclusion and making its recommendation in support of the Arrangement, the West Fraser Board considered a number of factors including, among others:

•

Creation of a Leading Integrated Low-Cost Wood Products Producer. The acquisition will result in West Fraser becoming a leading integrated low-cost wood products producer with significant scope and scale and with a diversified product range across geographies, end markets and products. The acquisition will combine two well-invested platforms, both of which have an industry leading cost position in their respective industry verticals.

•

Complementary Products. Following Closing, West Fraser will benefit from the complementary range of products sold by Norbord and West Fraser. West Fraser is a leading North American diversified wood products company and Norbord is the world’s largest OSB producer. With a complementary range of products, increased scale and greater geographic and end-market diversification, West Fraser will be a global wood products leader, with established and growing positions in both North America and Europe. At Closing, West Fraser is expected to be a leading global producer of both lumber and OSB.

•

Acquisition Consistent with West Fraser’s Existing Business Strategy. The acquisition of Norbord is consistent with West Fraser’s business strategy of owning quality manufacturing facilities with a diversity of products, end market and geographies operating on a low-cost, high-margin platform. West Fraser will offer a wide range of lumber and OSB panel products, as well as other engineered wood products, for the home and building construction markets and will be well placed to be a provider of multiple wood products directly to end customers, thereby increasing the efficiency in the supply chain.

•

Synergies to Extend Track Record of Cost Leadership. Both West Fraser and Norbord are leaders on costs and margins in their respective industry segments and the Transaction is expected to improve performance through the realization of meaningful synergies. Management of Norbord and West Fraser expect the combination to result in synergies of up to US$61 million (CDN$80 million) annually within two years of Closing. These synergies are expected to come from supply chain simplification, shared purchasing programs, transportation optimization, leveraging technologies and more efficient capital allocation. The acquisition is consistent with West Fraser’s overall business strategy of focusing on low-cost operations with potential for growth and improvement of profits for Shareholders. In addition, the acquisition of Norbord will add to critical mass in the southern United States to support ongoing growth and margin enhancement of both the West Fraser and Norbord platforms.

•

Strong Organizational Capabilities. The acquisition will add Norbord’s management team to West Fraser’s management team, thereby creating a company with a critical mass of management talent and organization capabilities across a range of products, end markets and geographies. The combination will provide for continuation of leadership to support continuity for customers and smooth integration. The integration will provide scale in key operation regions to support recruitment, retention and development initiatives to attract and maintain management talent.

•

Strong Growth Potential. The combination of West Fraser and Norbord will provide West Fraser with greater financial capacity and increased cash flow generation which will provide West Fraser with the opportunity to accelerate its growth and expand into geographies and markets where it is difficult to do so on a standalone basis. This increased financial capacity offers the opportunity to West Fraser to lower its cost of capital and to take on larger capital projects to grow its business. Potential growth opportunities include both organic growth, through expansion to the product range, end markets and geographical scope of West Fraser, and the potential to grow through future mergers and acquisitions activity. Identified prospective organic opportunities include (i) expansion in lumber in other regions of North America, (ii) new product development and expansion of engineered wood product and panels product offerings, and (iii) manufacture of components for off-site construction and mass timber for tall wood structures. The increased size of West Fraser will reduce the incremental business risk of executing on these opportunities.

•

Strong Financial Position. West Fraser is expected to become a leader in North American forest products with strong financial metrics and industry peer leading scale. For the nine months ended September 30, 2020, West Fraser would have had: (i) pro forma revenues of approximately US$4.7 billion (CDN$6.4 billion); (ii) pro forma Adjusted EBITDA of approximately US$1.163 billion (CDN$1.6 billion); and (iii) pro forma earnings of approximately US$521 million (CDN$705 million). See the unaudited pro forma combined consolidated financial statements of West Fraser attached as Appendix G to this Circular. In addition, West Fraser has secured a commitment to underwrite and make available at Closing US$1.3 billion (CDN$850 million and US$650 million) in committed credit facilities. West Fraser believes that it will have the financial capacity to maintain and make investments in the combined business. In addition, with increased scale and diversity across products and end uses, geographies and markets, West Fraser is expected to have a stronger financial ability to weather volatility and deliver returns through the cycle.

•

Improved Capital Markets Profile. The acquisition of Norbord combined with the listing of West Fraser on the NYSE presents West Fraser with the opportunity to become a leader in North American forest products, with a pro forma market capitalization in the range of CDN$9 billion. This will create the opportunity for West Fraser to be a leading investment vehicle for investors seeking wood products exposure in North American capital markets, and provide West Fraser with the potential of improved access to public debt and equity markets. In addition, listing of the West Fraser Shares on the NYSE will create the opportunities of a broader base of investors, enhanced investor exposure and increased trading liquidity.

•

Commitment to Safety and ESG Leadership. The Arrangement enables West Fraser and Norbord to further their respective commitments to safety and sustainability as well as environmental, social and governance (ESG) responsibility. Safety is the overarching priority of both companies, each of which views safety as a hallmark of operational excellence and will continue to strive for improvements in safety performance by leveraging best practices from both companies, including Norbord’s “Stronger Together” initiative. With a more diverse production platform, West Fraser will increase productive fibre utilization of harvested logs and expand manufacturing opportunities for a wider range of carbon-storing products. Norbord and West Fraser will bring together a dedication to sustainable products, with West Fraser’s fibre supply chain being 100% certified for responsible sourcing and reforestation of 100% of harvest sites, as well as a commitment to diversity. As part of the Arrangement, the number of directors on the West Fraser Board who are women will increase from two to four, making up 1/3 of the West Fraser Board.

A number of these anticipated benefits and factors are based on various assumptions and are subject to various risks. See the sections of the Circular entitled “Information Contained in this Circular –Forward-Looking Statements” and “Risk Factors Relating to the Arrangement and West Fraser”.

West Fraser Board Determinations

In reaching its conclusion and making its recommendation, the West Fraser Board relied on its knowledge of West Fraser, Norbord and the forest products industry, on the information provided by West Fraser’s management and on the advice of its legal and financial advisors. The West Fraser Board considered numerous other factors in assessing the Arrangement including, among others, the following:

•

Opinions. The respective financial analyses and opinions of each of TD Securities and Scotiabank, as of November 18, 2020, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinions as to the fairness, from a financial point of view, to West Fraser of the Consideration to be paid by West Fraser pursuant to the Arrangement.

•

Due Diligence. Management of West Fraser and its technical, legal and financial advisors conducted extensive due diligence on Norbord, initially in 2018, and then from June 18, 2020 to September 25, 2020 (with respect to publicly available information) and from September 25, 2020 to November 17, 2020 (with respect to non-public information contained in Norbord’s virtual data room). In addition, management of West Fraser conducted site visits to several of Norbord’s key manufacturing facilities.

•	Likelihood of Completion. The Arrangement is not subject to unreasonable or extraordinary conditions to completion. West Fraser expects to obtain all necessary Regulatory Approvals in due course.

•

Brookfield Voting and Support Agreement. Brookfield, which, on November 18, 2020, held in the aggregate approximately 43% of the outstanding Norbord Shares, was prepared to enter into the Brookfield Voting and Support Agreement under which Brookfield would agree to: (i) vote “FOR” the Arrangement; and (ii) to attend the West Fraser 2021 AGM and to (x) vote for, or abstain from voting on, West Fraser’s nominees to the West Fraser Board, (y) vote for, or abstain from voting on, the auditor selected by the West Fraser Board, and (z) not vote against any of the West Fraser Board’s recommendations for certain ordinary course matters at the West Fraser 2021 AGM.

•

Voting Agreements. The directors of Norbord and the Norbord Executives, who, on November 18, 2020, held in the aggregate approximately 0.3% of the outstanding Norbord Shares, entered into the Norbord Voting Agreements with West Fraser under which they would agree to vote “FOR” the Arrangement.

•

Ability to Accept an Alternative Transaction. Under the Arrangement Agreement, the West Fraser Board remains able to respond, in accordance with its fiduciary duties, to certain unsolicited proposals that are more favourable to Shareholders than the Arrangement. The West Fraser Board received advice from its financial and legal advisors that the deal protection terms including the payment of a termination fee of CDN$110 million by West Fraser to Norbord and circumstances for payment of such payment, are within the ranges typical in the market for similar transactions.

•

West Fraser Shareholder Approval. The Share Issuance Resolution must be approved by a majority of the votes cast (50% plus one vote) by Shareholders present in person (by virtual means) or represented by proxy at the Meeting. The West Fraser Board believes that this required approval protects the rights of Shareholders.

The West Fraser Board also considered potential adverse factors associated with the Arrangement including, among others, the following:

•

Dilution. As a result of the issuance of West Fraser Shares under the Arrangement, existing Shareholders will experience a degree of dilution in their ownership of West Fraser. Dilution to existing Shareholders will be reduced to the extent such Shareholders are also Norbord Shareholders. Following Closing, assuming 54,480,178 West Fraser Shares are issued to Norbord Shareholders as Consideration under the Arrangement, existing Shareholders and Norbord Shareholders will own approximately 56% and 44% of West Fraser, respectively. The above assumes that neither Norbord nor West Fraser declare any “Excess Dividend” prior to Closing which would have the effect of adjusting the Exchange Ratio.

•

Integration Challenges. The challenges inherent in the combination of two enterprises of the size and scope of West Fraser and Norbord and the possible resulting diversion of management attention for an extended period of time, as well as the risk that anticipated benefits, long-term as well as short-term, of the Arrangement for Shareholders might not be realized.

•	Opportunity Costs. The investment of management time in the Arrangement may delay or prevent management from exploiting other business opportunities that may arise prior to Closing.

•	Risk of Non-Completion. The risks and costs to West Fraser if the Arrangement is not completed, including the adverse effects on its ability to execute another transaction.

•	Expenses and Payments on Termination. The obligation to pay a West Fraser Termination Payment if the Arrangement Agreement is terminated under certain circumstances.

•	Risks in Norbord’s Business. The risks involved in the business of Norbord including Norbord’s exposure to fluctuations in prices of OSB panels.

•	Outstanding Debt of West Fraser and Norbord. The risks involved in paying the outstanding debt obligations of West Fraser and Norbord when these debt obligations become due and payable.

The foregoing summary of the information and factors considered by the West Fraser Board in reaching its conclusions and recommendations is not, and is not intended to be, exhaustive. In view of the wide variety of factors and the amount of information considered in connection with its evaluation of the Arrangement, the West Fraser Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusions and recommendations. In addition, individual directors may have assigned different weight to different factors.

Fairness Opinions

TD Securities Fairness Opinion

Pursuant to an engagement agreement dated October 8, 2020 and effective August 17, 2020, TD Securities agreed to act as financial advisor to the West Fraser Board in connection with the Arrangement and to provide the West Fraser Board with an opinion as to the fairness to West Fraser, from a financial point of view, of the Consideration to be paid by West Fraser pursuant to the Arrangement. On Wednesday, November 18, 2020, TD Securities provided the West Fraser Board with an opinion to the effect that, based upon and subject to the assumptions, limitations and qualifications to be detailed in their written opinion letter, and as of November 18, 2020, the Consideration to be paid by West Fraser pursuant to the Arrangement is fair, from a financial point of view, to West Fraser. TD Securities subsequently confirmed their oral opinion in writing to the West Fraser Board.

The full text of the TD Securities Fairness Opinion provided to West Fraser in connection with the Arrangement, which sets forth, among other things, the assumptions made, information reviewed and matters considered, and limitations and qualifications on the review undertaken in connection with the opinion, is attached to this Circular as Appendix C. The TD Securities Fairness Opinion is not intended to be and does not constitute a recommendation to any Shareholder as to how to vote or act at the Meeting. The TD Securities Fairness Opinion was only one of a number of factors taken into consideration by the West Fraser Board in considering the Arrangement and should not be viewed as determinative of the views of the West Fraser Board with respect to the Arrangement or the Consideration to be paid pursuant to the Arrangement. This summary of the TD Securities Fairness Opinion is qualified in its entirety by reference to the full text of the TD Securities Fairness Opinion and Shareholders are urged to read the TD Securities Fairness Opinion in its entirety.

TD Securities has acted as West Fraser’s exclusive financial advisor in connection with the Arrangement and will receive a fee for its services, including a fee for the delivery of the TD Securities Fairness Opinion and fees that are contingent upon the completion of the Arrangement or another change of control involving West Fraser and Norbord. West Fraser has also agreed to indemnify TD Securities against certain liabilities.

Scotiabank Fairness Opinion

Scotiabank was formally engaged by West Fraser pursuant to an engagement agreement effective October 30, 2020 pursuant to which, among other things, Scotiabank agreed to provide the West Fraser Board with an independent opinion as to the fairness to West Fraser, from a financial point of view, of the Consideration to be paid by West Fraser pursuant to the Arrangement Agreement. On Wednesday, November 18, 2020, Scotiabank provided the West Fraser Board with an oral opinion that, based upon and subject to the various assumptions, limitations and qualifications contained therein, the Consideration to be paid by West Fraser to Norbord Shareholders pursuant to the Arrangement Agreement was fair, from a financial point of view, to West Fraser. Scotiabank subsequently confirmed their oral opinion in writing to the West Fraser Board.

The full text of the Scotiabank Fairness Opinion provided to West Fraser in connection with the Arrangement, as set out in Appendix D to this Circular, sets forth, among other things, the assumptions made, information reviewed and matters considered, and limitations and qualifications on the review undertaken in connection with the opinion. The Scotiabank Fairness Opinion is not intended to be and does not constitute a recommendation to any Shareholder as to how to vote or act at the Meeting. The Scotiabank Fairness Opinion was only one of a number of factors taken into consideration by the West Fraser Board in considering the Arrangement and should not be viewed as determinative of the views of the West Fraser Board with respect to the Arrangement or the Consideration to be paid pursuant to the Arrangement. This summary of the Scotiabank Fairness Opinion is qualified in its entirety by reference to the full text of the Scotiabank Fairness Opinion and Shareholders are urged to read the Scotiabank Fairness Opinion carefully and in its entirety.

The Scotiabank Fairness Opinion was rendered on the basis of securities markets, economic, monetary, general business, financial and other conditions and circumstances prevailing as at the date of the opinion and the conditions, prospects, financial and otherwise, of West Fraser and Norbord, as applicable, as they are reflected in the information and documents reviewed by Scotiabank and as they were presented to Scotiabank. Subsequent developments may affect the Scotiabank Fairness Opinion. Scotiabank has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Scotiabank Fairness Opinion which may come or be brought to the attention of Scotiabank after the date of the Scotiabank Fairness Opinion.

Scotiabank has acted as an independent fairness opinion provider to the West Fraser Board, and in exchange, West Fraser has agreed to pay Scotiabank a fixed fee for rendering the Scotiabank Fairness Opinion, regardless of the conclusions reached therein and regardless of whether the Arrangement is consummated. Scotiabank will not be paid an additional fee that is contingent upon the completion of the Arrangement or any alternative transaction. The West Fraser Board took this fee structure into account when considering the Scotiabank Fairness Opinion. In addition, West Fraser agreed to reimburse Scotiabank for its reasonable out-of-pocket expenses in connection with the provision of its services and to indemnify Scotiabank in certain circumstances in respect of certain liabilities that might arise out of its engagement pursuant to the engagement agreement.

Description of the Arrangement

The following description of the Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement which is available on West Fraser’s profile on SEDAR at www.sedar.com.

If approved, the Arrangement will become effective at the Effective Time on a date to be determined not later than the Outside Date, or such later date as may be agreed to in writing by Norbord and West Fraser. At the Effective Time, the following will occur and will be deemed to occur consecutively in the following order at five-minute intervals following the completion of the previous event without any further authorization, act or formality:

(a)

with respect to Norbord Options and Norbord RSUs held by the Norbord Continuing Executives and all outstanding Norbord DSUs, whether held by Norbord Continuing Executives, Norbord Departing Executives or Norbord directors, such Incentive Securities will continue in full force and effect without amendment except as provided below and notwithstanding anything to the contrary in the Norbord Stock Option Plan, Legacy Ainsworth Option Plan, Norbord RSU Plan or Norbord DSU Plans or any applicable grant letter, employment agreement or any resolution or determination of the Norbord Board (or any committee thereof):

•

each Norbord Option outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be exchanged for a Replacement Option to acquire, on the same terms and conditions as were applicable under such Norbord Option immediately prior to the Effective Time, such number of West Fraser Shares equal to (1) that number of Norbord Shares that were issuable upon exercise of such Norbord Option immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded down to the nearest whole number of West Fraser Shares, at an exercise price per West Fraser Share equal to the quotient determined by dividing (X) the exercise price per Norbord Share at which such Norbord Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent; provided that the exercise price of such Replacement Option shall be, and shall be deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the In the Money Amount of such Replacement Option does not exceed the In the Money Amount (if any) of such Norbord Option before the exchange;

•

each Norbord RSU outstanding immediately prior to the Effective Time will remain outstanding on its existing terms (other than those terms and conditions rendered inoperative by reason of the Transaction) provided that the terms of such Norbord RSUs shall be deemed to be amended, in accordance with the adjustment provisions of the Norbord RSU Plan, so as to substitute for the Norbord Shares subject to such Norbord RSUs such number of West Fraser Shares equal to (1) the number of Norbord Shares subject to the Norbord RSUs immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio; and

•

with respect to the Norbord DSUs, after taking into account any prior crediting of salary and director fees earned in the form of Norbord DSUs, each Norbord DSU outstanding immediately prior to the Effective Time will remain outstanding on its existing terms provided that the terms of such Norbord DSUs shall be deemed to be amended, in accordance with the adjustment provisions of the Norbord DSU Plans, so as to substitute for the Norbord Shares subject to such Norbord DSUs such number of West Fraser Shares equal to (1) the number of Norbord Shares subject to the Norbord DSUs immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio;

(b)

with respect to Incentive Securities, other than Norbord DSUs, held by each of the Norbord Departing Executives, such Incentive Securities will be terminated in the manner provided below and notwithstanding anything to the contrary in the Norbord Stock Option Plan, Legacy Ainsworth Option Plan or Norbord RSU Plan or any applicable grant letter, employment agreement or any resolution or determination of the Norbord Board (or any committee thereof):

•

each Norbord Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, notwithstanding the terms of the Norbord Stock Option Plan or the Legacy Ainsworth Option Plan, be surrendered by the holder thereof to Norbord in exchange for a cash payment by Norbord equal to the number of Norbord Shares issuable upon exercise of such Norbord Option, multiplied by (1) the Payout Value, less (2) the applicable exercise price of such Norbord Option, and, for greater certainty, where such amount is zero or a negative Norbord shall be obligated to pay the holder of such Norbord Option a cash payment equal to CDN$0.01 in respect of each such Norbord Option, and thereafter each such Norbord Option shall immediately be cancelled and terminated; and

•

each Norbord RSU, whether vested or unvested, outstanding immediately prior to the Effective Time shall be cancelled in exchange for a cash payment equal to the Payout Value, and thereafter each such Norbord RSU shall immediately be cancelled and terminated, in each case, subject to the applicable Tax withholdings and other source deduction provisions of the Plan of Arrangement;

(c)

the exchanges and cancellations outlined herein will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date;

(d)

each Dissenting Shareholder shall transfer to Norbord all of the Dissenting Norbord Shares held, without any further act or formality on its part, and, in consideration therefor, Norbord shall be deemed to have issued to the Dissenting Shareholder a debt-claim to be paid the aggregate fair value of those Dissenting Norbord Shares as determined pursuant to Section 4.1 of the Plan of Arrangement, and, in respect of the Dissenting Norbord Shares so deemed to be transferred: (i) the Dissenting Shareholder shall cease to be a holder of such Dissenting Norbord Shares; (ii) the name of the Dissenting Shareholder shall be removed from the register of Norbord Shareholders as of the Effective Time; (iii) the Dissenting Shareholder shall have been deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Dissenting Norbord Shares to Norbord; and (iv) the Dissenting Norbord Shares shall be cancelled by Norbord and the central securities register of Norbord shall be revised accordingly;

(e)

each Qualifying Holdco Share of a particular Qualifying Holdco that is outstanding and held by a Qualifying Holdco Shareholder shall be transferred and deemed to be transferred by the Qualifying Holdco Shareholder to West Fraser (free and clear of any Liens) in accordance with the applicable Holdco Agreement in exchange for the Holdco Share Consideration for the particular Qualifying Holdco;

(f)

each Norbord Share (other than (i) any Dissenting Norbord Share and (ii) any Norbord Share held by a Qualifying Holdco, the Qualifying Holdco Shares of which are acquired by West Fraser pursuant to paragraph (e) above (which shall not be exchanged under the Arrangement and shall remain outstanding as a Norbord Share held by such Qualifying Holdco)) shall be transferred and assigned to West Fraser (free and clear of any Liens) in exchange for the Consideration; and

(g)

with respect to each Norbord Share or Qualifying Holdco Share deemed to have been transferred and assigned in accordance with paragraph (e) and (f) above: (i) the registered holder thereof shall cease to be the registered holder of such Norbord Share or Qualifying Holdco Share (as applicable) and the name of such registered holder shall be removed from the register of Norbord Shareholders or Qualifying Holdco Shareholders (as applicable) as of the Effective Time of the applicable transfer and assignment provided for in paragraph (e) and (f) above; (ii) the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Norbord Share or Qualifying Holdco Share; and (iii) West Fraser will be the holder of all of the outstanding Norbord Shares and Qualifying Holdco Shares and the central securities register of Norbord and any Qualifying Holdco shall be revised accordingly.

Based on the number of West Fraser Shares and Norbord Shares issued and outstanding on December 15, 2020, West Fraser estimates that 55,373,881 West Fraser Shares will be issued or reserved for issuance in connection with the Arrangement, representing 80.6% of the aggregate number of West Fraser Shares and West Fraser Class B Shares issued and outstanding as of that date. This is comprised of (i) an estimated 54,480,178 West Fraser Shares to be issued to Norbord Shareholders pursuant to the Arrangement, and (ii) an estimated 893,703 West Fraser Shares issuable upon the exercise of Replacement Options to be issued to holders of Norbord Options in exchange for their Norbord Options pursuant to the Arrangement. The exact number of West Fraser Shares that will ultimately be issued will be dependent upon the number of issued and outstanding Norbord Shares on the Effective Date, which may change due to the exercise of Norbord Options, rounding in respect of fractional share entitlements and adjustments to the Exchange Ratio in accordance with the Arrangement Agreement.

The Replacement Options will be issued under two new replacement stock option plans to be adopted by West Fraser in connection with Closing, which will only be used to grant these Replacement Options and will not require separate Shareholder approval under the policies of the TSX as the aggregate number of West Fraser Shares issuable thereunder is less than 2% of the number of West Fraser Shares issued and outstanding prior to giving effect to the Arrangement.

Following Closing, former Norbord Shareholders will own approximately 44% of the outstanding voting shares of West Fraser and existing Shareholders will own approximately 56% of the outstanding voting shares of West Fraser. Following Closing, Brookfield, Norbord’s principal shareholder, will beneficially own or exercise control or direction over approximately 19% of the outstanding voting shares of West Fraser, and the Ketcham Affiliates, who are significant shareholders of West Fraser, will beneficially own or exercise control or direction over approximately 11% of the outstanding voting shares of West Fraser.

Procedure for the Arrangement to Become Effective

The Arrangement is proposed to be carried out pursuant to Section 192 of the CBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

•	the Norbord Shareholder Approval must be obtained;

•	the West Fraser Shareholder Approval must be obtained;

•	the Court must grant the Final Order approving the Arrangement;

•	all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived by the appropriate party; and

•	the Final Order and Articles of Arrangement in the form prescribed by the CBCA must be filed with the Director.

Norbord Shareholder Approval

To be effective, the Arrangement Resolution must be approved, with or without variation, by the affirmative vote of at least 66 2⁄3% of the votes cast on the Arrangement Resolution by Norbord Shareholders present in person (or by virtual means) or represented by proxy at the Norbord Meeting.

West Fraser Shareholder Approval

Pursuant to Section 611(c) of the TSX Company Manual, the Arrangement must be approved by at least a majority of the votes cast (50% plus one vote) by Shareholders, either present in person (by virtual means) or by proxy, at the Meeting, as the number of West Fraser Shares to be issued in the Arrangement exceeds 25% of the total number of outstanding West Fraser Shares.

Brookfield Voting and Support Agreement

The following description of certain provisions of the Brookfield Voting and Support Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Brookfield Voting and Support Agreement, which is attached as Schedule E to the Arrangement Agreement that is available on West Fraser’s profile on SEDAR at www.sedar.com.

Under the Brookfield Voting and Support Agreement, Brookfield has agreed, subject to the terms and conditions of the Brookfield Voting and Support Agreement, among other things:

•

to vote or cause to be voted the Norbord Subject Securities (as defined in the Brookfield Voting and Support Agreement) in favour of the Transaction, including by voting in favour of the Arrangement Resolution and any other matter necessary for the completion of the Arrangement (including in favour of all matters recommended by the management of Norbord to the extent not otherwise inconsistent with the terms of the Brookfield Voting and Support Agreement) and by voting in favour of an alternative transaction, if applicable;

•

to vote or cause to be voted any Norbord Shares that it owns, or has the power to control or direct, against, or not tender or cause to be tendered such Norbord Shares to, (i) any corporate transaction involving Norbord or the Norbord Shares other than the Arrangement and any transaction related thereto; (ii) the issuance of any securities of Norbord other than in connection with the Arrangement and any transaction related thereto; (iii) any matter that could reasonably be expected to delay, prevent or frustrate the successful completion of the Arrangement (including against any Acquisition Proposal in respect of Norbord) at any meeting of Norbord Shareholders, called for the purpose of considering the same, or (iv) any action or agreement that would result in a breach of any representation, warranty, or covenant or other obligation of Norbord in the Arrangement Agreement;

•

not to, except to the extent permitted by the Brookfield Voting and Support Agreement, directly or indirectly, solicit, assist, initiate, encourage or knowingly facilitate any inquiries, proposals or offers regarding any Acquisition Proposal in respect of Norbord;

•

not to directly or indirectly option, sell, transfer, pledge, encumber, hedge, swap, grant a security interest in, hypothecate or enter into any monetization transaction with respect to any of the Norbord Subject Securities, as applicable, or any right or interest therein, to any Person or group, except (i) with the prior written consent of Norbord and West Fraser, (ii) as expressly permitted under the Brookfield Voting and Support Agreement, or (iii) to a Brookfield affiliate, provided Brookfield shall cause such affiliate to comply with the Brookfield Voting and Support Agreement;

•	not to take any action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Arrangement;

•

not to exercise any Dissent Rights in respect of its Norbord Shares that may arise with respect to the Arrangement, contest the approval of the Arrangement by any Governmental Entity or exercise any other rights or remedies available at common law or pursuant to applicable corporate or securities laws or other registrations or, except to the extent permitted by the Brookfield Voting and Support Agreement, take any action that is reasonably likely to in any manner impede, delay, postpone, hinder, prevent or challenge the Transaction; and

•

to attend the West Fraser 2021 AGM and to (i) vote for, or abstain from voting on, West Fraser’s nominees to the West Fraser Board, (ii) vote for, or abstain from voting on, the auditor selected by the West Fraser Board, (iii) not vote against any of the West Fraser Board’s recommendations for certain ordinary course matters at the West Fraser 2021 AGM, and (iv) to not vote in favour of (x) the election to the West Fraser Board of any nominee proposed for election that is not a nominee proposed by the West Fraser Board or (y) the removal of any director on the West Fraser Board.

The Brookfield Voting and Support Agreement will terminate and be of no further force or effect upon the earliest of: (a) the mutual agreement in writing of Norbord, West Fraser and Brookfield; (b) in the event the Arrangement is completed in accordance with the Arrangement Agreement, the termination or expiration of Brookfield’s post-Arrangement covenants set out in the Brookfield Voting and Support Agreement; (c) the termination of the Arrangement Agreement in accordance with its terms, provided that if Norbord and West Fraser provide written notice to Brookfield of their intention to complete an alternative transaction prior to or concurrent with the termination of the Arrangement Agreement, the Brookfield Voting and Support Agreement will terminate automatically on the Outside Date if the alternative transaction is not completed by the Outside Date; (d) written notice by Brookfield if (i) Norbord makes a Norbord Change in Recommendation in accordance with the Arrangement Agreement in respect of a Material Adverse Effect with respect to West Fraser, or (ii) the Arrangement Agreement is amended to reduce or adversely change the Consideration or is amended in any other respect that is materially adverse to Brookfield; and (e) in the event that the Arrangement is not completed in accordance with the Arrangement Agreement by the Outside Date, as such date may be extended in accordance with the Arrangement Agreement, written notice by Norbord, West Fraser or Brookfield.

As of the date of the Arrangement Agreement, Brookfield held or exercised control or direction over approximately 43% of the issued and outstanding Norbord Shares. The Brookfield Voting and Support Agreement was amended and restated on December 14, 2020 to give effect to revisions to comply with certain policies of the TSX

Norbord Voting Agreements

The following description of certain provisions of the form of Norbord Voting Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the form of Norbord Voting Agreement, which is available under West Fraser’s profile on SEDAR at www.sedar.com.

Under the Norbord Voting Agreements, each of the directors of Norbord and the Norbord Executives has agreed, subject to the terms and conditions of the Norbord Voting Agreements, among other things:

•

at the Norbord Meeting, to vote or to cause to be voted his or her Norbord Shares owned (legally and beneficially or beneficially) as of the record date (i) in favour of the Arrangement Resolution and any other matter necessary for the completion of the Arrangement (including in favour of all matters recommended by the management of Norbord), and (ii) against any matters that could reasonably be expected to impede, delay, prevent, interfere with, frustrate or discourage the successful completion of the Arrangement;

•

except as contemplated by the Arrangement Agreement or upon the settlement of awards or other securities of Norbord or the exercise of other rights to purchase Norbord Shares, including any purchases of Norbord Shares under the Norbord ESSP, not to, directly or indirectly, acquire or seek to acquire Norbord Shares or other voting securities of Norbord, and any additional securities of Norbord so acquired will be deemed to be subject to the Norbord Voting Agreements;

•

not to sell, assign, transfer, dispose of, hypothecate, alienate, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey any of his or her Norbord Shares without West Fraser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

•	not to exercise any Dissent Rights in connection with the Arrangement;

•

except as required pursuant to the Norbord Voting Agreements (including to give effect to its terms), not to grant or agree to grant any proxy or other right to vote his or her Norbord Shares or enter into any voting trust or pooling agreement or arrangement in respect of his or her Norbord Shares or subject any of his or her Norbord Shares to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting or tendering thereof or revoke any proxy granted pursuant to the Norbord Voting Agreements;

•	not to take any action which may in any way adversely affect the success of the Arrangement; and

•

not to, directly or indirectly, make or participate in or take any action that would reasonably be expected to result in an Acquisition Proposal or engage in any discussion, negotiation or inquiries relating thereto or accept any Acquisition Proposal (provided that nothing in the Norbord Voting Agreements limit or affect in any way any actions such director or Norbord Executive may take in his or her capacity as a director or officer of Norbord or limit or restrict in any way the exercise of his or her fiduciary duties as a director or officer of Norbord).

The Norbord Voting Agreements will terminate and be of no further force or effect upon the earliest of: (a) the Effective Time; (b) the date the Arrangement Agreement is terminated in accordance with its terms; and (c) the Outside Date.

As of the date of the Arrangement Agreement, the Norbord directors and Norbord Executives collectively held or exercised control or direction over approximately 0.3% of the issued and outstanding Norbord Shares.

West Fraser Voting Agreements

Norbord entered into voting support agreements with all of the directors of West Fraser and the West Fraser Executives, substantially in the form of the Norbord Voting Agreements, and with the Ketcham Affiliates, substantially in the form of the Brookfield Voting and Support Agreement. Under these voting support agreements, each of the directors of West Fraser, the West Fraser Executives and the Ketcham Affiliates has agreed, subject to the terms and conditions of the applicable voting support agreement, among other things, to vote all of the West Fraser Shares and West Fraser Class B Shares that it holds in favour of the Share Issuance Resolution.

As of the date of the Arrangement Agreement, the West Fraser directors and the West Fraser Executives collectively held or exercised control or direction over approximately 2.1% of the issued and outstanding voting shares of West Fraser and the Ketcham Affiliates collectively held or exercised control or direction over approximately 19% of the issued and outstanding voting shares of West Fraser.

See “The Arrangement – Brookfield Voting and Support Agreement” and “The Arrangement—Norbord Voting Agreements”.

Court Approval and Completion of the Arrangement

The Arrangement requires approval by the Court under Section 192 of the CBCA. Prior to the mailing of the Norbord Circular, Norbord obtained the Interim Order providing for the calling and holding of the Norbord Meeting and other procedural matters.

Subject to the approval of the Arrangement Resolution by Norbord Shareholders at the Norbord Meeting and the approval of the Share Issuance Resolution by Shareholders at the Meeting, the hearing in respect of the Final Order is scheduled to take place on January 22, 2021, or as soon thereafter as is reasonably practicable. At the hearing in respect of the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement and the rights of every Person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit and subject to the terms of the Arrangement Agreement. The Court has further been advised that the Final Order granted by the Court will constitute the basis for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof with respect to the West Fraser Shares to be issued pursuant to the Arrangement.

Participation in the hearing on the Final Order, including who may participate and present evidence or argument and the procedure for doing so, is subject to the terms of the Interim Order and any subsequent direction of the Court. Any Norbord Shareholder or other person who wishes to participate, to appear, to be represented, and to present evidence or arguments at the hearing, must serve and file a notice of appearance (a “Notice of Appearance”) and satisfy the other requirements of the Court, as directed in the Interim Order appended to the Norbord Circular as Appendix G and as the Court may direct in the future. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Notice of Appearance in compliance with the Interim Order will be given notice of the new date.

Assuming the Final Order is granted, the Key Regulatory Approvals are obtained and the other conditions to Closing contained in the Arrangement Agreement are satisfied or waived, then the Articles of Arrangement will be filed with the Director to give effect to the Arrangement.

Although Norbord’s and West Fraser’s objective is to have the Effective Date occur as soon as possible after the Norbord Meeting and the Meeting, the Effective Date could be delayed for a number of reasons, including, but not limited to, an objection before the Court at the hearing of the application for the Final Order or any delay in obtaining any required approvals or clearances. Norbord or West Fraser may determine not to complete the Arrangement without prior notice to or action on the part of Norbord Shareholders or Shareholders. See “The Arrangement Agreement—Termination of the Arrangement Agreement”.

Treatment of Incentive Securities

Norbord Options and Norbord RSUs held by the Norbord Continuing Executives and Norbord DSUs

Each Norbord Option and Norbord RSU held by the Norbord Continuing Executives and all outstanding Norbord DSUs, whether held by Norbord Continuing Executives, Norbord Departing Executives or Norbord directors, will continue in full force and effect without amendment except as provided below and notwithstanding anything to the contrary in the Norbord Stock Option Plan, Legacy Ainsworth Option Plan, Norbord RSU Plan or Norbord DSU Plans or any applicable grant letter, employment agreement or any resolution or determination of the Norbord Board (or any committee thereof):

•

each Norbord Option outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be exchanged for a Replacement Option to acquire, on the same terms and conditions as were applicable under such Norbord Option immediately prior to the Effective Time, such number of West Fraser Shares equal to (1) that number of Norbord Shares that were issuable upon exercise of such Norbord Option immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded down to the nearest whole number of West Fraser Shares, at an exercise price per West Fraser Share equal to the quotient determined by dividing (X) the exercise price per Norbord Share at which such Norbord Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent; provided that the exercise price of such Replacement Option shall be, and shall be deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the In the Money Amount of such Replacement Option does not exceed the In the Money Amount (if any) of such Norbord Option before the exchange;

•

each Norbord RSU outstanding immediately prior to the Effective Time will remain outstanding on its existing terms (other than those terms and conditions rendered inoperative by reason of the Transaction) provided that the terms of such Norbord RSUs shall be deemed to be amended, in accordance with the adjustment provisions of the Norbord RSU Plan, so as to substitute for the Norbord Shares subject to such Norbord RSUs such number of West Fraser Shares equal to (1) the number of Norbord Shares subject to the Norbord RSUs immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio; and

•

with respect to the Norbord DSUs, after taking into account any prior crediting of salary and director fees earned in the form of Norbord DSUs, each Norbord DSU outstanding immediately prior to the Effective Time will remain outstanding on its existing terms provided that the terms of such Norbord DSUs shall be deemed to be amended, in accordance with the adjustment provisions of the Norbord DSU Plans, so as to substitute for the Norbord Shares subject to such Norbord DSUs such number of West Fraser Shares equal to (1) the number of Norbord Shares subject to the Norbord DSUs immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio.

Following Closing, no West Fraser Shares will be issuable in connection with the award or payout of any Norbord RSUs or Norbord DSUs.

Incentive Securities, other than Norbord DSUs, held by each of the Norbord Departing Executives

Incentive Securities, other than Norbord DSUs, held by each of the Norbord Departing Executives will be terminated in the manner provided below and notwithstanding anything to the contrary in the Norbord Stock Option Plan, Legacy Ainsworth Option Plan or Norbord RSU Plan or any applicable grant letter, employment agreement or any resolution or determination of the Norbord Board (or any committee thereof):

•

each Norbord Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, notwithstanding the terms of the Norbord Stock Option Plan or the Legacy Ainsworth Option Plan, be surrendered by the holder thereof to Norbord in exchange for a cash payment by Norbord equal to the number of Norbord Shares issuable upon exercise of such Norbord Option, multiplied by (1) the Payout Value, less (2) the applicable exercise price of such Norbord Option, and, for greater certainty, where such amount is zero or a negative Norbord shall be obligated to pay the holder of such Norbord Option a cash payment equal to CDN$0.01 in respect of each such Norbord Option, and thereafter each such Norbord Option shall immediately be cancelled and terminated; and

•

each Norbord RSU, whether vested or unvested, outstanding immediately prior to the Effective Time shall be cancelled in exchange for a cash payment equal to the Payout Value, and thereafter each such Norbord RSU shall immediately be cancelled and terminated, in each case, subject to the applicable Tax withholdings and other source deduction provisions of the Plan of Arrangement.

Holdco Alternative

West Fraser has agreed pursuant to the Arrangement Agreement to allow Norbord Shareholders to elect a Holdco Alternative whereby they may transfer their Norbord Shares to a Qualifying Holdco in exchange for Qualifying Holdco Shares and then sell the Qualifying Holdco Shares to West Fraser in lieu of a direct sale of Norbord Shares, provided certain conditions set out in the Arrangement Agreement and described in the Norbord Circular are met. As consideration for the Qualifying Holdco Shares, a Qualifying Holdco Shareholder will be entitled to receive from West Fraser the same consideration such holder would have otherwise received if such holder had not elected the Holdco Alternative.

The Holdco Alternative is supported by expense reimbursement and indemnification provisions in favour of West Fraser set out in the Arrangement Agreement. It is anticipated that all Qualifying Holdcos will be wound up and eliminated from West Fraser’s corporate structure following Closing.

Norbord Bonds

Pursuant to the terms of the Norbord Bond Indentures, if the Arrangement is completed, Norbord will be required to make a change of control offer to acquire all outstanding Norbord Bonds at 101% of the principal amount plus accrued and unpaid interest. Any Norbord Bonds that are not tendered to such offer will continue to remain outstanding obligations of Norbord after Closing subject to the terms and conditions of the Norbord Bond Indentures. If holders of not less than 90% of the aggregate principal amount of the outstanding 6.250% Notes or the 5.750% Notes validly tender to a change of control offer, Norbord will have the right to redeem all of the 6.250% Notes or the 5.750% Notes that remain outstanding, respectively, at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest.

West Fraser anticipates causing the termination by Norbord of its secured revolving credit facilities on Closing. The security relating to such debt will be subject to release and discharge following such termination and related repayment. On doing so and in accordance with the terms of the Norbord Bond Indentures and the applicable master deed of trust, the bonds issued to the bondholders securing such debt under the secured revolving credit facility will be returned to the trustee thereunder for cancellation and, upon such cancellation, Norbord will be entitled to have the security granted pursuant to such master deed of trust released and discharged. Following such release and discharge, the Norbord Bonds will be unsecured debt obligations of Norbord.

THE ARRANGEMENT AGREEMENT

The following description of certain provisions of the Arrangement Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Arrangement Agreement, which is available under West Fraser’s profile on SEDAR at www.sedar.com. Shareholders are urged to read the Arrangement Agreement in its entirety.

Representations and Warranties

The Arrangement Agreement contains customary representations and warranties made by each of Norbord and West Fraser. Those representations and warranties were made solely for the purposes of the Arrangement Agreement and are subject to important qualifications and limitations agreed to by the Parties in connection with negotiating its terms. Moreover, some of the representations and warranties contained in the Arrangement Agreement are subject to a contractual standard of materiality (including a Material Adverse Effect) that is different from that generally applicable to the public disclosure to Shareholders, or may have been used for the purpose of allocating risk between the Parties. For these reasons, Shareholders should not rely on the representations and warranties contained in the Arrangement Agreement as statements of factual information at the time they were made or otherwise.

The representations and warranties provided by the Parties were generally made on a mutual basis and relate to, among other things: (a) fairness opinions and directors’ approvals; (b) organization and qualification; (c) authority relative to the Arrangement Agreement; (d) execution and binding obligation; (e) no default; (f) no violation; (g) governmental approvals; (h) capitalization; (i) ownership of subsidiaries; (j) shareholder and similar agreements; (k) reporting status and securities law matters; (l) public filings; (m) financial statements; (n) disclosure controls and procedures; (o) internal controls and financial reporting; (p) compliance with the Sarbanes-Oxley Act; (q) reportable audit events; (r) books and records and disclosure; (s) minute books; (t) Financial Indebtedness; (u) no material undisclosed liabilities; (v) no material change; (w) litigation; (x) taxes; (y) the Norbord Tenures and the West Fraser Tenures, as applicable; (z) property; (aa) sufficiency of assets; (bb) material contracts; (cc) authorizations; (dd) environmental matters; (ee) compliance with Laws; (ff) anti-corruption; (gg) sanctions; (hh) employment and labour matters; (ii) employee plans; (jj) First Nations claims; (kk) non-governmental organizations and community groups; (ll) intellectual property; (mm) computer systems; (nn) related party transactions; (oo) brokers; (pp) insurance; (qq) restrictions on business activities; (rr) certain contracts; (ss) no waiver or release under third-party confidentiality agreements; (tt) no ownership of the other Party’s shares; (uu) compliance with Competition Laws; (vv) the Investment Canada Act; and (ww) in the case of West Fraser, the West Fraser Shares to be issued as Consideration pursuant to the Arrangement.

Conditions Precedent to the Arrangement

Mutual Conditions

The Arrangement Agreement provides that the obligations of the Parties to complete the Arrangement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived, in whole or in part, with the mutual consent of West Fraser and Norbord:

•	the Norbord Shareholder Approval shall have been obtained at the Norbord Meeting in accordance with the Interim Order, applicable Law and the Arrangement Agreement;

•	the West Fraser Shareholder Approval shall have been obtained at the Meeting in accordance with applicable Law and the Arrangement Agreement;

•

the Interim Order and the Final Order shall each have been obtained on terms consistent with the Arrangement Agreement and in form and substance satisfactory to each Party, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either of the Parties, acting reasonably, on appeal or otherwise;

•

the TSX shall have conditionally approved the listing thereon of the West Fraser Shares to be issued as the Consideration pursuant to the Arrangement and the West Fraser Shares issuable on the exercise of the Replacement Options, subject, in each case, to the satisfaction of customary listing conditions of the TSX;

•	the Key Regulatory Approvals shall have been obtained;

•

other than in connection with a Regulatory Action, there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or Order at Law or under applicable legislation, and there shall not have been any action taken under any Law by any Governmental Entity or other regulatory authority or any other Person, that makes illegal or otherwise directly or indirectly enjoins, prevents or prohibits Norbord or West Fraser from consummating the Arrangement;

•

there shall not be any Regulatory Action filed, taken or commenced as a result of the Arrangement (i) to cease trade, enjoin or prohibit West Fraser’s ability to acquire, hold, or exercise full rights of ownership over, any Norbord Shares, including the right to vote the Norbord Shares, or (ii) seeking to (A) prohibit the Arrangement; (B) prohibit the ownership or operation by West Fraser of any portion of the business, properties, assets or product lines of Norbord and its subsidiaries; (C) compel West Fraser to dispose of or hold separate any portion of the business, properties, assets or product lines of West Fraser and its subsidiaries (which will include Norbord and its subsidiaries on a post-Transaction basis); or (D) limiting West Fraser’s freedom of action with respect to West Fraser and its subsidiaries (which will include Norbord and its subsidiaries on a post-Transaction basis);

•

the distribution of the securities pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control Persons or pursuant to Section 2.6 of National Instrument 45-102—Resale of Securities); and

•

the West Fraser Shares to be issued as the Consideration pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and will not be subject to resale restrictions under the U.S. Securities Act unless subject to restrictions applicable to affiliates (as defined in Rule 405 of the U.S. Securities Act) of West Fraser following the Effective Date.

Additional Conditions in Favour of Norbord

The Arrangement Agreement provides that the obligations of Norbord to complete the Arrangement are subject to the following conditions precedent at or before the Effective Time or such other time as specified below (each of which is for the exclusive benefit of Norbord and may be waived by Norbord in whole or in part at any time):

•

all covenants of West Fraser under the Arrangement Agreement to be performed on or before the Effective Date which have not been waived by Norbord shall have been duly performed by West Fraser in all material respects, and Norbord shall have received a certificate of West Fraser, addressed to Norbord and dated the Effective Date, signed on behalf of West Fraser by a senior executive officer (on West Fraser’s behalf and without personal liability), confirming the same as at the Effective Time;

•

(i) each West Fraser Fundamental Representation (as defined in the Arrangement Agreement) shall be true and correct in all respects (other than for de minimis inaccuracies) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), (ii) all other representations and warranties of West Fraser shall be true and correct in all respects (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, have a Material Adverse Effect with respect to West Fraser; and (iii) Norbord shall have received a certificate of West Fraser addressed to Norbord and dated the Effective Date, signed on behalf of West Fraser by a senior executive officer of West Fraser (on West Fraser’s behalf and without personal liability), confirming the same as at the Effective Time;

•

since the date of the Arrangement Agreement, there shall not have occurred any Material Adverse Effect with respect to West Fraser and West Fraser will have delivered to Norbord a certificate of West Fraser addressed to Norbord and dated the Effective Date, signed on behalf of West Fraser by a senior executive officer of West Fraser (on West Fraser’s behalf and without personal liability), confirming the same as at the Effective Time;

•

the NYSE shall have approved the listing thereon of the West Fraser Shares, including the West Fraser Shares to be issued as the Consideration pursuant to the Arrangement and the West Fraser Shares issuable upon the exercise of the Replacement Options (subject only to official notice of issuance);

•

to the extent that West Fraser has declared an Excess Dividend, such Excess Dividend will have been paid prior to the Effective Date and each condition to the payment of such Excess Dividend set forth in Section 5.2(j) of the Arrangement Agreement will have been materially complied with; and

•

West Fraser shall have deposited, or caused to be deposited, with the Depositary sufficient West Fraser Shares to satisfy the obligations under Section 2.12 of the Arrangement Agreement and the Depositary will have confirmed to Norbord receipt from or on behalf of West Fraser of such West Fraser Shares.

Additional Conditions in Favour of West Fraser

The Arrangement Agreement provides that the obligations of West Fraser to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent at or before the Effective Time or such other time as specified below (each of which is for the exclusive benefit of West Fraser and may be waived by West Fraser in whole or in part at any time):

•

all covenants of Norbord under the Arrangement Agreement to be performed on or before the Effective Date which have not been waived by West Fraser shall have been duly performed by Norbord in all material respects, and West Fraser shall have received a certificate of Norbord addressed to West Fraser and dated the

Effective Date, signed on behalf of Norbord by a senior executive officer of Norbord (on Norbord’s behalf and without personal liability), confirming the same as at the Effective Time;

•

(i) each Norbord Fundamental Representation (as defined in the Arrangement Agreement) shall be true and correct in all respects (other than for de minimis inaccuracies) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), (ii) all other representations and warranties of Norbord shall be true and correct as of the Effective Time in all respects (disregarding any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except (x) where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, have a Material Adverse Effect with respect to Norbord and (y) that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of Norbord under the Arrangement Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a contract); and (iii) West Fraser shall have received a certificate of Norbord addressed to West Fraser and dated the Effective Date, signed on behalf of Norbord by a senior executive officer of Norbord (on Norbord’s behalf and without personal liability), confirming the same as at the Effective Time;

•

since the date of the Arrangement Agreement, there shall not have occurred any Material Adverse Effect with respect to Norbord and Norbord will have delivered to West Fraser a certificate of Norbord addressed to West Fraser and dated the Effective Date, signed on behalf of Norbord by a senior executive officer of Norbord (on Norbord’s behalf and without personal liability), confirming the same as at the Effective Time;

•

to the extent that Norbord has declared an Excess Dividend, such Excess Dividend will have been paid prior to the Effective Date and each condition to the payment of such Excess Dividend set forth in Section 5.1(k) of the Arrangement Agreement will have been materially complied with; and

•	Norbord Shareholders shall not have exercised their Dissent Rights in connection with the Arrangement with respect to more than 5% of the Norbord Shares.

Covenants

Conduct of the Business of the Parties

Pursuant to the Arrangement Agreement, each of the Parties covenanted, among other things, until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, to conduct its business in the ordinary course of business consistent in all material respects with past practice, including as such Party may have varied its operations on a temporary basis in response to the COVID-19 pandemic, and to use commercially reasonable efforts to maintain and preserve the business organization, assets, goodwill and business relationships it currently maintains and keep available the services of its respective officers and employees as a group.

Each Party has also agreed to use its commercially reasonable efforts to consult with the other Party in good faith prior to undertaking any measures (a) to comply with any quarantine, “stay at home”, social distancing, travel restrictions or any other similar directions issued by any Governmental Entity or pursuant to any Law in response to the COVID-19 pandemic, or (b) that are reasonably necessary to ensure the health and safety of the employees, suppliers and contractors of such Party and its subsidiaries in response to the COVID-19 pandemic, and to provide notice to the other Party upon undertaking any such measures.

The Arrangement

The Arrangement Agreement provides that, subject to the terms therein, the Parties shall, and shall cause their respective subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by the Party or its subsidiaries under the Arrangement Agreement during the period from the date of the Arrangement

Agreement until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms.

Dividends

The Arrangement Agreement provides that if any dividend or other distribution (whether in cash, shares or property, or any combination thereof) is declared, set aside or paid by Norbord in excess of CDN$0.60 per quarter or by West Fraser in excess of CDN$0.30 per quarter (each an “Excess Dividend”) during the interim period, it will be a condition to the declaration and payment of any such Excess Dividend that:

(a)	the Excess Dividend will be declared no earlier than five Business Days prior to the Effective Time, and will be paid in full prior to the Effective Time;

(b)	there will only be one Excess Dividend declared and/or paid by each Party prior to the Effective Time;

(c)

the adjustment provisions of Section 2.17 of the Arrangement Agreement shall apply, resulting in a dollar for dollar adjustment to the Exchange Ratio (decreasing the Exchange Ratio in the case of a Norbord Excess Dividend and increasing the Exchange Ratio in the case of a West Fraser Excess Dividend);

(d)	the conditions in Sections 5.1(k)(iii) and (iv) of the Arrangement Agreement will be complied with;

(e)	the Party will have sufficient cash available for distribution to pay such Excess Dividend and, specifically:

(i)

the Party will not fund the cash for payment of any Excess Dividend through any borrowing, advance, loan or other liability under its credit facilities or any other debt or debt like arrangements (including the accounts receivable securitization program);

(ii)

payment of any Excess Dividend will not result in the Party having any Financial Indebtedness in excess of that recorded on its October 3, 2020 balance sheet, in the case of Norbord, or September 30, 2020 balance sheet, in the case of West Fraser;

(iii)

the Party will not defer or delay any ongoing capital plans, including the plans set out in its capital plan referenced in the Arrangement Agreement, or the payment of expenses thereunder or the payment of any accounts payable which will be paid when due in the ordinary course in a manner consistent with past practice;

(iv)

the Party will ensure that the payment of the Excess Dividend would not result in the Party having cash on hand at the Effective Time of less than CDN$50 million, plus the amount of cash required to pay after the Effective Time all amounts that would be payable by the Party and its subsidiaries in respect of Taxes for the 2020 tax year to the extent that the Party has not fully paid such Taxes through installment payments, which cash will not be funded through any borrowing, advance, loan or other liability under its credit facilities or any other debt or debt like arrangements (the “Tax Installment Deficiency”); and

(v)	payment of the Excess Dividend would not be prohibited under the CBCA, in the case of Norbord, or the BCBCA, in the case of West Fraser; and

(f)

in the event that a Party proposes to proceed with the declaration of an Excess Dividend, it will provide written notice of such proposal to the other Party no less than five Business Days prior to the date of declaration of the proposed Excess Dividend (an “Excess Dividend Notice”). Each Excess Dividend Notice will include (i) the amount of any proposed Excess Dividend and the proposed adjustment to the Exchange Ratio under Section 2.17 of the Arrangement Agreement, along with a certificate of an officer certifying compliance with the covenants on interim dividends; (ii) the cash and Financial Indebtedness position of the Party and the estimated Tax Installment Deficiency as of a date within ten Business Days of the date of the Excess Dividend Notice; and (iii) the Party’s estimate of the Effective Time. The Party will review the proposed adjustment and provide within three Business Days, as calculated from the date of its receipt of the Excess Dividend Notice, a notice either (A) confirming its agreement with the proposed adjustment; (B) providing notice that it disagrees with the proposed adjustment and the reasons it is not in accordance with the Arrangement Agreement or that it disagrees that the conditions to the payment of the Excess Dividend have been satisfied and the reasons for such disagreement; or (C) providing its notice that it disagrees with the Party’s estimate of the Effective Time.

Approvals and Consents

Pursuant to the Arrangement Agreement, each of the Parties covenants and agrees that, except as expressly contemplated in the Arrangement Agreement, during the period from the date of the Arrangement Agreement until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms:

(a)

it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations as set forth in Article 6 of the Arrangement Agreement to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using commercially reasonable efforts to promptly:

(i)	obtain all necessary waivers, consents, and approvals required to be obtained by it from parties to the material contracts to which it is a Party;

(ii)	co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations under the Arrangement Agreement; and

(iii)

obtain all necessary and material Regulatory Approvals as are required to be obtained by such Party and its subsidiaries under applicable Laws, including promptly taking any and all steps necessary to obtain the Key Regulatory Approvals; and

(b)

it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, which is inconsistent with the Arrangement Agreement or which would reasonably be expected to, individually or in the aggregate, materially delay or materially impede the making or completion of the Plan of Arrangement. Without limiting the generality of the foregoing, it will not take any action or enter into any transaction, or any agreement to effect any transaction, that might reasonably be expected to make it more difficult or to increase the time required to obtain or increase the risk of not obtaining the Key Regulatory Approvals or otherwise prevent, delay or impede the consummation of the transactions contemplated by the Arrangement Agreement.

Regulatory Approvals

The Arrangement Agreement provides that:

(a)	Each Party shall, as promptly as practicable after the execution of the Arrangement Agreement and other than as expressly contemplated by the Arrangement Agreement:

(i)	make, or cause to be made, all filings and submissions applicable to it under all Laws applicable to complete the Transaction in accordance with the terms of the Arrangement Agreement,

(ii)

use its commercially reasonable efforts to obtain, or cause to be obtained, all Regulatory Approvals, including the Key Regulatory Approvals, as necessary or advisable to be obtained in order to complete the Transaction, and

(iii)	use its commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under the Arrangement Agreement.

(b)	With respect to the Key Regulatory Approvals:

(i)

each of the Parties shall, as promptly as practicable after the date of the Arrangement Agreement, make, or cause to be made, all filings and submissions, and submit all documentation and information that is required to obtain the Key Regulatory Approvals;

(ii)

each Party will use its commercially reasonable efforts to satisfy all requests for additional information and documentation received under or pursuant to those filings, submissions and the applicable legislation and any Orders or requests made by any Governmental Entity under such legislation;

(iii)

the Parties will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with the Key Regulatory Approvals and any other Orders, registrations, consents, filings, rulings, exemptions and approvals and the preparation of any documents reasonably deemed by either of them to be necessary to discharge their respective obligations or otherwise advisable under applicable Laws in connection with the Arrangement Agreement or the Plan of Arrangement;

(iv)

each Party will promptly notify the other Party of any substantive communications from or with any Governmental Entity with respect to the transactions contemplated by the Arrangement Agreement and will use its commercially reasonable efforts to ensure to the extent permitted by Law that the other Party, or their external counsel where appropriate, is involved in any substantive communications and invited to attend meetings with, or other appearances before, any Governmental Entity with respect to the transactions contemplated by the Arrangement Agreement; and

(v)

no Party shall extend or consent to any extension of the waiting period under the Competition Act or enter into any agreement with the Commissioner of Competition to not consummate the Arrangement, except with the written consent of the other Party, acting reasonably.

(c)

No Party shall enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals.

(d)

Notwithstanding anything in the Arrangement Agreement to the contrary and in connection with obtaining the Key Regulatory Approvals, in no event will either Party be obligated to take or to commit to take any remedial action that, in the reasonable judgment of either Party, could be expected to materially limit the right of West Fraser to own, retain, control, operate, or exploit any production or manufacturing facility or any asset material to the operation of such facility of the Parties or any of their respective subsidiaries (which will include Norbord and its subsidiaries on a post-Transaction basis).

Financing Assistance

The Arrangement Agreement contains customary covenants of Norbord to cooperate as reasonably requested by West Fraser in connection with any financing entered into in connection with the Arrangement.

Pre-Acquisition Reorganization

In the Arrangement Agreement, Norbord agreed that, upon the request of West Fraser, it would use commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as West Fraser may request prior to the Effective Date, acting reasonably, and the Plan of Arrangement, if required, shall be modified accordingly, and (ii) cooperate with West Fraser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken; provided that the completion of a Pre-Acquisition Reorganization shall not be a condition to the consummation of the Arrangement and subject to customary limitations.

Mutual Covenants Regarding Non-Solicitation

Under the Arrangement Agreement, each Party has agreed to the following non-solicitation covenants:

(a)

Except as expressly provided in Article 7 of the Arrangement Agreement, neither Party shall, directly or indirectly, through any of its Representatives or subsidiaries, or otherwise, and shall not permit or authorize any such Person to do so on its behalf:

(i)

solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of such Party or any subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the other Party) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, provided that, if such Party is in compliance with its obligations under Article 7, such Party shall be permitted to: (A) communicate with any Person for the purposes of clarifying the terms of any inquiry, proposal or offer made by such Person; (B) advise any Person of the restrictions of the Arrangement Agreement; and (C) advise any Person making an Acquisition Proposal that the Norbord Board or the West Fraser Board, as applicable, has determined that such Acquisition Proposal does not constitute or is not reasonably expected to constitute or lead to a Superior Proposal;

(iii)	take any action or fail to take any action that, in either case, constitutes a Norbord Change in Recommendation or a West Fraser Change in Recommendation, as applicable;

(iv)

make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Norbord Board or the West Fraser Board, as applicable, of the transactions contemplated by the Arrangement Agreement; or

(v)

accept or enter into or publicly propose to accept or enter into (other than a confidentiality agreement permitted pursuant to Section 7.3 of the Arrangement Agreement) any letter of intent, agreement in principle, agreement, arrangement or understanding in respect of any Acquisition Proposal.

(b)

Each Party shall, and shall cause its subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation or other activities commenced prior to the date of the Arrangement Agreement with any Person (other than the other Party) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, each Party will:

(i)

promptly discontinue access to and disclosure of all confidential information, including any data room and access to properties, facilities, books and records of such Party or of any of its subsidiaries; and

(ii)

use its commercially reasonable efforts to exercise all rights it has (or cause its subsidiaries to exercise any rights that they have) to require (i) the return or destruction of all copies of any non-public confidential information regarding such Party or any of its subsidiaries provided to any Person (other than the other Party) since January 1, 2020 in respect of a possible Acquisition Proposal, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding such Party or any of its subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)

Each Party represents and warrants as of the date of the Arrangement Agreement that neither such Party nor any of its subsidiaries has waived any standstill, confidentiality, non-disclosure, non-solicitation, business purpose, use or similar agreement or restriction to which such Party or any of its subsidiaries is a party. Each Party covenants and agrees (i) that, except in respect of an unsolicited Acquisition Proposal made on a non-public basis to such Party as contemplated by Sections 7.3 or 7.4 of the Arrangement Agreement, in the case of Norbord, or Sections 7.7 or 7.8 of the Arrangement Agreement, in the case of West Fraser, such Party shall use commercially reasonable efforts to enforce each confidentiality, standstill, non-disclosure, non-solicitation, business purpose, use or similar agreement, restriction or covenant to which such Party or any of its subsidiaries is a party, and (ii) that neither it, nor any of its subsidiaries have or will, without the prior written consent of the other Party (which may be withheld or delayed in the other Party’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting such Party, or any of its subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation, business purpose, use or similar agreement, restriction or covenant to which such Party or any of its subsidiaries is a party; provided, however, that the other Party acknowledges and agrees that the automatic termination or release of any such agreement, restriction or covenant in accordance with their terms shall not be a violation of Section 7.1(c)(ii) of the Arrangement Agreement.

Notification of Acquisition Proposals

If either Party or any of its subsidiaries or, to the knowledge of such Party, or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an Acquisition Proposal with respect to such Party after the date of the Arrangement Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to such Party or any subsidiary in connection with such an Acquisition Proposal, such Party shall as soon as practicable and in any event within 24 hours of the receipt thereof notify the other Party (at first orally and then in writing) of such Acquisition Proposal, inquiry, proposal, offer or request. Such notice shall include a description of the material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request and will provide the other Party with copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Persons. Such Party shall keep the other Party promptly and fully informed of the status of material or substantive developments and (to the extent such Party is permitted by Section 7.3 or Section 7.7 of the Arrangement Agreement, as applicable, to enter into discussions or negotiations), the status of discussions and negotiations with respect to any such Acquisition Proposal, including any material changes, modifications or other amendments to such Acquisition Proposal or request, and shall promptly provide to the other Party copies of all material or substantive documents and correspondence (if not delivered in writing or electronic form, then by way of a description of the material terms communicated), received in respect of, from or on behalf of any Person in connection with such Acquisition Proposal.

Responding to Acquisition Proposals and Superior Proposals

Notwithstanding Section 7.1 or Section 7.5 of the Arrangement Agreement, as applicable, if at any time prior to obtaining the Norbord Shareholder Approval or the West Fraser Shareholder Approval, as applicable, Norbord or West Fraser receives a bona fide written Acquisition Proposal (that was not solicited after the date of the Arrangement Agreement in contravention of Section 7.1(a) or Section 7.5(a) of the Arrangement Agreement, as applicable), such Party or its Representatives may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of such Party or its subsidiaries to the Person making such Acquisition Proposal, if and only if:

(a)

the Norbord Board or the West Fraser Board, as applicable, first determines in good faith, after consultation with its non-related financial advisors and its outside legal counsel, that such Acquisition Proposal (disregarding any due diligence or access condition) constitutes or could reasonably be expected to constitute or lead to a Superior Proposal and, after consultation with its outside legal counsel, that the failure to engage in such discussions or negotiations or to provide such access or disclosure would be inconsistent with its fiduciary duties;

(b)

such Person submitting the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with such Party or any of its subsidiaries;

(c)	such Party has been, and continues to be, in compliance with its obligations under Article 7 of the Arrangement Agreement;

(d)

prior to providing any such copies, access, or disclosure, such Party enters into a confidentiality agreement with such Person substantially in the same form as the Confidentiality Agreement and on terms no less favourable, in the aggregate, to such Party and that is no less onerous or more beneficial to such Person and any such copies, access or disclosure provided to such Person shall have already been (or will simultaneously be) provided to the other Party; and

(e)	such Party promptly provides the other Party with:

(i)

written notice stating such Party’s intention to participate in such discussions or negotiations and to provide such access and disclosure and that the Norbord Board or the West Fraser Board, as applicable, has determined that the failure to take such action would be inconsistent with its fiduciary duties; and

(ii)	a copy of the confidentiality agreement referred to in (d) above.

Notwithstanding anything else in the Arrangement Agreement:

(a)

the Norbord Board or the West Fraser Board, as applicable, has the right to respond, within the time and in the manner required by applicable Securities Laws, to any take-over bid made for the Norbord Shares or the West Fraser Shares, as applicable, that it determines is not a Superior Proposal, provided that the other Party and its outside legal counsel have been provided with a reasonable opportunity to review and comment on any such response and the Norbord Board or the West Fraser Board, as applicable, shall give reasonable consideration to such comments; and

(b)

prior to the Norbord Meeting or the Meeting, as applicable, Norbord and the Norbord Board shall not be prohibited from making a Norbord Change in Recommendation, and West Fraser and the West Fraser Board shall not be prohibited from making a West Fraser Change in Recommendation, as applicable, if:

(i)	a Material Adverse Effect with respect to the other Party has occurred and is continuing; and

(ii)

the Norbord Board or the West Fraser Board, as applicable, has reasonably determined in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties.

Superior Proposal Determination and Right to Match

Under the Arrangement Agreement, each Party has agreed to the following terms in respect of Superior Proposal determinations and the right to match Superior Proposals:

(a)

If a Party receives an Acquisition Proposal that the Norbord Board or the West Fraser Board, as applicable, has determined constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Norbord Shareholders or Share Issuance Resolution by the Shareholders, as applicable, such Party may, subject to compliance with Article 8 of the Arrangement Agreement, make a Norbord Change in Recommendation or a West Fraser Change in Recommendation, as applicable, and enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(i)

the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to any existing confidentiality, non-disclosure, standstill, business purpose or other similar agreement, restriction or covenant with such Party or any of its subsidiaries;

(ii)	such Party has been, and continues to be, in compliance with its obligations under Article 7 of the Arrangement Agreement in all material respects;

(iii)

such Party has delivered to the other Party a written notice of the determination of the Norbord Board or the West Fraser Board, as applicable, that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Norbord Board or the West Fraser Board, as applicable, to enter into a definitive agreement with respect to such Superior Proposal (the “Superior Proposal Notice”), which Superior Proposal Notice will set forth the determinations of the Norbord Board or the West Fraser Board, as applicable, regarding the value and financial terms that the Norbord Board or the West Fraser Board, as applicable, in consultation with such Party’s outside legal counsel and non-related financial advisor, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal;

(iv)

such Party has provided the other Party a copy of the proposed definitive agreement for the Superior Proposal, together with all documentation and supporting materials related to and detailing the Superior Proposal, including any financing documents received by such Party in connection with the Superior Proposal;

(v)	at least five Business Days (the “Matching Period”) have elapsed from the date on which the other Party received a copy of the documentation referred to above;

(vi)

during any Matching Period, the other Party has had the opportunity (but not the obligation), in accordance with Section 7.4(b) or Section 7.8(b) of the Arrangement Agreement, as applicable, to offer to amend the Arrangement Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)

after the Matching Period, the Norbord Board or the West Fraser Board, as applicable, has determined in good faith, after consultation with its outside legal counsel and non-related financial advisor, that:

(A)	such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the other Party under Section 7.4(b) or Section 7.8(b) of the Arrangement Agreement, as applicable); and

(B)

the failure of the Norbord Board or the West Fraser Board, as applicable, to recommend that such Party enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

(viii)

prior to or concurrently with entering into such definitive agreement such Party terminates the Arrangement Agreement pursuant to Section 8.2(c)(iv) or Section 8.2(d)(iv) of the Arrangement Agreement, as applicable, and pays the Termination Fee to the other Party pursuant to Section 8.3(a)(ii) or Section 8.3(b)(ii) of the Arrangement Agreement, as applicable.

(b)	During the Matching Period, or such longer period as the Party may approve in writing for such purpose:

(i)	the other Party will have the opportunity, but not the obligation, to propose to amend the terms of the Arrangement Agreement, including an increase in, or modification of, the Consideration;

(ii)

the Norbord Board or the West Fraser Board, as applicable, shall review any offer made by the other Party under Section 7.4(b) or Section 7.8(b) of the Arrangement Agreement, as applicable, to amend the terms of the Arrangement Agreement and the Arrangement in good faith and in a manner consistent with the fiduciary duties of the Norbord Board or the West Fraser Board, as applicable, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and

(iii)

such Party shall negotiate with the other Party in good faith and in a manner consistent with the fiduciary duties of the Norbord Board or the West Fraser Board, as applicable, to make such amendments to the terms of the Arrangement Agreement and the Arrangement as would enable the other Party to proceed with the transactions contemplated by the Arrangement Agreement on such amended terms.

(c)

If the Norbord Board or the West Fraser Board, as applicable, determines that such Acquisition Proposal would cease to be a Superior Proposal as compared to the proposed amendments to the terms of the Arrangement Agreement, the Party shall promptly so advise the other Party and the Parties shall amend the Arrangement Agreement to reflect such offer made by the other Party, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing, including promptly re-affirming the Norbord Board Recommendation or the West Fraser Board Recommendation, as applicable, to the Norbord Shareholders or the Shareholders, as applicable.

(d)

Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Norbord Shareholders or the Shareholders, as applicable, or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of Section 7.4 or Section 7.8 of the Arrangement Agreement, as applicable, and the other Party shall be afforded a new three Business Day Matching Period from the later of (i) the date on which the other Party received the Superior Proposal Notice with respect to the new Superior Proposal from such Party, and (ii) the date on which the other Party received a copy of the documentation referred to in Section 7.4(a)(iii) or Section 7.8(a)(iii) of the Arrangement Agreement, as applicable, with respect to such new Superior Proposal.

(e)	The Norbord Board or the West Fraser Board, as applicable, shall promptly reaffirm the Norbord Board Recommendation or the West Fraser Board Recommendation, as applicable, by press release after: (i) the Norbord Board or the West Fraser Board, as applicable, determines any Acquisition Proposal that has been publicly announced or publicly disclosed is not a Superior Proposal; or (ii) the Norbord Board or the West Fraser Board, as applicable, determines that a proposed amendment to the terms of the Arrangement Agreement would result in any Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and the other Party has so amended the terms of the Arrangement Agreement. The other Party and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release. Such Party shall make all reasonable amendments to such press release as requested by the other Party and its counsel.

(f)

If a Party provides a Superior Proposal Notice to the other Party on a date that is less than seven Business Days before the Norbord Meeting or the Meeting, as applicable, such Party shall be entitled to, and shall upon request from the other Party, postpone its special meeting in accordance with the terms of the Arrangement Agreement to a date specified by the other Party that is not more than seven Business Days after the scheduled date of such meeting. If a Matching Period would not terminate before the date fixed for the Norbord Meeting or the Meeting, as applicable, the Party shall adjourn or postpone its special meeting to a date that is at least five Business Days after the expiration of the applicable Matching Period. Notwithstanding the foregoing, in no event shall such adjourned or postponed meeting be held on a date that is less than five Business Days prior to the Outside Date.

(g)

For greater certainty, notwithstanding any Norbord Change in Recommendation or West Fraser Change in Recommendation, unless the Arrangement Agreement has been terminated in accordance with its terms, Norbord shall cause the Norbord Meeting to occur and the Arrangement Resolution to be put to the Norbord Shareholders thereat and West Fraser shall cause the Meeting to occur and the Share Issuance Resolution to be put to the Shareholders thereat, in each case for consideration in accordance with the Arrangement Agreement, and neither Party shall, except as required by applicable Law, submit to a vote of the Norbord Shareholders or the Shareholders, as applicable, any Acquisition Proposal other than the Arrangement Resolution or the Share Issuance Resolution, as applicable, prior to the termination of the Arrangement Agreement.

Holdco Alternative

Pursuant to the Arrangement Agreement, the Parties have agreed to make the Holdco Alternative available to Norbord Shareholders.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of Norbord and West Fraser;

(b)	by either Norbord or West Fraser, if:

(i)

the Effective Date shall not have occurred on or before the Outside Date, except that this right to terminate the Arrangement Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(ii)

after the date of the Arrangement Agreement, there shall be enacted or made any applicable Law or Order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Norbord or West Fraser from consummating the Arrangement and such applicable Law or Order shall have become final and non-appealable;

(iii)

the Norbord Meeting shall have been held and completed and the Norbord Shareholder Approval shall not have been obtained, provided that this right to terminate the Arrangement Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been the cause of, or resulted in, the failure to obtain the Norbord Shareholder Approval; or

(iv)

the Meeting shall have been held and completed and the West Fraser Shareholder Approval shall not have been obtained, provided that this right to terminate the Arrangement Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been the cause of, or resulted in, the failure to obtain the West Fraser Shareholder Approval;

(c)	by West Fraser, if:

(i)

the Norbord Board takes any action or fails to take any action that, in either case, results in a Norbord Change in Recommendation, other than in circumstances where the Norbord Change in Recommendation resulted from the occurrence of a Material Adverse Effect with respect to West Fraser and Norbord has complied with Section 7.3(b)(ii)(B) of the Arrangement Agreement;

(ii)

Norbord enters into (other than a confidentiality agreement pursuant to Section 7.3 of the Arrangement Agreement) any letter of intent, agreement in principal, agreement, arrangement or understanding in respect of an Acquisition Proposal, other than in circumstances where Norbord has terminated the Arrangement Agreement in accordance with Section 8.2(d)(iv) of the Arrangement Agreement and paid the Termination Fee in accordance with Section 8.3(a)(ii) of the Arrangement Agreement;

(iii)	Norbord breaches its obligations under Section 7.1, Section 7.2, Section 7.3 or Section 7.4 of the Arrangement Agreement in any material respect;

(iv)

prior to obtaining the West Fraser Shareholder Approval, subject to West Fraser having complied with Section 7.7 and Section 7.8 of the Arrangement Agreement, the West Fraser Board authorizes West Fraser to enter into an agreement (other than a confidentiality agreement pursuant to Section 7.7 of the Arrangement Agreement) with respect to a Superior Proposal in accordance with Section 7.8 of the Arrangement Agreement; provided that concurrently with such termination, West Fraser pays the Termination Fee payable pursuant to Section 8.3 of the Arrangement Agreement to Norbord;

(v)

Norbord breaches any representation or warranty of Norbord set forth in the Arrangement Agreement which breach would cause the condition in Section 6.2(b) of the Arrangement Agreement not to be satisfied or Norbord fails to perform any material covenant or material obligation made in the Arrangement Agreement, which failure would cause the conditions in Section 6.2(a) of the Arrangement Agreement not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 6.5 of the Arrangement Agreement; provided that any wilful breach shall be deemed incapable of being cured and provided that West Fraser is not then in breach of the Arrangement Agreement so as to cause any condition in Section 6.3(a) or Section 6.3(b) of the Arrangement Agreement not to be satisfied; or

(vi)	a Material Adverse Effect has occurred with respect to Norbord and is continuing, provided that the West Fraser Board has complied with Section 7.7(b)(ii)(B) of the Arrangement Agreement.

(d) by Norbord, if:

(i)

the West Fraser Board takes any action or fails to take any action that, in either case, results in a West Fraser Change in Recommendation, other than in circumstances where the West Fraser Change in Recommendation resulted from the occurrence of a Material Adverse Effect with respect to Norbord and West Fraser has complied with Section 7.7(b)(ii)(B) of the Arrangement Agreement;

(ii)

West Fraser enters into (other than a confidentiality agreement pursuant to Section 7.7 of the Arrangement Agreement) any letter of intent, agreement in principal, agreement, arrangement or understanding in respect of an Acquisition Proposal, other than in circumstances where West Fraser has terminated the Arrangement Agreement in accordance with Section 8.2(c)(iv) of the Arrangement Agreement and paid the Termination Fee in accordance with Section 8.3(b)(ii) of the Arrangement Agreement;

(iii)	West Fraser breaches its obligations under Section 7.5, Section 7.6, Section 7.7 or Section 7.8 of the Arrangement Agreement in any material respect;

(iv)

prior to obtaining the Norbord Shareholder Approval, subject to Norbord having complied with Sections 7.3 and 7.4 of the Arrangement Agreement, the Norbord Board authorizes Norbord to enter into an agreement (other than a confidentiality agreement pursuant to Section 7.3 of the Arrangement Agreement) with respect to a Superior Proposal in accordance with Section 7.4 of the Arrangement Agreement; provided that concurrently with such termination, Norbord pays the Termination Fee payable pursuant to Section 8.3(a)(ii) of the Arrangement Agreement to West Fraser;

(v)

West Fraser breaches any representation or warranty of West Fraser set forth in the Arrangement Agreement which breach would cause the condition in Section 6.3(b) of the Arrangement Agreement not to be satisfied or West Fraser fails to perform any material covenant or material obligation made in the Arrangement Agreement, which failure would cause the condition in Section 6.3(a) of the Arrangement Agreement not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 6.5 of the Arrangement Agreement; provided that any wilful breach shall be deemed incapable of being cured and provided that Norbord is not then in breach of the Arrangement Agreement so as to cause any condition in Section 6.2(a) or Section 6.2(b) of the Arrangement Agreement not to be satisfied; or

(vi)	a Material Adverse Effect has occurred with respect to West Fraser and is continuing, provided that the Norbord Board has complied with Section 7.3(b)(ii)(B) of the Arrangement Agreement.

Termination Fee

The Arrangement Agreement provides for a reciprocal termination fee of CDN$110 million that may be payable by either Norbord or West Fraser in the following circumstances:

(a)

Norbord shall pay to West Fraser and West Fraser shall be entitled to the Termination Fee upon the occurrence of any of the following events, which shall be paid by Norbord within the time specified in respect of each such event:

(i)

the Arrangement Agreement is terminated by West Fraser pursuant to Section 8.2(c)(i) (Norbord Change in Recommendation), Section 8.2(c)(ii) (Norbord Agreement with respect to Acquisition Proposal) or Section 8.2(c)(iii) (Norbord Breach of Deal Protection Covenants) of the Arrangement Agreement, in which case the Termination Fee shall be paid on the second Business Day following such termination;

(ii)

the Arrangement Agreement is terminated by Norbord pursuant to Section 8.2(d)(iv) (Norbord to enter into a Superior Proposal) of the Arrangement Agreement, in which case the Termination Fee shall be paid concurrent with such termination; or

(iii)	the Arrangement Agreement is terminated:

(A)	by either Party pursuant to Section 8.2(b)(i) (Effective Time Not Occurring Prior to Outside Date) of the Arrangement Agreement;

(B)	by either Party pursuant to Section 8.2(b)(iii) (No Norbord Shareholder Approval) of the Arrangement Agreement; or

(C)	by West Fraser pursuant to Section 8.2(c)(v) (Norbord Breaches of Representations, Warranties or Covenants) of the Arrangement Agreement,

but only if, in the case of Section 8.3(a)(iii) of the Arrangement Agreement, prior to the termination of the Arrangement Agreement, an Acquisition Proposal shall have been made to Norbord, or an Acquisition Proposal with respect to Norbord is publicly announced or any Person shall have publicly announced the intention to make an Acquisition Proposal with respect to Norbord (other than by West Fraser), and if within twelve months following the date of such termination (i) Norbord or one of its subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal, whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in this paragraph; and (ii) such Acquisition Proposal is consummated at any time thereafter (whether or not within twelve months following the date of termination of the Arrangement Agreement), in which case the Termination Fee shall be payable within two Business Days following the closing of the applicable transaction referred to therein.

(b)

West Fraser shall pay to Norbord and Norbord shall be entitled to the Termination Fee upon the occurrence of any of the following events, which shall be paid by West Fraser within the time specified in respect of each such event:

(i)

the Arrangement Agreement is terminated by Norbord pursuant to Section 8.2(d)(i) (West Fraser Change in Recommendation), Section 8.2(d)(ii) (West Fraser Agreement with respect to Acquisition Proposal) or Section 8.2(d)(iii) (West Fraser Breach of Deal Protection Covenants) of the Arrangement Agreement, in which case the Termination Fee shall be paid on the second Business Day following such termination;

(ii)

the Arrangement Agreement is terminated by West Fraser pursuant to Section 8.2(c)(iv) (West Fraser to enter into a Superior Proposal) of the Arrangement Agreement, in which case the Termination Fee shall be paid concurrent with such termination; or

(iii)	the Arrangement Agreement is terminated:

(A)	by either Party pursuant to Section 8.2(b)(i) (Effective Time Not Occurring Prior to Outside Date) of the Arrangement Agreement;

(B)	by either Party pursuant to Section 8.2(b)(iv) (No West Fraser Shareholder Approval) of the Arrangement Agreement; or

(C)	by Norbord pursuant to Section 8.2(d)(v) (West Fraser Breaches of Representations, Warranties or Covenants) of the Arrangement Agreement,

but only if, in the case of Section 8.3(b)(iii) of the Arrangement Agreement, prior to the termination of the Arrangement Agreement, an Acquisition Proposal shall have been made to West Fraser, or an Acquisition Proposal with respect to West Fraser is publicly announced or any Person shall have publicly announced the intention to make an Acquisition Proposal with respect to West Fraser (other than by Norbord), and if within twelve months following the date of such termination (i) West Fraser or one of its subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal, whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in this paragraph; and (ii) such Acquisition Proposal is consummated at any time thereafter (whether or not within twelve months following the date of termination of the Arrangement Agreement), in which case the Termination Fee shall be payable within two Business Days following the closing of the applicable transaction referred to therein.

For purposes of Section 8.3 of the Arrangement Agreement, the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1 of the Arrangement Agreement, except that the references to “20%” therein shall be deemed to be references to “50%”.

In the Arrangement Agreement, the Parties acknowledge and agree that any payment by a Party of a Termination Fee to the other Party is a payment of liquidated monetary damages which are a genuine pre-estimate of the damages which the other Party will suffer or incur as a result of the cancellation and termination of all rights and obligations with respect to the Transaction in the circumstances in which the Termination Fee is payable, that such payment is not for lost profits or a penalty, and that no Party shall take any position inconsistent with the foregoing.

Effective Date and Effective Time

The Effective Date will be the date upon which West Fraser and Norbord agree in writing as the date upon which the Arrangement becomes effective or, in the absence of such agreement, five Business Days following the satisfaction or waiver of all conditions to Closing set out in Sections 6.1, 6.2 and 6.3 of the Arrangement Agreement (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party for whose benefit such conditions exist). The Arrangement will be deemed to have been completed at 3:01 a.m. (Eastern time) on the Effective Date or such other time as agreed to by West Fraser and Norbord in writing.

Amendments

The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Norbord Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant thereto;

(c)	waive compliance with or modify any of the covenants contained in the Arrangement Agreement and waive or modify the performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent contained in the Arrangement Agreement.

Governing Law

The Arrangement Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. Pursuant to the Arrangement Agreement, the Parties irrevocably attorned and submitted to the exclusive jurisdiction of the courts of British Columbia with respect to any dispute related to the Arrangement Agreement.

REGULATORY MATTERS

Canadian Securities Law Matters

West Fraser is a reporting issuer (or the equivalent) in all of the provinces of Canada and in the Yukon. Norbord is a reporting issuer (or the equivalent) in all of the provinces and territories of Canada. Following the Effective Date, West Fraser expects that it will cause Norbord to apply to cease to be a reporting issuer under Securities Laws in each of the provinces and territories of Canada. For so long as the Norbord Bonds remain outstanding under the existing terms of the Norbord Bond Indentures, there may be limitations on Norbord’s ability to cease to have public reporting obligations in Canada.

The issue of West Fraser Shares pursuant to the Arrangement will constitute distributions of securities which are exempt from the prospectus requirements of Canadian Securities Laws. West Fraser Shares may be resold in each province and territory of Canada, provided: (i) that West Fraser is a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade; (ii) the trade is not a “control distribution” as defined in National Instrument 45-102 – Resale of Securities; (iii) no unusual effort is made to prepare the market or create a demand for those securities; (iv) no extraordinary commission or consideration is paid in respect of that trade; and (v) if the selling security holder is an insider or officer of West Fraser (as such terms are defined by Canadian Securities Laws), the insider or officer has no reasonable grounds to believe that West Fraser is in default of Canadian Securities Laws.

U.S. Securities Law Matters

Each of Norbord and West Fraser is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act. Following Closing, West Fraser will become subject to the reporting requirements of the U.S. Exchange Act and will file annual and current reports with the SEC. Such documents may be obtained on EDGAR at www.sec.gov/edgar.shtml.

The West Fraser Shares to be issued under the Arrangement will not be registered under the U.S. Securities Act, and are being issued in reliance on the exemption from registration set forth in Section 3(a)(10) thereof on the basis of the approval of the Court, which will consider, among other things, the procedural and substantive fairness of the terms and conditions of the Arrangement to Norbord Shareholders.

It is anticipated that West Fraser will cause Norbord to file a Form 15 with the SEC pursuant to U.S. Exchange Act Rule 12g-4 to terminate registration of the Norbord Shares under section 12 of the U.S. Exchange Act.

Stock Exchange Approvals

On Closing, the West Fraser Shares will continue trading on the TSX under the symbol “WFT”. The obligation of West Fraser and Norbord to complete the Arrangement is subject to, among other matters, the TSX approving the listing and posting for trading on the TSX of the West Fraser Shares that are issuable in connection with the Arrangement, including West Fraser Shares that are issuable on the exercise of Replacement Options, subject to the satisfaction of the customary listing conditions of the TSX.

In addition, it is a condition to Closing that the West Fraser Shares, including the West Fraser Shares to be issued to Norbord Shareholders as Consideration under the Arrangement, be approved for listing on the NYSE on or prior to Closing.

If permitted by applicable Laws, West Fraser intends to delist the Norbord Shares from the TSX and the NYSE.

Competition Law Matters

The completion of the Arrangement is conditional on the Competition Act Approval, the HSR Act Approval and the German Competition Approval.

Competition Act Approval

Part IX of the Competition Act requires that each of the parties to a transaction that exceeds the thresholds set out in sections 109 and 110 of the Competition Act (a “Notifiable Transaction”) provide the Commissioner of Competition with pre-closing notification filings (“Notifications”) in respect of their Notifiable Transaction. Subject to certain exemptions discussed below, a Notifiable Transaction cannot be completed until the applicable waiting period under section 123 of the Competition Act has expired or been terminated by the Commissioner.

The statutory waiting period is 30 calendar days after the day on which the parties to a Notifiable Transaction each submit their respective Notifications. The parties are entitled to complete the transaction at the end of the 30-day period, unless the Commissioner requests additional information from the parties that is relevant to the Commissioner’s assessment of the transaction pursuant to subsection 114(2) of the Competition Act (a “Supplementary Information Request”). If the Commissioner issues a Supplementary Information Request, the parties cannot complete the transaction until 30 calendar days after the parties’ certification of substantial compliance with the Supplementary Information Request and cannot complete the transaction after that 30-day period if there is any Competition Tribunal order in effect prohibiting completion of the transaction at that time.

A Notifiable Transaction may be completed before the end of the applicable waiting period in two circumstances: (i) the Commissioner notifies the parties that he does not, at that time, intend to challenge the transaction by making an application under section 92 of the Competition Act (a “No Action Letter”); or (ii) the Commissioner issues an advance ruling certificate (an “ARC”) under subsection 102(1) of the Competition Act. In the case of a No Action Letter, the Commissioner retains the right to challenge the transaction before the Competition Tribunal at any time within one year after the transaction is completed.

The Arrangement constitutes a Notifiable Transaction under the Competition Act. Under the terms of the Arrangement Agreement, completion of the Arrangement is conditional on either: receipt of an ARC; or expiry or termination of the 30-day waiting period and receipt of a No Action Letter.

On November 26, 2020, the Parties filed with the Commissioner a request for an ARC or, in the alternative, a No Action Letter and each of Norbord and West Fraser filed their respective Notifications.

HSR Act Approval

Under the HSR Act, certain transactions exceeding prescribed thresholds may not be completed until each party has filed a Notification and Report Form (a “HSR Form”) pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and with the U.S. Federal Trade Commission (the “FTC”, and together with the DOJ, the “Agencies”) and applicable waiting period requirements have been satisfied. The Arrangement exceeds the prescribed thresholds and therefore is subject to the applicable waiting period requirements of the HSR Act.

The waiting period under the HSR Act is 30 calendar days after the Parties to the Arrangement each submit their respective HSR Forms, unless earlier terminated by the Agencies or unless the Agencies issue a request for additional information and documentary material (a “Second Request”) prior to that time. If the Agencies were to issue a Second Request, the waiting period with respect to the Arrangement would be extended until 30 days following the Parties’ certification of substantial compliance with the Second Request. The Parties are entitled to complete the Arrangement following expiration, or early termination, of the waiting period, provided that the Agencies have not taken action that results in a court Order enjoining the Arrangement. The expiration or early termination of the waiting period does not bar the Agencies from subsequently challenging the Arrangement.

Expiration or early termination of any waiting period, and any extension thereof, applicable to the transactions contemplated by the Arrangement Agreement under the HSR Act is a condition to Closing of the Arrangement.

On November 25, 2020, the Parties filed their respective HSR Forms under the HSR Act.

German Competition Approval

Under German merger control law, transactions exceeding certain financial thresholds must be notified to the German Bundeskartellamt (“German Federal Cartel Office”) and closing is not permitted under German merger control law until the German Federal Cartel Office has granted clearance (the “German Competition Approval”).

The Arrangement exceeds the applicable financial thresholds and as such the receipt of the German Competition Approval is a condition to completion of the Arrangement. German merger control law provides for an initial one-month review period within which the authority must either clear the transaction or decide to open an in-depth investigation to further examine the transaction.

West Fraser submitted the requisite notification to the German Federal Cartel Office on December 3, 2020.

INFORMATION CONCERNING THE COMBINED COMPANY

This section of the Circular contains forward-looking information. Readers are cautioned that actual results may vary. See “Information Contained in this Circular – Forward-Looking Statements”.

Overview

On Closing, West Fraser will own all of the outstanding Norbord Shares and Norbord will be a wholly-owned subsidiary of West Fraser. Following Closing, existing Shareholders and Norbord Shareholders are expected to own approximately 56% and 44% of West Fraser, respectively, based on the number of West Fraser Shares and Norbord Shares issued and outstanding as of December 15, 2020.

Following Closing, West Fraser’s head office will continue to be located at Suite 501, 858 Beatty Street, Vancouver, British Columbia, V6B 1C1. West Fraser’s registered office will continue to be located at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.

Anticipated Corporate Structure

The corporate structures of West Fraser and Norbord are set out in the West Fraser AIF and the Norbord AIF, respectively. On Closing, Norbord, and each of the Norbord subsidiaries, will become subsidiaries of West Fraser. It is anticipated that all Qualifying Holdcos will be wound up and eliminated from West Fraser’s corporate structure following Closing.

Description of the Combined Company

The Arrangement is expected to result in the creation of a global wood products leader. Following Closing, West Fraser’s business will be comprised of 33 lumber mills, five pulp and paper mills and six renewable energy facilities (850GWH). In addition, West Fraser will own and operate 24 engineered wood product plants, including 14 OSB facilities, three medium density fibreboard (MDF) facilities, three plywood facilities, two particle board facilities, one laminated veneer lumber (LVL) facility and one veneer facility. West Fraser will own and operate one furniture facility. Following Closing, West Fraser expects to employ approximately 10,000 people.

The following graphic illustrates West Fraser’s diverse operating footprint throughout Canada, the United States and Europe following Closing:

For a complete description of the business, assets and operations of West Fraser and Norbord prior to the Arrangement, see the West Fraser AIF and the Norbord AIF, which are incorporated by reference in this Circular.

Description of Share Capital

The authorized share capital of West Fraser following Closing will continue to be as described in Appendix E and the rights and restrictions of the West Fraser Shares and the West Fraser Class B Shares will remain unchanged.

Dividends

The declaration and payment of cash dividends is within the discretion of the West Fraser Board. Historically, cash dividends have been declared on a quarterly basis payable after the end of each quarter. On an annual basis, dividends of CDN$0.80 per share were declared in 2019, CDN$0.70 per share were declared in 2018, CDN$0.36 per share were declared in 2017 and CDN$0.28 per share were declared in 2016 and 2015. From January 1, 2020 to October 26, 2020, dividends of CDN$0.60 per share, in the aggregate, were declared.

There can be no assurance that dividends will continue to be declared and paid by West Fraser in the future, as the discretion of the West Fraser Board will be exercised from time to time taking into account the current circumstances of West Fraser.

Post-Arrangement Shareholders and Principal Shareholders

Based on the outstanding Norbord Shares as of December 15, 2020, West Fraser expects to issue an estimated 54,480,178 West Fraser Shares in connection with the Arrangement, on a non-diluted basis. On Closing, assuming that the number of Norbord Shares and West Fraser Shares outstanding does not change from December 15, 2020, it is expected that the total number of West Fraser Shares issued and outstanding will be approximately 120,877,322 (excluding 2,281,478 West Fraser Class B Shares), on a non-diluted basis. Following Closing, existing Shareholders and Norbord Shareholders are expected to own approximately 56% and 44% of West Fraser, respectively, based on the number of West Fraser Shares and Norbord Shares issued and outstanding as of December 15, 2020.

In addition, an estimated 893,703 West Fraser Shares will be issuable upon the exercise of Replacement Options. The Replacement Options will be issued under two new replacement stock option plans to be adopted by West Fraser in connection with Closing, which will only be used to grant these Replacement Options and will not require separate Shareholder approval under the policies of the TSX as the aggregate number of West Fraser Shares issuable thereunder is less than 2% of the number of West Fraser Shares issued and outstanding prior to giving effect to the Arrangement.

The exact number of West Fraser Shares that will ultimately be issued will be dependent upon the number of issued and outstanding Norbord Shares on the Effective Date, which may change due to the exercise of Norbord Options, rounding in respect of fractional entitlements and adjustments to the Exchange Ratio in accordance with the Arrangement Agreement.

Pursuant to the Arrangement Agreement, in the event West Fraser or Norbord declares an Excess Dividend prior to the Effective Date in excess of the threshold amounts set out in the Arrangement Agreement, the Exchange Ratio will be adjusted and, as a result, the number of West Fraser Shares issued in connection with the Arrangement will increase (in the case of a West Fraser Excess Dividend) or decrease (in the case of a Norbord Excess Dividend).

In the event West Fraser agrees to increase the Consideration, for example if Norbord receives a Superior Proposal, the TSX will generally not require further approvals from Shareholders for the issuance of up to approximately 13,843,470 additional West Fraser Shares, such number being 25% of the estimated number of West Fraser Shares being approved by Shareholders for issuance to Norbord Shareholders in connection with the Arrangement.

To the knowledge of West Fraser’s directors and executive officers, following Closing, no Person will beneficially own, directly or indirectly, or exercise control or direction over, voting securities of West Fraser carrying 10% or more of the voting rights attached to the West Fraser Shares or the West Fraser Class B Shares, except as follows:

Name of Beneficial Holder	Title of Class	Amount Beneficially Owned or Controlled(1)	% of Class	% of Total Votes(1)
Brookfield(2)	Common	23,481,586	19.4	19.1

Ketcham Investments, Inc.(3)	Common	5,662,718	4.7	4.6
	Class B Common	1,743,228	76.4	1.4

				6.0

Tysa Investments, Inc.(4)	Class B Common	333,066	14.6	0.3

Notes:

(1)

Assumes an aggregate of 120,877,322 West Fraser Shares and 2,281,478 West Fraser Class B Shares are issued and outstanding following Closing. The number of West Fraser Shares has been calculated based on the Exchange Ratio. Figures are based off of shareholdings as at December 15, 2020.

(2)

Brookfield is a publicly-traded company incorporated in Ontario, Canada with Class A Limited Voting Shares listed on the TSX and the NYSE. Brookfield’s major shareholders are Partners Limited and its 49%-owned affiliate, Partners Value Investments LP. The shareholders of Partners Limited, directly and indirectly, consist of current senior executives and directors of Brookfield and its affiliates, as well as a limited number of former senior executives. Information concerning Brookfield is taken from Norbord’s 2020 management proxy circular and is current as at March 9, 2020.

(3)	Ketcham Investments, Inc. is controlled by the family of Henry H. (Hank) Ketcham, Chairman of the West Fraser Board.
(4)	Tysa Investments, Inc. is controlled by William P. Ketcham, one of West Fraser’s former directors.

Directors and Executive Officers

On the Effective Date, the size of the West Fraser Board will be increased by two directors and will be comprised of all of the current directors of West Fraser and two independent directors of Norbord, being Marian Lawson and Colleen McMorrow. As a result, the number of directors on the West Fraser Board who are women will increase from two to four, making up 1/3 of the West Fraser Board. Information about the directors of West Fraser following Closing is set out in the West Fraser AIF and in the management proxy circular of Norbord dated March 9, 2020, as applicable, which are incorporated by reference in this Circular.

On Closing, Raymond Ferris will continue as the Chief Executive Officer of West Fraser and Chris Virostek will continue as the Chief Financial Officer of West Fraser. Peter Wijnbergen, the President and Chief Executive Officer of Norbord will be appointed President, Engineered Wood of West Fraser. Sean McLaren, the Vice-President, U.S. Lumber of West Fraser will be appointed as President, Solid Wood of West Fraser. The other executive officers of West Fraser will continue as the executive officers of West Fraser following Closing.

Assuming 54,480,178 West Fraser Shares are issued to Norbord Shareholders in connection with the Arrangement, the members of the West Fraser Board, the West Fraser Executives and the Norbord Executives will hold, in the aggregate, approximately 1,478,600 West Fraser Shares and approximately 78,728 West Fraser Class B Shares representing 1.26% of the aggregate number of West Fraser Shares and West Fraser Class B Shares anticipated to be issued and outstanding following Closing, on a non-diluted basis. The foregoing figures do not include 5,662,718 West Fraser Shares and 1,743,228 West Fraser Class B Shares held by Ketcham Investments, Inc., which is controlled by the family of Mr. Henry H. (Hank) Ketcham, Chairman of the West Fraser Board. See “Information Concerning the Combined Company – Post Arrangement Shareholders and Principal Shareholders”.

West Fraser Credit Facility

In connection with the Arrangement, West Fraser has secured commitments to underwrite and make available US$1.3 billion (CDN$850 million and US$650 million) in committed credit facilities on Closing. The committed facilities will be underwritten and syndicated by the Toronto-Dominion Bank as sole underwriter, lead arranger and bookrunner.

Consolidated Capitalization

The following table sets out West Fraser’s consolidated capitalization as at September 30, 2020, adjusted to give effect to any material changes in the share capital of West Fraser since September 30, 2020, the date of West Fraser’s most recent unaudited condensed consolidated interim financial statements, and further adjusted to give effect to the Arrangement. The table should be read in conjunction with the unaudited condensed consolidated interim financial statements of West Fraser as at and for the three and nine months ended September 30, 2020, including the notes thereto, and MD&A thereof, the unaudited consolidated interim financial statements of Norbord for the three and nine months ended October 3, 2020, including the notes thereto, and MD&A thereof, West Fraser’s unaudited pro forma combined consolidated financial statements and the accompanying notes thereto attached as Appendix G to the Circular, and the other financial information contained in or incorporated by reference in this Circular.

(in millions of U.S. dollars, except per share amounts)	As at September 30, 2020		As at September 30, 2020, after giving effect to the Arrangement
West Fraser share capital	$363		$3,410
West Fraser shares issued	68,676,007	(1)	123,118,183	(2)
Total current assets	$1,069		$1,834
Long-term debt	$503		$1,212

Notes:

(1)	Consisting of 66,394,529 West Fraser Shares and 2,281,478 West Fraser Class B Shares.
(2)	Consisting of 120,836,705 West Fraser Shares and 2,281,478 West Fraser Class B Shares.

Unaudited Pro Forma Financial Information

The unaudited pro forma combined consolidated financial statements of West Fraser, as at and for the nine months ended September 30, 2020 and for the year ended December 31, 2019, which give effect to the Arrangement, are attached as Appendix G.

Stock Exchange Listing Matters

On Closing, the West Fraser Shares will continue trading on the TSX under the symbol “WFT”. In addition, it is a condition to Closing of the Arrangement that the West Fraser Shares, including the West Fraser Shares to be issued to Norbord Shareholders as Consideration under the Arrangement, be approved for listing on the NYSE on or prior to the Effective Date.

Norbord Bonds

Pursuant to the terms of the Norbord Bond Indentures, if the Arrangement is completed, Norbord will be required to make a change of control offer to acquire all outstanding Norbord Bonds at 101% of the principal amount plus accrued and unpaid interest. Any Norbord Bonds that are not tendered to such offer will continue to remain outstanding obligations of Norbord after Closing subject to the terms and conditions of the Norbord Bond Indentures. If holders of not less than 90% of the aggregate principal amount of the outstanding 6.250% Notes or the outstanding 5.750% Notes validly tender to a change of control offer, Norbord will have the right to redeem all of the 6.250% Notes or the 5.750% Notes that remain outstanding, respectively, at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest.

West Fraser anticipates causing the termination by Norbord of its secured revolving credit facilities on Closing. The security relating to such debt will be subject to release and discharge following such termination and related repayment. On doing so and in accordance with the terms of the Norbord Bond Indentures and the applicable master deed of trust, the bonds issued to the bondholders securing such debt under the secured revolving credit facility will be returned to the trustee thereunder for cancellation and, upon such cancellation, Norbord will be entitled to have the security granted pursuant to such master deed of trust released and discharged. Following such release and discharge, the Norbord Bonds will be unsecured debt obligations of Norbord.

Auditors

The auditors of West Fraser will continue to be PricewaterhouseCoopers LLP.

Transfer Agent and Registrar

The transfer agent and registrar for the West Fraser Shares will continue to be AST Trust, Suite 1600, 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1.

INFORMATION CONCERNING WEST FRASER

Information concerning West Fraser is set out in Appendix E attached to this Circular.

INFORMATION CONCERNING NORBORD

Information concerning Norbord is set out in Appendix F attached to this Circular.

RISK FACTORS RELATING TO THE

ARRANGEMENT AND WEST FRASER

An investment in West Fraser Shares as a result of the combination of Norbord and West Fraser is subject to certain risks. In addition to the risk factors described under the headings “Risk Factors” and “Risks of the Business” in the West Fraser AIF and the Norbord AIF, respectively, which are specifically incorporated by reference into this Circular, the following are additional and supplemental risk factors which Shareholders should carefully consider before making a decision regarding approving the Share Issuance Resolution.

There can be no certainty that the Arrangement will be completed

Closing is subject to certain conditions that are outside the control of both Norbord and West Fraser, including, without limitation, the Norbord Shareholder Approval, the West Fraser Shareholder Approval, the Key Regulatory Approvals and the receipt of the Final Order. There can be no assurance that these conditions will be satisfied or that the Arrangement will be completed as currently contemplated or at all.

There is also no certainty, nor can either Party provide any assurance, that the Arrangement Agreement will not be terminated by either Party before Closing.

If the Arrangement is not completed, the market price of the Norbord Shares and the West Fraser Shares may decline. In addition, Norbord and West Fraser will each be responsible for their respective expenses incurred in connection with the Arrangement and will not realize anticipated synergies, growth opportunities and other benefits of the Arrangement. If the Arrangement is delayed, the achievement of synergies and the realization of growth opportunities could be delayed and may not be available to the same extent.

If a Material Adverse Effect occurs, the Arrangement may not be completed

Closing is subject to the condition that, among other things, at the time of Closing, no Material Adverse Effect with respect to Norbord or West Fraser shall have occurred since the date of the Arrangement Agreement. Although a Material Adverse Effect excludes certain events, including events in some cases that are beyond the control of Norbord or West Fraser, there can be no assurance that a Material Adverse Effect will not occur prior to the Effective Time. If such a Material Adverse Effect occurs with respect to either West Fraser or Norbord, and the other Party does not waive its right to terminate or changes its recommendation to its shareholders, the Arrangement may not proceed.

The Arrangement may face regulatory scrutiny or require the Parties to take remedial actions, which could delay or prevent completion of the Arrangement or negatively impact future business and operations

The Arrangement is notifiable under the Competition Act, the HSR Act, and German merger control law. The Commissioner of Competition, the DOJ or FTC, state attorneys general and, in certain circumstances, private parties in the United States, and the German Federal Cartel Office may challenge the Arrangement on competition or antitrust law grounds at any time before or after the completion of the Arrangement. Accordingly, the Commissioner of Competition, the DOJ or FTC, the German Federal Cartel Office or others could take action under competition or antitrust laws seeking to prevent, rescind or dissolve the Arrangement, or to conditionally approve the Arrangement subject to the requirement that Norbord and/or West Fraser take remedial actions. There can be no assurance that a challenge to the Arrangement on competition or antitrust law grounds will not be made or, if a challenge is made, that it can be successfully defended by West Fraser and Norbord. In addition, there can be no assurance that the Parties will not agree to take any remedial action in response to a challenge that could be expected to materially limit the right of West Fraser to own, retain, control, operate, or exploit any production or manufacturing facility or any asset material to the operation of such facility of the Parties or any of their respective subsidiaries (which will include Norbord and its subsidiaries on a post-Transaction basis). Further, any such challenge could result in the Key Regulatory Approvals not being obtained by the Outside Date, as such Outside Date may be extended in accordance with the Arrangement Agreement, which would then entitle either West Fraser or Norbord to terminate the Arrangement Agreement.

In addition, the granting of the Key Regulatory Approvals may be conditioned upon the Parties taking remedial actions that, in the reasonable judgment of either Party, could be expected to materially limit the right of West Fraser to own, retain, control, operate, or exploit any production or manufacturing facility or any asset material to the operation of such facility of the Parties or any of their respective subsidiaries (which will include Norbord and its subsidiaries on a post-Transaction basis) following Closing. As neither Party is obligated to take any such actions under the terms of the Arrangement Agreement, there can be no assurance that the Parties will agree to take such remedial actions, which may delay or prevent Closing. If the Parties agree to take such remedial actions, there can be no assurance that such actions will not negatively impact the business and operations of West Fraser following Closing.

Uncertainty surrounding the Arrangement could adversely affect West Fraser’s and/or Norbord’s retention of customers, suppliers and personnel and could negatively impact future business and operations

Because the Arrangement is dependent upon satisfaction of certain conditions, its completion is subject to uncertainty. In response to this uncertainty, the customers and suppliers of West Fraser and Norbord may delay or defer decisions concerning West Fraser or Norbord, respectively. Any change, delay or deferral of those decisions by customers and suppliers could negatively impact the business and operations of West Fraser or Norbord, as applicable, regardless of whether the Arrangement is ultimately completed. Similarly, current and prospective employees of Norbord may experience uncertainty about their future roles within West Fraser until West Fraser’s strategies with respect to such employees are announced and executed. This may adversely affect West Fraser’s ability to attract or retain key management of Norbord in the interim period until the Arrangement is completed and in the period following Closing.

Benefits from the Arrangement may not be achieved to the extent, or within the time period, currently expected, which could eliminate, reduce or delay the achievement of synergies expected to be generated by the Arrangement

The ability to realize the benefits of the Arrangement including, among other things, those set forth in this Circular under the heading “The Arrangement – Reasons for the Recommendation”, will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on West Fraser’s ability to realize the anticipated growth opportunities and synergies, efficiencies and cost savings from integrating Norbord’s business with West Fraser’s business following Closing. This integration will require the dedication of substantial management effort, time and resources which may divert management’s focus and resources from other strategic opportunities following Closing and from operational matters during this process. The integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationships that may adversely affect the ability of West Fraser to achieve the anticipated benefits of the Arrangement. In addition, there is no assurance that the prospective organic growth opportunities and potential merger and acquisition growth opportunities may be realized or prove to be accretive to West Fraser.

The Arrangement may not maximize the growth potential of, or deliver greater value for, West Fraser beyond the level that West Fraser could have achieved on its own without Norbord

One of the principal reasons for the Arrangement is to maximize the growth potential of West Fraser beyond the level that West Fraser could have achieved on its own without the acquisition of Norbord. Achieving this growth potential is dependent on a number of factors, many of which will be beyond the control of West Fraser. The inability to realize the full extent of the anticipated growth opportunities from the Arrangement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, operating results and financial strength of West Fraser following Closing. As a result there is a risk that Shareholders might achieve more value over the long-term if West Fraser was to pursue its existing stand-alone business strategies independent of Norbord.

The number of West Fraser Shares to be issued to the Norbord Shareholders is fixed and will not adjust if the financial performance, financial condition or outlook of Norbord declines prior to Closing

The Consideration payable to Norbord Shareholders pursuant to the Arrangement is based on a fixed Exchange Ratio and there will be no adjustment for changes in the market price of Norbord Shares or West Fraser Shares prior to the consummation of the Arrangement. During this period, the operating results and financial condition of Norbord may decline and the outlook for the Norbord business may deteriorate. None of the Parties are permitted to terminate the Arrangement Agreement and abandon the Arrangement solely because of changes in the market price of the Norbord Shares or the West Fraser Shares. Accordingly, the number of West Fraser Shares to be issued to the Norbord Shareholders and the proportion of West Fraser that the Norbord Shareholders will own following Closing will not be reduced in the event that the financial condition of Norbord or the outlook for Norbord’s business declines prior to Closing and the Arrangement proceeds.

The market price of the West Fraser Shares may fluctuate as a result of changes to Norbord’s business and financial condition

There may be a significant amount of time between the date when Shareholders vote at the Meeting and the date on which the Arrangement is completed. During this period, there may be changes in the businesses, operations, results and prospects of Norbord and the prices for Norbord’s products (including OSB panels), which may result in the market prices of the West Fraser Shares and the Norbord Shares fluctuating during this interim period. In addition, these market prices may fluctuate as a result of market expectations of the likelihood that the Arrangement will be completed and the timing of its completion, the prospects for West Fraser’s post-combination operations, the effect of any conditions or restrictions imposed on, or proposed with respect to, West Fraser and Norbord by any Governmental Entity and general market and economic conditions.

Following Closing, the market price of the West Fraser Shares will continue to be impacted by factors relating to Norbord’s business as this business is integrated into West Fraser’s business. As a result, the market price of the West Fraser Shares may be adversely impacted following Closing if the performance of the Norbord business declines or the outlook for the Norbord business deteriorates.

West Fraser will be subject to interim period covenants that may restrict its flexibility to operate the business and may result in lost opportunities

Under the Arrangement Agreement, West Fraser has agreed that, among other things, during the period from the date of the Arrangement Agreement until the earlier of Closing and the time the Arrangement Agreement is terminated in accordance with its terms, it would, and would cause its subsidiaries to, conduct its business in the ordinary course of business consistent in all material respects with past practice and in accordance with its current capital plans, and use commercially reasonable efforts to maintain and preserve the business organization, assets, goodwill and business relationships it currently maintains and keep available the services of its respective officers and employees as a group. The Arrangement Agreement also restricts West Fraser from taking certain specified actions during the interim period without the consent of Norbord, which consent will not be unreasonably withheld, until the Arrangement is completed. Such restrictions may prevent West Fraser from pursuing attractive business opportunities that may arise prior to Closing or undertaking changes to its operations that it would otherwise proceed with if it were not bound by these interim covenants. See “The Arrangement Agreement – Conditions Precedent to the Arrangement” and “The Arrangement Agreement – Covenants”.

The Termination Fee provided under the Arrangement Agreement may discourage other parties from attempting to acquire West Fraser

Under the Arrangement Agreement, West Fraser may be required to pay a fee of CDN$110 million in the event the Arrangement Agreement is terminated by West Fraser in order to accept a Superior Proposal. This obligation to pay the Termination Fee may discourage other parties from attempting to acquire West Fraser or otherwise from making an Acquisition Proposal to West Fraser.

Following the Arrangement the trading price of the West Fraser Shares may be volatile

The trading prices of the Norbord Shares and the West Fraser Shares have been and will continue to be subject to, and following completion of the Arrangement the West Fraser Shares will be subject to, material fluctuations and may increase or decrease in response to a number of events and factors, including:

•	changes in the market price of the commodities that Norbord and West Fraser sell and purchase;

•	current events affecting the economic situation in North America, Europe and the international markets in which West Fraser’s and Norbord’s products are sold;

•	trends in the lumber and OSB industries and other industries in which Norbord and West Fraser operate;

•	regulatory and/or government actions;

•	changes in financial estimates and recommendations by securities analysts;

•	the fact that the risks and uncertainties facing West Fraser following Closing may be different from those currently affecting West Fraser on a stand-alone basis without Norbord;

•	sales by Brookfield of any of the West Fraser Shares held by it following Closing;

•	acquisitions and financings;

•	the economics of current and future projects undertaken by West Fraser, both with respect to its existing business and the Norbord business, following completion of the Arrangement;

•	variations in West Fraser’s operating results, financial condition or dividend policies following Closing;

•	the operating and share price performance of other companies, including those that investors may deem comparable to West Fraser; and

•	the issuance of additional equity securities by West Fraser following Closing.

In addition to factors directly affecting West Fraser and the combined business of West Fraser and Norbord, the West Fraser Shares may also experience volatility that is attributable to the overall state of the stock markets in which wide price swings may occur as a result of a variety of financial, economic and market perception factors. This overall market volatility may adversely affect the price of the West Fraser Shares, regardless of West Fraser’s own relative operating performance.

The completion of the Arrangement may require Norbord to provide notice to or obtain the consent of certain provincial governments with respect to the Norbord Tenures

In connection with the Arrangement, Norbord will provide notice to certain provincial governments with respect to the Norbord Tenures in such provinces. The relevant Governmental Entities may impose conditions or revise the current Norbord Tenures and, as a result, there can be no assurance that: (i) such revisions will not constitute, individually or in the aggregate, a Material Adverse Effect that causes the Arrangement not to proceed, and (ii) following the Arrangement, Norbord will not experience a reduction in its allocated cutting rights under such provincial forestry legislation which could adversely affect West Fraser and the value of the West Fraser Shares.

The unaudited pro forma combined consolidated financial statements are presented for illustrative purposes only and may not be an indication of West Fraser’s financial condition or results of operations following the Arrangement

The unaudited pro forma combined consolidated financial statements contained in this Circular are presented for illustrative purposes only and may not be an indication of West Fraser’s financial condition or results of operations following Closing for several reasons. For example, the unaudited pro forma combined consolidated financial statements have been derived from the historical financial statements of Norbord and West Fraser and certain assumptions have been made. The information upon which these assumptions have been made is historical, preliminary and is not reflective of any future financial performance of West Fraser following Closing. Moreover, the unaudited pro forma combined consolidated financial statements do not reflect all costs that are expected to be incurred by West Fraser and Norbord in connection with the Arrangement. For example, the impact of any incremental costs incurred in integrating Norbord and West Fraser is not reflected in the unaudited pro forma combined consolidated financial statements. In addition, the assumptions used in preparing the unaudited pro forma combined consolidated financial information may not prove to be accurate and may not be reflective of West Fraser’s financial condition or results of operations following Closing. The market price of the West Fraser Shares may be adversely affected if the actual results of West Fraser fall short of the unaudited pro forma combined consolidated financial statements contained in this Circular. See the unaudited pro forma combined consolidated financial statements of West Fraser attached as Appendix G to this Circular.

The amount of any dividends paid by West Fraser after Closing is not guaranteed

The declaration and payment of cash dividends is within the discretion of the West Fraser Board. Historically, cash dividends have been declared on a quarterly basis payable after the end of each quarter. On an annual basis, dividends of CDN$0.80 per share were declared in 2019 and from January 1, 2020 to October 26, 2020, dividends of CDN$0.60 per share, in the aggregate, were declared. There is no assurance that the acquisition of Norbord will not adversely impact the financial condition of West Fraser and the ability of West Fraser to maintain its dividend at the current rate. The West Fraser Board will retain the power to declare dividends in its discretion and in any manner and at any time as it may deem necessary or appropriate in the future. For these reasons, as well as others, there can be no assurance that dividends in the future will be equal or similar to the dividends historically paid by West Fraser or that the West Fraser Board will not decide to suspend or discontinue the payment of cash dividends in the future.

West Fraser’s credit ratings may be downgraded, or there may be adverse conditions in the credit markets, which may impede West Fraser’s access to debt markets or raise its borrowing rates

Access to financing for West Fraser will depend on, among other things, suitable market conditions and maintenance of long-term credit ratings. The credit ratings of West Fraser may be adversely affected by various factors, including increased debt levels, decreased earnings, declines in customer demands, increased competition and the deterioration in general economic and business conditions. Any downgrades in the credit ratings of West Fraser may impede West Fraser’s ability to access debt markets or raise its borrowing rates.

There is no assurance that the acquisition of Norbord will strengthen West Fraser’s financial position or improve its capital markets profile

While the Transaction will increase West Fraser’s asset and revenue base, it will also increase West Fraser’s debt and its exposure (in absolute dollar terms) to negative downturns in the market for wood products if both the existing West Fraser and Norbord businesses are adversely impacted by these downturns. Such downturns may force West Fraser to draw against its credit facilities in order to fund its operations to the extent that these downturns result in negative cash flows for the combined business following Closing. In addition, downturns in the wood products market may adversely impact the ability of West Fraser to repay or refinance the outstanding debt of West Fraser or Norbord when this debt matures and becomes payable. There is also no assurance that the completion of the acquisition of Norbord and the listing of the West Fraser Shares on the NYSE will result in West Fraser being able to increase its investor base, gain increased investor exposure, increase trading liquidity or become a leading investment vehicle for investors seeking wood products exposure in North America.

Risks associated with the NYSE Listing and Litigation

It is a condition precedent to Closing that the West Fraser Shares be listed for trading on the NYSE. Listing on the NYSE may expose West Fraser to additional regulatory proceedings, litigation (including class actions), mediation, and/or arbitration from time to time, which could adversely affect West Fraser’s business, financial condition and operations. Monitoring and defending against legal actions, with or without merit, can be time-consuming, may divert management’s attention and resources and can cause West Fraser to incur significant expenses. In addition, legal fees and costs incurred in connection with such activities may be significant and West Fraser may, in the future, be subject to judgments or enter into settlements of claims for significant monetary damages. While West Fraser has insurance that may cover the costs and awards of certain types of litigation, the amount of insurance may not be sufficient to cover any costs or awards. Substantial litigation costs or an adverse result in any litigation may adversely impact the business, financial condition, or operations of West Fraser. Litigation, and any decision resulting therefrom, may also create a negative perception of West Fraser.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

As of the date of this Circular, no informed person of West Fraser or any associate or affiliate of any informed person has had a material interest in any transaction since the commencement of West Fraser’s most recently completed financial year or has a material interest in any proposed transaction which has materially affected or would affect West Fraser or any of its subsidiaries.

INTERESTS OF EXPERTS

The following are the names of each person or company who has prepared or certified a report, valuation, statement or opinion in this Circular, either directly or in a document incorporated by reference herein, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company:

•	TD Securities, which has prepared the TD Securities Fairness Opinion;

•	Scotiabank, which has prepared the Scotiabank Fairness Opinion;

•	PricewaterhouseCoopers LLP, auditors of West Fraser; and

•	KPMG LLP, auditors of Norbord.

To the knowledge of West Fraser, neither TD Securities nor any of the designated professionals thereof held securities representing more than 1% of all issued and outstanding West Fraser Shares and West Fraser Class B Shares as at the date of the statement, report or valuation in question, and neither of them nor any officer or employee thereof, is or is expected to be elected, appointed or employed as a director, officer or employee of West Fraser or of any associate or affiliate of West Fraser. To the knowledge of West Fraser, Scotiabank (including the designated professionals of Scotiabank) held 1,000,266 West Fraser Shares as at the date of the Scotiabank Fairness Opinion, of which 1,000,000 West Fraser Shares were used to hedge an equity derivative contract between Scotiabank and West Fraser as a partial hedge of compensation payable under West Fraser’s equity based compensation plans.

KPMG LLP has advised Norbord that it is independent with respect to Norbord within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and under all relevant U.S. professional and regulatory standards.

PricewaterhouseCoopers LLP has advised West Fraser that it is independent with respect to West Fraser in accordance with the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of British Columbia.

LEGAL MATTERS

Certain legal matters in connection with the Arrangement as they pertain to West Fraser will be passed upon by McMillan.

ADDITIONAL INFORMATION

Additional information (including financial information) relating to West Fraser can be found in its Annual Report for the year ended December 31, 2019, which includes the West Fraser AIF, and in its audited financial statements as at and for the years ended December 31, 2019 and 2018 and the accompanying audit report and MD&A. The Annual Report is on the West Fraser website (www.westfraser.com) and can also be found under West Fraser’s profile on SEDAR (www.sedar.com). Copies of such materials, as well as additional copies of this Circular, may be obtained upon request to West Fraser’s Chief Financial Officer, Suite 501, 858 Beatty Street, Vancouver, British Columbia, V6B 1C1 or by email to shareholder@westfraser.com.

APPROVAL OF DIRECTORS

The contents of the Notice of Meeting and this Circular and their distribution to Shareholders have been approved by the West Fraser Board.

Norbord has provided the information contained in this Circular concerning Norbord and its business and operations and Norbord’s financial information and financial statements. West Fraser assumes no responsibility for the accuracy or completeness of such information, nor for any omission on the part of Norbord to disclose facts or events which may affect the accuracy of any such information.

DATED December 15, 2020.

BY ORDER OF THE WEST FRASER BOARD

/s/ Raymond Ferris
Raymond Ferris
President and Chief Executive Officer
Vancouver, British Columbia

APPENDICES

APPENDIX A SHARE ISSUANCE RESOLUTION

APPENDIX B STOCK OPTION PLAN AMENDMENT RESOLUTION

APPENDIX C OPINION OF TD SECURITIES

APPENDIX D OPINION OF SCOTIABANK

APPENDIX E INFORMATION CONCERNING WEST FRASER

APPENDIX F INFORMATION CONCERNING NORBORD

APPENDIX G UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

APPENDIX H GLOSSARY

APPENDIX A

SHARE ISSUANCE RESOLUTION

BE IT RESOLVED AS AN ORDINARY RESOLUTION OF THE HOLDERS OF COMMON SHARES AND CLASS B COMMON SHARES OF WEST FRASER TIMBER CO. LTD. (“WEST FRASER”) THAT:

1.

West Fraser is hereby authorized to issue such number of common shares in the capital of West Fraser (the “West Fraser Shares”) as is necessary to allow West Fraser to acquire 100% of the issued and outstanding common shares in the capital of Norbord Inc. (“Norbord”), which is estimated to be 55,373,881 West Fraser Shares, in connection with a plan of arrangement involving West Fraser and Norbord under Section 192 of the Canada Business Corporations Act (the “Arrangement”), pursuant to the arrangement agreement dated November 18, 2020 between West Fraser and Norbord (as it may be amended, modified or supplemented, the “Arrangement Agreement”), all as more fully described in the management information circular to which this Appendix A is attached.

2.

Notwithstanding that this resolution has been passed by holders of West Fraser Shares and holders of West Fraser Class B Common Shares (the “Shareholders”) or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of West Fraser are hereby authorized and empowered, if they decide not to proceed with the aforementioned Arrangement, to revoke this resolution at any time prior to the closing date of the Arrangement, without further notice to or approval of the Shareholders.

3.

Any director or officer of West Fraser is hereby authorized, empowered and instructed, acting for, in the name and on behalf of West Fraser, to execute or cause to be executed, under the seal of West Fraser or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

4.

All actions heretofore taken by or on behalf of West Fraser in connection with any matter referred to in any of the foregoing resolutions which were in furtherance of the Arrangement are hereby approved, ratified and confirmed in all respects.

A-1

APPENDIX B

STOCK OPTION PLAN AMENDMENT RESOLUTION

BE IT RESOLVED AS AN ORDINARY RESOLUTION OF THE HOLDERS OF COMMON SHARES AND CLASS B COMMON SHARES OF WEST FRASER TIMBER CO. LTD. (“WEST FRASER”) THAT:

1.

The stock option plan (the “Stock Option Plan”) of West Fraser is hereby amended to provide that the number of common shares in the capital of West Fraser (the “West Fraser Shares”) that may be allotted for issuance pursuant to the exercise of options granted pursuant to the Stock Option Plan be increased by an additional 1,000,000 West Fraser Shares.

2.

Any director or officer of West Fraser is hereby authorized, empowered and instructed, acting for, in the name and on behalf of West Fraser, to execute or cause to be executed, under the seal of West Fraser or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

B-1

APPENDIX C

OPINION OF TD SECURITIES

(see attached)

C-1

TD Securities TD Securities Inc. 700 West Georgia Street Suite 1700, Pacific Centre Vancouver, B. C., V7Y 1B6

November 18, 2020

The Board of Directors of West Fraser Timber Co. Ltd.

858 Beatty Street, Suite 501

Vancouver, BC

V6B 1C1

To the Board of Directors of West Fraser Timber Co. Ltd.:

TD Securities Inc. (“TD Securities”) understands that West Fraser Timber Co. Ltd. (“West Fraser”) is considering entering into an arrangement agreement (the “Arrangement Agreement”) with Norbord Inc. (“Norbord”), pursuant to which West Fraser would acquire all of the issued and outstanding common shares of Norbord (the “Norbord Shares”) pursuant to an arrangement under Section 192 of the Canada Business Corporations Act (the “Arrangement”). Pursuant to the terms of the Arrangement, the holders of Norbord Shares (the “Norbord Shareholders”) will be entitled to receive, in exchange for each Norbord Share, 0.675 of a common share of West Fraser (the “Consideration”). The above description is summary in nature. The specific terms and conditions of the Arrangement are set out in the Arrangement Agreement and are to be more fully described in the notice of special meeting of shareholders and management information circular (the “Information Circular”) of West Fraser which is to be sent to the holders of voting shares of West Fraser (the “West Fraser Shareholders”) in connection with the Arrangement.

TD Securities also understands that: (i) the Ketcham family and its affiliates that beneficially own, or exercise control and direction over, voting shares of West Fraser (collectively, the “Ketcham Affiliates”) directly or indirectly own or exercise control over approximately 19% of the outstanding voting shares of West Fraser and that the Ketcham Affiliates have entered into voting and support agreements with Norbord to vote such West Fraser shares in favour of the Arrangement; and (ii) Brookfield Asset Management Inc. and certain of its controlled affiliates (“Brookfield”) directly or indirectly own or exercise control over approximately 43% of the outstanding Norbord Shares and that Brookfield has entered into a voting and support agreement with West Fraser and Norbord to vote such Norbord Shares in favour of the Arrangement.

ENGAGEMENT OF TD SECURITIES

TD Securities was initially contacted by West Fraser in June 2020 and was formally engaged by West Fraser pursuant to an engagement agreement effective August 17, 2020 (the “Engagement Agreement”) to provide financial advisory services to West Fraser in connection with the Arrangement.

Pursuant to the Engagement Agreement, the Board of Directors of West Fraser (the “Board of Directors”) has asked TD Securities to prepare and deliver to the Board of Directors an opinion (the “Opinion”) regarding the fairness, from a financial point of view, to West Fraser of the Consideration to be paid by West Fraser to Norbord Shareholders pursuant to the Arrangement. TD Securities has not prepared a valuation of West Fraser, Norbord or any of their respective securities or assets and the Opinion should not be construed as such.

The terms of the Engagement Agreement provide that TD Securities will receive a fee for its services, a portion of which is payable on delivery of the Opinion and a portion of which is contingent on the successful completion of the Arrangement or certain other events, and will be reimbursed for its reasonable out-of-

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pocket expenses. Furthermore, West Fraser has agreed to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, investigations, damages and liabilities which may arise directly or indirectly from services performed by TD Securities in connection with the Engagement Agreement.

On November 18, 2020, TD Securities orally delivered the Opinion to West Fraser based upon and subject to the scope of review, assumptions and limitations and other matters described herein and contemplated by the Engagement Agreement. This Opinion provides the same opinion, in writing, as that given orally by TD Securities on November 18, 2020. Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Opinion, in its entirety, in the Information Circular, along with a summary thereof, in a form acceptable to TD Securities, and to the filing thereof by West Fraser with the applicable Canadian securities regulatory authorities.

CREDENTIALS OF TD SECURITIES

TD Securities is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. TD Securities also has significant international operations. TD Securities has been a financial advisor in a large number of transactions involving public and private companies in various industry sectors and has extensive experience in preparing valuations and fairness opinions.

The Opinion represents the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

RELATIONSHIP WITH INTERESTED PARTIES

Neither TD Securities nor any of its affiliated entities is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the “Securities Act”)) of West Fraser, Norbord or any of their respective associates or affiliates (collectively, the “Interested Parties”). Neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Arrangement other than to West Fraser pursuant to the Engagement Agreement.

TD Securities and its affiliates have not been engaged to provide any financial advisory services, have not acted as lead or co-lead manager on any offering of securities of West Fraser, Norbord, Brookfield or any other Interested Party, and have not had a material financial interest in any transaction involving West Fraser, Norbord, Brookfield or any other Interested Party during the 24 months preceding the date on which TD Securities was first contacted with respect to the engagement of TD Securities by West Fraser, other than services provided under the Engagement Agreement and as described herein. TD Securities is sole bookrunner, lead arranger and administration agent on West Fraser’s C$850 million revolving facility, US$200 million term loan facility and C$150 million side-car revolving facility. In connection with the Arrangement, TD Securities has been engaged by West Fraser to underwrite and backstop amendments to these credit facilities, including upsizing the side-car revolving facility from C$150 million to US$450 million. In May 2020, The Toronto-Dominion Bank (“TD Bank”), the parent company of TD Securities, as lender closed an extension and increase in commitment to US$39 million of its existing bilateral revolving credit facility with Norbord. During the preceding 24-month period, TD Securities acted in the following capacities for Brookfield and its affiliated entities: (i) financial advisor on three transactions with an aggregate transaction value in excess of C$6 billion; (ii) lead or co-lead underwriter for seven offerings of equity securities for gross proceeds of C$2.7 billion; and (iii) lead or co-lead underwriter for fifteen

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offerings of debt securities for gross proceeds of C$4.1 billion. In addition, subsequent to the date on which TD Securities was first contacted with respect to the engagement of TD Securities by West Fraser, TD Securities acted in the following capacities for Brookfield and its affiliated entities: (i) lead or co-lead underwriter for four offerings of equity securities for gross proceeds of C$0.9 billion; and (ii) lead or co- lead underwriter for two offerings of debt securities for gross proceeds of C$1.0 billion. TD Bank, directly or through one or more affiliates, provides credit and may provide banking services and other financing services to entities related to West Fraser, Norbord, Brookfield or any other Interested Party in the normal course of business.

TD Securities and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Arrangement, West Fraser, Norbord, Brookfield or any other Interested Party.

The fees paid to TD Securities in connection with the foregoing activities, together with the fees payable to TD Securities pursuant to the Engagement Agreement, are not financially material to TD Securities. No understandings or agreements exist between TD Securities and any Interested Party with respect to future financial advisory or investment banking business, other than those that may arise as a result of the Engagement Agreement. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for West Fraser, Norbord, Brookfield or any other Interested Party. TD Bank may continue to provide in the future, in the ordinary course of business, banking services including loans to West Fraser, Norbord, Brookfield or any other Interested Party.

SCOPE OF REVIEW

In connection with the Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:

1.	draft of the Arrangement Agreement dated November 18, 2020;

2.	draft of the voting and support agreement for Brookfield dated November 18, 2020;

3.	drafts of the voting and support agreements for the Ketcham Affiliates dated November 18, 2020;

4.	drafts of the voting and support agreements for officers and directors of West Fraser and Norbord dated November 18, 2020;

5.	annual reports of West Fraser and Norbord, including the audited financial statements and related management’s discussion and analysis, for the years ended December 31, 2017, 2018 and 2019;

6.

quarterly interim reports, including the unaudited financial statements and related management’s discussion and analysis, of West Fraser for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, and of Norbord for the fiscal quarters ended April 4, 2020, July 4, 2020, and October 3, 2020;

7.	other securities regulatory filings of West Fraser and Norbord for the years ended December 31, 2017, 2018 and 2019;

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8.	West Fraser management’s operating and financial models for its operating assets and for West Fraser on a consolidated basis;

9.	Norbord management’s operating and financial models for its operating assets and for Norbord on a consolidated basis;

10.	various financial and operational information regarding West Fraser prepared by management of West Fraser;

11.	various financial and operational information regarding Norbord prepared by management of Norbord;

12.	representations contained in a certificate dated November 18, 2020, from senior officers of West Fraser (the “Certificate”);

13.	discussions with senior management of West Fraser and senior management of Norbord with respect to the information referred to above and other issues and matters considered relevant by TD Securities;

14.	various research publications prepared by industry and equity research analysts regarding West Fraser, Norbord and other selected public entities considered relevant;

15.	public information relating to the business, operations, financial performance and security trading history of West Fraser, Norbord and other selected public entities considered relevant;

16.	public information with respect to certain other transactions of a comparable nature considered relevant; and

17.	such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not, to the best of its knowledge, been denied access by West Fraser or Norbord to any information requested by TD Securities. TD Securities did not meet with the auditors of West Fraser or Norbord and has assumed the accuracy, completeness and fair presentation of, and has relied upon, without independent verification, the financial statements of West Fraser and Norbord and any reports of the auditors thereon.

PRIOR VALUATIONS

Senior officers of West Fraser, on behalf of West Fraser and not in their personal capacities, have represented to TD Securities that, among other things, to the best of their knowledge, information and belief after due inquiry, there have been no valuations or appraisals relating to West Fraser, Norbord, or any of their respective affiliates or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of West Fraser other than those which have been provided to TD Securities or, in the case of valuations or appraisals known to West Fraser which it does not have within its possession or control, notice of which has not been given to TD Securities.

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ASSUMPTIONS AND LIMITATIONS

With the Board of Directors’ acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair presentation in all material respects of all financial and other data and information filed by West Fraser and Norbord with securities regulatory or similar authorities (including on the System for Electronic Document Analysis and Retrieval (“SEDAR”)), provided to it by or on behalf of West Fraser or Norbord or their respective representatives in respect of West Fraser or Norbord and/or their respective affiliates, or otherwise obtained by TD Securities, including the Certificate identified above (collectively, the “Information”). The Opinion is conditional upon such accuracy, completeness and fair presentation in all material respects of the Information. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses were prepared using the assumptions identified therein which TD Securities has been advised by West Fraser are (or were at the time of preparation and continue to be) reasonable in the circumstances. TD Securities expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based.

Senior officers of West Fraser, on behalf of West Fraser and not in their personal capacities, have represented to TD Securities in the Certificate that, among other things, to the best of their knowledge, information and belief after due inquiry: (i) with the exception of forecasts, projections or estimates provided to TD Securities (or filed on SEDAR), the information, data and other material as filed under West Fraser’s and Norbord’s respective profiles on SEDAR and/or provided to TD Securities by or on behalf of West Fraser or Norbord or their representatives in respect of West Fraser, Norbord, or their respective affiliates in connection with the Arrangement was, at the date of preparation, true, complete and accurate and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make such information not misleading in light of the circumstances in which it was presented; (ii) to the extent that any of the information identified in (i) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information not provided to TD Securities by West Fraser; and (iii) there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of West Fraser or Norbord and no material change has occurred in the information identified in (i) above or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Opinion.

In preparing the Opinion, TD Securities has made a number of assumptions, including that all final or executed versions of agreements and documents will conform in all material respects to the drafts provided to TD Securities, that all conditions precedent to the consummation of the Arrangement can and will be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities, courts of law, or third parties required in respect of or in connection with the Arrangement will be obtained in a timely manner, in each case without adverse condition, qualification, modification or waiver, that all steps or procedures being followed to implement the Arrangement are valid and effective and comply in all material respects with all applicable laws and regulatory requirements, that all required documents have been or will be distributed to West Fraser Shareholders and Norbord Shareholders, as applicable, in accordance with applicable laws and regulatory requirements, and that the

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disclosure in such documents is or will be complete and accurate in all material respects and such disclosure complies or will comply in all material respects with the requirements of all applicable laws and regulatory requirements. In its analysis in connection with the preparation of the Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TD Securities, West Fraser, Norbord and their respective subsidiaries and affiliates or any other party involved in the Arrangement. Among other things, TD Securities has assumed the accuracy, completeness and fair presentation of and has relied upon the financial statements forming part of the Information. The Opinion is conditional on all such assumptions being correct.

The Opinion has been provided for the exclusive use of the Board of Directors in connection with the Arrangement. The Opinion may not be used or relied upon by any other person or for any other purpose without the express prior written consent of TD Securities. The Opinion does not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to West Fraser, nor does it address the underlying business decision to implement the Arrangement or any other term or aspect of the Arrangement or the Arrangement Agreement or any other agreements entered into or amended in connection with the Arrangement. In considering fairness, from a financial point of view, TD Securities considered the Arrangement from the perspective of West Fraser generally and did not consider the specific circumstances of West Fraser Shareholders or any particular West Fraser Shareholder, including with regard to income tax considerations. TD Securities expresses no opinion with respect to future trading prices of securities of West Fraser or Norbord. TD Securities has not undertaken an independent evaluation, appraisal or physical inspection of any assets or liabilities of West Fraser, Norbord or their respective subsidiaries and affiliates and has not visited any of West Fraser’s or Norbord’s operating assets in connection with the Opinion. The Opinion is rendered as of November 18, 2020, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of West Fraser, Norbord and their respective subsidiaries and affiliates as they were reflected in the Information provided to TD Securities. Any changes therein may affect the Opinion and, although TD Securities reserves the right to change, withdraw or supplement the Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or to change, withdraw or supplement the Opinion after such date. TD Securities is not an expert on, and did not provide advice to the Board of Directors regarding, legal, accounting, regulatory or tax matters. The Opinion may not be summarized, published, reproduced, disseminated, quoted from or referred to without the express written consent of TD Securities.

The preparation of a fairness opinion, such as the Opinion, is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete or misleading view of the process underlying the Opinion. Accordingly, the Opinion should be read in its entirety.

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CONCLUSION

Based upon and subject to the foregoing and such other matters that TD Securities considered relevant, TD Securities is of the opinion that, as of November 18, 2020, the Consideration to be paid by West Fraser to Norbord Shareholders pursuant to the Arrangement is fair, from a financial point of view, to West Fraser.

Yours very truly,

/s/ TD Securities Inc.
TD SECURITIES INC.

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APPENDIX D

OPINION OF SCOTIABANK

(see attached)

D-1

Scotiabank GBM

40 King Street West

Scotia Plaza, 62nd Floor

Toronto, Ontario

Canada M5W 2X6

November 18, 2020

The Board of Directors

West Fraser Timber Co. Ltd.

858 Beatty Street, Suite 501

Vancouver, BC, Canada

V6B 1C1

To the Board of Directors:

Scotia Capital Inc. (“Scotia Capital”, “we”, “us” or “our”) understands that West Fraser Timber Co. Ltd. (the “Company”) and Norbord Inc. (the “Target”) propose to enter into an agreement to be dated November 18, 2020 (the “Arrangement Agreement”), pursuant to which, among other things, the Company will acquire all of the outstanding common shares of the Target for consideration (the “Consideration”) of 0.675 of a common share of the Company for each common share of the Target. We understand that the transaction is proposed to be effected by way of an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act. The terms and conditions of the Arrangement Agreement will be more fully described in a management information circular (the “Circular”) which will be prepared by the Company and mailed to the holders of common shares and Class B shares of the Company (each a “Shareholder”) in connection with the Arrangement.

We have been retained to provide financial advice and assistance to the Company in evaluating the Arrangement, including providing our opinion (the “Opinion”) to the board of directors of the Company (the “Board of Directors”) as to the fairness to the Company, from a financial point of view, of the Consideration to be paid by the Company pursuant to the Arrangement.

Engagement of Scotia Capital

The Company initially contacted Scotia Capital regarding a potential advisory assignment on October 20, 2020. Scotia Capital was formally engaged by the Company pursuant to an engagement letter dated October 30, 2020 (the “Engagement Letter”). Under the terms of the Engagement Letter, the Company has agreed to pay Scotia Capital a fixed fee for rendering the Opinion regardless of its conclusions and whether or not the Arrangement is completed. In addition, the Company has agreed to reimburse Scotia Capital for its reasonable out-of-pocket expenses and to indemnify us in respect of certain liabilities that may arise out of our engagement.

Credentials of Scotia Capital

Scotia Capital represents the global corporate and investment banking and capital markets business of Scotiabank Group, one of North America’s premier financial institutions. In Canada, Scotia Capital is one of the country’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. Scotia Capital has participated in a significant number of transactions involving private and public companies and has extensive experience in preparing fairness opinions.

The Opinion expressed herein represents the opinion of Scotia Capital. The form and content of the Opinion have been approved for release by a committee of directors and other professionals of Scotia Capital, each of whom is experienced in merger, acquisition, divestiture, fairness opinion and valuation matters.

Relationships of Scotia Capital

Neither Scotia Capital nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) of the Company, the Target or any of their respective associates or affiliates (collectively, the “Interested Parties”). “Interested Parties” as used herein shall not include Brookfield Asset Management Inc. and certain of its controlled affiliates that have an equity ownership interest in the Target (collectively, “Brookfield”). Neither Scotia Capital nor any of its affiliates is an insider, associate or affiliate of Brookfield. Neither Scotia Capital nor any of its affiliates has been engaged to provide any financial advisory services, nor has Scotia Capital or any of its affiliates participated in any financing, involving the Interested Parties within the past two years, other than pursuant to the Engagement Letter and as described herein. In the past two years, Scotia Capital and its affiliates have been engaged in the following capacities for the Interested Parties: (i) acting as lender to the Company as part of its corporate credit facilities; (ii) providing other ancillary financial and credit-related products and services for the Company including foreign exchange, cash management, cash deposits, financial hedging instruments, equity derivatives and letters of credit; (iii) acting as lender to the Target as part of its corporate credit facilities; and (iv) providing ancillary financial and credit-related products and services for the Target including foreign exchange, cash deposits, leases and letters of credit. There are no understandings, agreements or commitments between Scotia Capital and the Interested Parties or Brookfield with respect to any future business dealings. Scotia Capital may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Interested Parties and Brookfield. In addition, The Bank of Nova Scotia (“BNS”), of which Scotia Capital is a wholly-owned subsidiary, or one or more affiliates of BNS, may provide banking or other financial services to one or more of the Interested Parties and Brookfield in the ordinary course of business.

Scotia Capital acts as a trader and dealer, both as principal and agent, in the financial markets in Canada, the United States and elsewhere and, as such, it and BNS may have had and may have positions in the securities of the Interested Parties and Brookfield from time to time and may have executed or may execute transactions on behalf of such companies or clients for which it receives compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Interested Parties and Brookfield, or with respect to the Arrangement.

Scope of Review

In preparing the Opinion, we have reviewed, considered and relied upon, among other things, the following:

1.	an advanced draft of the Arrangement Agreement dated November 18, 2020;

2.	the audited financial statements of the Company and the Target and management’s discussion and analysis related thereto for the years ended December 31, 2017, 2018 and 2019;

3.

the unaudited financial statements of the Company and the Target and management’s discussion and analysis related thereto for the 3 month and 9 month periods ended September 30, 2020 and October 3, 2020, respectively;

4.

the notices of annual meeting of the Shareholders and the management information circulars of the Company dated April 16, 2020 and March 7, 2019 for the meetings held on May 26, 2020 and April 23, 2019, respectively;

5.

the notices of annual meeting of the shareholders and the management information circulars of the Target dated March 9, 2020 and March 4, 2019 for the meetings held on May 6, 2020 and May 2, 2019, respectively;

6.	the annual information forms of the Company and the Target for the fiscal years ended December 31, 2019, 2018 and 2017;

7.	internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company and the Target;

8.	internal financial, operating and corporate information or reports of the Company and the Target;

9.	discussions with senior management of the Company and the Target;

10.	public information relating to the business, operations, financial performance and stock trading history of the Company, the Target and other selected public companies considered by us to be relevant;

11.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

12.	reports published by equity research analysts and industry sources we considered relevant;

13.	historical market prices and trading activity for the common shares of the Company and the Target;

14.	historical commodity prices and the impact of various pricing assumptions on the business, prospects and financial forecasts of both the Company and the Target;

15.

the representations contained in a certificate addressed to Scotia Capital, dated as of the date hereof, and signed by senior officers of the Company as to the completeness, accuracy and fair presentation of the information upon which the Opinion is based; and

16.	such other corporate, industry and financial market information, investigations and analyses as Scotia Capital, in its professional judgment, considered necessary or appropriate in the circumstances.

Scotia Capital has not, to the best of its knowledge, been denied access by the Company to any information requested by Scotia Capital.

Prior Valuations

Certain senior officers of the Company have represented to Scotia Capital that, to the best of their knowledge, there have been no prior valuations (as that term is defined in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions) or appraisals of the Company, its securities or its material assets, made in the preceding 24 months and in the possession or control or knowledge of the Company, which have not been provided to Scotia Capital.

Assumptions and Limitations

The Opinion is subject to the assumptions, qualifications and limitations set forth below.

With your permission and as provided in the Engagement Letter, we have relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, documents, opinions, appraisals, valuations and representations obtained by us from public sources, or that was provided to us, by the Company, and its associates and affiliates and advisors (collectively, the “Information”). The Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of our professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by the Company, the Target and their respective professional advisors with respect to, and we express no opinion as to, such matters. We have assumed the accuracy and fair presentation of, and relied upon, the Company’s and the Target’s interim unaudited financial statements, audited financial statements and the reports of the auditors thereon. We have assumed that forecasts, projections, estimates and budgets provided to us and used in the analysis supporting the Opinion, were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company or the Target, as applicable, as to the matters covered thereby.

Senior officers of the Company have represented to Scotia Capital in a certificate delivered as at the date hereof, among other things, that to the best of their knowledge (a) the Company has no information or knowledge of any facts public or otherwise not specifically provided to Scotia Capital relating to the Company, the Target or any of their subsidiaries which could reasonably be expected to affect the Opinion in any material respect; (b) with the exception of budgets, forecasts, projections or estimates referred to in (d), below, the Information provided orally by, or in the presence of, an officer of the Company, or in writing by the Company or any of its subsidiaries, in connection with the Opinion is or, in the case of historical information or data, was, at the date of preparation, true and accurate in all material respects, and no additional material, data or information would be required to make the Information provided to Scotia Capital not misleading in light of circumstances in which it was prepared; (c) to the extent that any of the Information identified in (b), above, is historical, there have been no changes in material facts or new material facts since the respective dates thereof which have not been disclosed to Scotia Capital or updated by more current Information that has been disclosed; and (d) any portions of the Information provided to Scotia Capital which constitute budgets, forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of management of the Company, are (or were at the time of preparation) reasonable in the circumstances and are not, in the reasonable belief of management of the Company, misleading in any material respect.

In preparing the Opinion, Scotia Capital made several assumptions, including that the final executed version of the Arrangement Agreement will be identical to the most recent draft thereof reviewed by us, and that the Arrangement will be consummated in accordance with the terms set forth in the Arrangement Agreement without any waiver or amendment of any terms or conditions. In addition, we have assumed that the conditions precedent to the completion of the Arrangement can be satisfied in due course, all consents, permissions, exemptions or orders of relevant third parties or regulatory authorities will be obtained without adverse condition or qualification, and the procedures being followed to implement the Arrangement are valid and effective.

The Opinion is rendered on the basis of the securities markets and economic, financial and general business conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company, the Target, or any of their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to Scotia Capital in discussions with management of the Company and its representatives. In its analyses and in preparing the Opinion, Scotia Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Scotia Capital or any party involved in the Arrangement.

The Opinion has been provided for the sole use and benefit of the Board of Directors in connection with, and for the purpose of, its consideration of the Arrangement and may not be used or relied upon by any other person. Our opinion was not intended to be, and does not constitute, a recommendation to the Board of Directors as to whether it should approve the Arrangement or to any Shareholder as to how such Shareholder should vote or act on any matter relating to the Arrangement. The Opinion does not address in any manner the prices at which the Company’s or the Target’s securities will trade at any time. The Opinion does not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to the Company or the Company’s underlying business decision to effect the Arrangement.

At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms (other than the Consideration) of the Arrangement Agreement or the Arrangement.

Except for the inclusion of the Opinion in its entirety and a summary thereof in a form acceptable to us in the Circular, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent. We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company, the Target or any of their respective affiliates, and the Opinion should not be construed as such. The Opinion is given as of the date hereof, and Scotia Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Scotia Capital after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Scotia Capital reserves the right to change, modify or withdraw the Opinion.

Approach to Fairness

In support of the Opinion, Scotia Capital has performed certain value analyses on the Company and the Target based on the methodologies and assumptions that Scotia Capital considered appropriate in the circumstances for the purposes of providing its Opinion. Scotia Capital believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Conclusion

Based upon and subject to the foregoing, Scotia Capital is of the opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Arrangement is fair, from a financial point of view, to the Company.

Yours very truly,

/s/ Scotia Capital Inc.
SCOTIA CAPITAL INC.

APPENDIX E

INFORMATION CONCERNING WEST FRASER

The following sections of this Circular should be read in conjunction with the documents incorporated by reference in this Appendix E and the information concerning West Fraser appearing elsewhere in this Circular.

Overview

West Fraser is a diversified wood products company producing lumber, laminated veneer lumber (LVL), medium-density fibreboard (MDF), plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States. West Fraser holds rights to timber resources that are sufficient to supply a significant amount of the fibre required by its Canadian operations and have long-term agreements for the supply of a portion of the fibre required by its United States operations. West Fraser carries on its operations through subsidiaries and joint operations in British Columbia, Alberta and the southern United States. West Fraser’s operations located in western Canada manufacture all of the products described above except southern yellow pine (SYP) lumber. West Fraser’s sawmills located in the southern United States produce SYP lumber, wood chips and other residuals.

West Fraser’s goal is to generate strong financial results through the business cycle, relying on a committed work force, the quality of its assets and its well established people and operating culture. This culture emphasizes cost control in all aspects of the business and internal and external competitiveness. In its approach to employee relations, West Fraser emphasizes employee involvement and favours internal promotions whenever possible.

West Fraser is committed to operating in a financially conservative and prudent manner. The North American wood products industry is cyclical and periodically faces difficult market conditions and serious challenges. West Fraser’s earnings are sensitive to changes in world economic conditions, primarily those in North America, Asia and Europe and particularly to the United States housing market for both new construction and repair and renovation spending. Most of West Fraser’s revenues are from sales of commodities for which prices are sensitive to variations in supply and demand. Since most of these sales are in United States dollars, exchange rate fluctuations of the United States dollar against the Canadian dollar is a major source of earnings volatility for West Fraser.

Maintaining a strong balance sheet and liquidity profile, along with West Fraser’s investment grade debt rating enables West Fraser to execute a balanced capital allocation strategy. West Fraser’s goal is to continually reinvest in its operations, across all market cycles, to maintain a leading cost position and prudently return capital to Shareholders. West Fraser believes that maintaining a strong balance sheet also provides the financial flexibility to capitalize on growth opportunities and is a key tool in managing its business over the long term.

Acquisitions and expansions are considered with a view to extending West Fraser’s existing business lines, particularly in lumber operations, and to product and geographic diversification. West Fraser’s earnings over the business cycle have enabled it to make significant and ongoing capital investments in its facilities with the goal of achieving, maintaining or improving an overall low-cost position.

West Fraser’s head office is located at Suite 501, 858 Beatty Street, Vancouver, British Columbia, V6B 1C1. West Fraser’s registered office is located at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.

For further information regarding West Fraser, refer to West Fraser’s filings with the Canadian Securities Authorities, which may be obtained through the SEDAR website at www.sedar.com.

Description of Share Capital

West Fraser’s authorized share capital consists of 400,000,000 West Fraser Shares, 20,000,000 West Fraser Class B Shares, and 10,000,000 preferred shares issuable in series.

The West Fraser Shares and West Fraser Class B Shares are equal in all respects, including the right to dividends, rights upon dissolution or winding up and the right to vote, except that each West Fraser Class B Share may at any time be exchanged for one West Fraser Share. The West Fraser Shares are listed and traded on the TSX under the symbol “WFT” while the West Fraser Class B Shares are not. Certain circumstances or corporate transactions may require the approval of the holders of West Fraser Shares and West Fraser Class B Shares on a separate class-by-class basis.

As at December 15, 2020, the issued share capital of West Fraser consisted of 66,397,144 West Fraser Shares and 2,281,478 West Fraser Class B Shares.

Trading Price and Volume of West Fraser Shares

The West Fraser Shares are listed and traded on the TSX under the symbol “WFT”. The following table sets out, for the period indicated the reported high and low quotations and the aggregate volume of trading of the West Fraser Shares on the TSX.

	Price Range (CDN$)
Period	High	Low	Volume
2019
December	59.34	53.50	6,947,437
2020
January	62.16	52.33	7,792,198
February	65.11	49.19	8,261,764
March	51.24	21.60	17,386,566
April	41.00	23.34	10,392,517
May	41.19	33.88	11,483,404
June	48.63	36.62	9,288,478
July	67.04	48.21	9,146,264
August	75.30	64.40	7,404,979
September	73.90	60.80	7,459,973
October	68.42	58.76	5,701,648
November	76.14	62.24	9,097,915
December 1-15	86.50	73.12	4,762,585

The closing price of the West Fraser Shares on the TSX on November 18, 2020, the last trading day prior to the announcement of the Arrangement was CDN$73.11. The closing price of the West Fraser Shares on the TSX on December 15, 2020 was CDN$84.33.

Prior Sales

For the 12-month period prior to the date of this Circular, West Fraser has issued the West Fraser Shares and West Fraser Options listed in the table below:

Date	Security	Exercise Price or Base Price per Security (CDN$)	Number of Securities
December 12, 2019	West Fraser Shares	$52.16	1,136	(1)

Date	Security	Exercise Price or Base Price per Security (CDN$)	Number of Securities
January 14, 2020	West Fraser Shares	$53.65	1,040	(1)
February 14, 2020	West Fraser Options	$64.50	157,685	(2)
February 19, 2020	West Fraser Shares	$53.80	1,365	(1)
March 24, 2020	West Fraser Shares	$41.47	1,351	(1)
April 3, 2020	West Fraser Shares	$40.97	1,000	(3)
April 14, 2020	West Fraser Shares	$26.70	2,095	(1)
May 13, 2020	West Fraser Shares	$36.82	1,780	(1)
June 11, 2020	West Fraser Shares	$42.77	1,395	(1)
July 14, 2020	West Fraser Shares	$48.63	1,188	(1)
August 14, 2020	West Fraser Shares	$63.10	1,185	(1)
September 14, 2020	West Fraser Shares	$64.20	841	(1)
October 15, 2020	West Fraser Shares	$60.60	890	(1)
November 16, 2020	West Fraser Shares	$65.63	1,015	(1)
December 10, 2020	West Fraser Shares	$75.73	710	(1)

Notes:

(1)	The West Fraser Shares were issued pursuant to the exercise of options granted under its 1997 Employee Stock Purchase Plan.
(2)	157,685 West Fraser Options were granted under its 1994 Stock Option Plan. The West Fraser Options are exercisable into West Fraser Shares at an exercise price of $64.50 until February 14, 2030.
(3)	The West Fraser Shares were issued pursuant to the exercise of options granted under its 1994 Stock Option Plan.

Risk Factors

An investment in the West Fraser Shares and its other securities is subject to certain risks. Investors should carefully consider the risk factors described under the heading “Risk Factors” in the West Fraser AIF and under the heading “Risks and Uncertainties” in the MD&A of West Fraser for the three and nine months ended September 30, 2020, and for the year ended December 31, 2019 both of which are incorporated by reference in this Circular, as well as the risk factors set forth elsewhere in this Circular, including under the heading “Risk Factors Relating to the Arrangement and West Fraser”.

Auditors, Transfer Agent and Registrar

The auditors of West Fraser are PricewaterhouseCoopers LLP. The transfer agent and registrar for the West Fraser Shares is AST Trust, Suite 1600, 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1.

Documents Incorporated by Reference

Information regarding West Fraser has been incorporated by reference in this Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference regarding West Fraser may be obtained on request without charge from West Fraser shareholder relations by phone at (604) 895-2700 or by email at shareholder@westfraser.com or may be obtained through the SEDAR website at www.sedar.com.

The following documents, filed with the various Securities Authorities in certain of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	the West Fraser AIF;

(b)	the audited consolidated financial statements of West Fraser as at and for the years ended December 31, 2019 and 2018 and the notes thereto, together with the report of the auditors thereon;

(c)	the MD&A of West Fraser for the years ended December 31, 2019 and 2018;

(d)	the unaudited condensed consolidated interim financial statements of West Fraser as at September 30, 2020 and for the three and nine months ended September 30, 2020;

(e)	the MD&A of West Fraser for the three and nine months ended September 30, 2020;

(f)	the management information circular of West Fraser dated April 16, 2020 prepared in connection with the annual meeting of Shareholders held on May 26, 2020; and

(g)	the material change report of West Fraser dated November 27, 2020 in respect of the Arrangement.

Any documents of the type described in Section 11.1 of Form 44-101F1 – Short Form Prospectus filed by West Fraser with any Securities Authorities in Canada subsequent to the date of this Circular and prior to the Effective Date will be deemed to be incorporated by reference in this Circular. Other than the announcement of the Arrangement, West Fraser is not aware of any information that indicates any material change in its affairs since the date of its last published interim financial statements.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set out in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Information contained in or otherwise accessed through the West Fraser website (www.westfraser.com), or any other website, does not form part of this Circular. All such references to West Fraser’s website are inactive textual references only.

APPENDIX F

INFORMATION CONCERNING NORBORD

Overview

Norbord was formed under the CBCA on December 31, 1998 by the amalgamation of Noranda Forest Inc. and NFI Forest Holdings Ltd. Norbord filed Articles of Arrangement and Restated Articles of Incorporation on June 30, 2004 to facilitate the transfer of its paper and timber business to a new public company, Fraser Papers Inc., and changed its name from Nexfor Inc. to Norbord Inc. Norbord filed Articles of Amendment on October 16, 2009 in connection with its one for ten share consolidation effective the same date. On July 15, 2015, Norbord filed Articles amalgamating Norbord Inc. and Ainsworth Lumber Co. Ltd.

The registered and principal office of Norbord Inc. is 1 Toronto Street, Suite 600, Toronto, Ontario, M5C 2W4. Norbord is an international producer of wood-based panels with approximately 2,400 employees and 16 plant locations in the United States, Canada and Europe. Norbord has assets of approximately US$2.1 billion as of October 3, 2020, net sales for the twelve month period ended October 3, 2020 of approximately US$2.0 billion and is the world’s largest producer of OSB. In addition to OSB, Norbord manufactures particleboard, medium density fibreboard (MDF) and related value-added products.

Information Respecting Directors and Executive Officers

The names of the directors and named executive officers of Norbord (the “Norbord Executives”), the positions held by them with Norbord and the designation, percentage of class and number of outstanding securities of Norbord beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them and, where known after reasonable enquiry, by their respective associates are as follows:

Name	Position	Norbord Shares	Norbord Options	Norbord RSUs	Norbord DSUs (Directors)	Norbord DSUs (Management)
Peter Wijnbergen	President and Chief Executive Officer	64,088	575,000	77,509	—	3,609
Robin Lampard	Senior Vice President and Chief Financial Officer	30,440	255,000	42,717	—	—
Alan McMeekin	Senior Vice President, Europe	11,000	167,486	3,799	—	—
Kevin Burke	Senior Vice President, North America	13,431	83,000	2,026	—	5,034
Mark Dubois-Phillips	Senior Vice President, Sales, Marketing and Logistics	3,336	61,500	325	—	1,357
Jack Cockwell	Director	24,128	—	—	—	—
Paul Gagne	Director	630	—	—	33,213	—
Peter Gordon	Director	—	—	—	—	—
Paul Houston	Director	95,513	—	—	33,406	—
Marian Lawson	Director	—	—	—	1,652	—

Name	Position	Norbord Shares	Norbord Options	Norbord RSUs	Norbord DSUs (Directors)	Norbord DSUs (Management)
Colleen McMorrow	Director	—	—	—	991	—
Denise Nemchev	Director	—	—	—	6,484	—
Lori Pearson	Director	—	—	—	—	—

Trading Price and Volume of Norbord Shares

Norbord Shares

The Norbord Shares trade on the TSX and the NYSE under the symbol “OSB”.

TSX Trading Data

The following table sets forth, for the calendar periods indicated, the intraday high and low sale prices and composite volume of trading of the Norbord Shares as reported on the TSX:

	TSX
	Price Range (CDN$)
	High	Low	Volume
December 2019	36.89	33.58	5,779,679
January 2020	40.32	33.35	6,161,617
February 2020	44.69	34.89	8,938,751
March 2020	38.50	13.01	14,820,335
April 2020	24.59	14.17	8,885,641
May 2020	28.55	20.77	7,165,259
June 2020	31.25	25.34	6,233,271
July 2020	44.12	30.56	5,846,118
August 2020	47.88	40.33	5,613,546
September 2020	46.70	38.10	4,986,076
October 2020	46.75	39.24	4,047,901
November 2020	51.07	41.11	11,641,623
December 1, 2020 to December 15, 2020	58.16	48.51	3,533,586

The closing price of the Norbord Shares on the TSX on November 18, 2020, the last trading day preceding the announcement of the Arrangement Agreement, was CDN$43.46. The closing price of the Norbord Shares on the TSX on December 15, 2020 was CDN$56.53.

NYSE Trading Data

The following table sets forth, for the calendar periods indicated, the intraday high and low sale prices and composite volume of trading of the Norbord Shares as reported on the NYSE:

	NYSE
	Price Range (US$)
	High	Low	Volume
December 2019	27.74	25.42	3,622,260
January 2020	30.85	25.67	4,137,135
February 2020	33.70	25.95	5,840,651
March 2020	28.74	8.92	10,672,163
April 2020	17.67	10.01	6,499,696
May 2020	20.71	14.73	5,418,753
June 2020	23.33	18.55	5,853,931
July 2020	33.00	21.77	5,265,142
August 2020	36.53	30.36	5,641,634
September 2020	35.66	28.38	5,958,277
October 2020	35.52	29.46	4,987,402
November 2020	39.27	31.31	7,821,752
December 1, 2020 to December 15, 2020	45.62	37.66	1,732,028

The closing price of the Norbord Shares on the NYSE on November 18, 2020, the last trading day preceding the announcement of the Arrangement Agreement, was US$33.21. The closing price of the Norbord Shares on the NYSE on December 15, 2020 was US$44.55.

Dividend Policy and History

Norbord’s variable dividend policy targets the payment to Norbord Shareholders of a portion of free cash flow based upon Norbord’s financial position, results of operations, cash flow, capital requirements and restrictions under Norbord’s revolving bank lines, as well as the market outlook for Norbord’s principal products and broader market and economic conditions, among other factors. Under this policy, the Norbord Board has declared the following dividends in the preceding three financial years and the current year:

Quarter	Quarterly Dividend Declared per Norbord Share (CDN$)
Q1 2017	0.10
Q2 2017	0.30
Q3 2017	0.50
Q4 2017	0.60
Q1 2018	0.60
Q2 2018	0.60
Q3 2018	4.50
Q4 2018	0.60

Quarter	Quarterly Dividend Declared per Norbord Share (CDN$)
Q1 2019	0.40
Q2 2019	0.40
Q3 2019	0.40
Q4 2019	0.20
Q1 2020	0.20
Q2 2020	0.05
Q3 2020	0.30
Q4 2020	0.60

The Norbord Board retains the discretion to amend Norbord’s dividend policy in any manner and at any time as it may deem necessary or appropriate in the future. For these reasons, as well as others, the Norbord Board in its sole discretion can decide to increase, maintain, decrease, suspend or discontinue the payment of cash dividends in the future.

Under the terms of the Arrangement Agreement, Norbord is entitled to declare and pay regular quarterly dividends in the ordinary course of business in a manner consistent with past practice in an amount of up to CDN$0.60 per quarter on each Norbord Share. Any dividend above this amount will result in a dollar-for-dollar adjustment to the Exchange Ratio and will be subject to certain other restrictions in the Arrangement Agreement. See “The Arrangement Agreement—Covenants—Dividends”.

Prior Sales and Purchases

Share Repurchases

Under Norbord’s normal course issuer bid, Norbord was permitted to purchase up to 4,083,429 Norbord Shares pursuant to TSX rules prior to the bid’s expiry date of November 4, 2020.

During the first quarter of 2020, 0.9 million Norbord Shares were purchased under Norbord’s normal course issuer bid at a cost of US$22 million. During the third quarter of 2020, 0.2 million Norbord Shares were purchased at a cost of US$6 million. Norbord repurchased a total of 1.4 million Norbord Shares at a cost of US$33 million under its bid that expired November 4, 2020.

Norbord Options Granted

No Norbord Options were granted within the 12 months prior to the date of this Circular.

Norbord Shares Issued on the Exercise of Norbord Options

The following table summarizes the Norbord Shares issued on the exercise of Norbord Options within the 12 months prior to the date of this Circular:

Date of Exercise	Number of Norbord Options Exercised	Exercise Price (CDN$)
December 24, 2019	20,000	18.21
December 24, 2019	6,000	9.96
February 7, 2020	13,210	11.83

Date of Exercise	Number of Norbord Options Exercised	Exercise Price (CDN$)
February 7, 2020	13,210	16.82
February 7, 2020	6,605	21.44
February 14, 2020	45,000	18.21
February 19, 2020	27,000	9.96
July 21, 2020	2,500	14.93
July 24, 2020	3,000	30.41
July 24, 2020	1,500	30.70
August 5, 2020	8,000	30.41
August 5, 2020	3,694	30.70
August 5, 2020	15,000	26.29
August 5, 2020	15,000	28.28
August 11, 2020	6,000	26.29
August 11, 2020	6,000	36.56
August 11, 2020	6,000	28.28
August 13, 2020	22,700	14.93
August 14, 2020	47,300	14.93
August 17, 2020	3,000	30.41
August 17, 2020	1,500	30.70
August 17, 2020	9,000	26.29
August 17, 2020	9,000	34.96
August 17, 2020	6,000	36.56
August 17, 2020	6,000	28.28
August 19, 2020	25,000	9.96
November 25, 2020	8,000	26.29
November 25, 2020	8,000	34.96
November 25, 2020	3,000	30.41
November 25, 2020	10,000	28.28
November 26, 2020	1,000	30.41
November 26, 2020	5,000	28.28
December 3, 2020	1,000	21.44
December 3, 2020	10,000	36.56
December 3, 2020	6,000	46.35
December 8, 2020	2,000	30.41
December 8, 2020	1,000	28.28
December 11, 2020	1,500	28.28
December 15, 2020	1,000	28.28

Norbord Shares Issued on Dividend Reinvestments

Norbord has a dividend reinvestment plan whereby Norbord Shareholders resident in Canada or the United States can elect to receive their dividends as additional Norbord Shares. No Norbord Shares were issued in connection with the Norbord dividend reinvestment plan within the 12 months prior to the date of this Circular.

Recent Developments on Debt Ratings

On November 20, 2020, Moody’s announced that Norbord’s Ba1 issuer rating and Ba1 senior secured note rating were placed on review for upgrade. Moody’s plans to resolve the review for upgrade following Closing. According to Moody’s, a Ba rating is considered speculative and is subject to substantial credit risk and is ranked fifth on the ratings scale. The ratings from Aaa to C are modified by the addition of the numbers 1 through 3 to indicate the relative standing within the major rating categories. A modifier of 1 indicates a ranking in the higher end of the respective ranking category.

S&P also announced on November 20, 2020 that it had placed Norbord’s BB issuer credit rating and BB+ issue–level rating on Norbord’s secured debt on CreditWatch with positive implications. S&P plans to resolve the CreditWatch following Closing. According to S&P, debt securities rated BB are less vulnerable to non-payment than other speculative issues; however, they face major ongoing uncertainties or exposure to adverse business, financial or economic conditions. The ratings are from AAA to D and ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) to show relative standing within the respective ranking categories.

Credit ratings are intended to provide investors with an independent measure of the credit quality of any securities issue. The credit ratings accorded by the rating agencies are not recommendations to purchase, hold or sell securities, as such ratings do not comment on market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if, in its judgment, circumstances warrant.

Risk Factors

If the Arrangement is not completed, Norbord will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects. Such risk factors are set forth and described in the “Risks of the Business” section of the Norbord AIF and in the “Risks and Uncertainties” section of Norbord’s MD&A for the year ended December 31, 2019 and for the three and nine month periods ended October 3, 2020, each of which can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml and which sections are incorporated by reference herein. A copy of such documents will be sent to any Norbord Shareholder, without charge, upon request from Investor Relations of Norbord by calling (416) 365-0705 or by email request to info@norbord.com.

Norbord Documents Incorporated by Reference

The following documents filed by Norbord with the Securities Authorities are specifically incorporated by reference in this Circular:

1.	the Norbord AIF;

2.	the audited consolidated financial statements of Norbord for the fiscal years ended December 31, 2019 and 2018, together with the notes thereto and auditors’ report thereon;

3.	the MD&A of Norbord for the fiscal years ended December 31, 2019 and 2018;

4.	the condensed interim consolidated financial statements of Norbord for the three and nine month periods ended October 3, 2020, together with the notes thereto;

5.	the MD&A of Norbord for the three and nine month periods ended October 3, 2020;

6.	the management proxy circular dated March 9, 2020, relating to the annual meeting of Norbord Shareholders held on May 6, 2020; and

7.	the material change report of Norbord dated November 27, 2020 in respect of the announcement of the Arrangement.

Any statement contained in or contents of a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement or contents. The modifying or superseding statement need not state that it has modified or superseded a prior statement or contents, or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement or contents, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement or contents so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of this Circular.

Copies of the documents incorporated herein by reference may be obtained on request, without charge, from the Corporate Secretary of Norbord by calling (416) 365-0705 or by email request to info@norbord.com. These documents are also available through the Internet on SEDAR which can be accessed at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml.

Any document of the type required by Item 11.1 of Form 44-101F1—Short Form Prospectus to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, audited annual financial statements, MD&A and information circulars filed by Norbord with applicable Securities Authorities in Canada on SEDAR at www.sedar.com after the date of this Circular and before the Norbord Meeting, are deemed to be incorporated by reference into this Circular.

APPENDIX G

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(see attached)

G-1

WEST FRASER TIMBER CO. LTD.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL STATEMENTS AS AT AND FOR THE NINE

MONTHS ENDED SEPTEMBER 30, 2020 AND FOR THE

YEAR ENDED DECEMBER 31, 2019

West Fraser Timber Co. Ltd.

Pro forma Combined Consolidated Balance Sheet

As at September 30, 2020

(in millions of US dollars, except where indicated—unaudited)

West Fraser Timber Co. Ltd.

	WFT[1]	Norbord	Reclass Adjustments	Pro forma Adjustments	Notes	Pro forma Combined
Current assets
Cash and short-term investments	$234	$240	$—	$(15)	5k	$459
Receivables	313	246	—	—		559
Income taxes receivable	—	6	—	—		6
Inventories	509	216	—	62	5c	787
Prepaid expenses	13	10	—			23

	1,069	718	—	47		1,834
Non-current assets
Property, plant and equipment	1,615	1,366	—	642	5d	3,623
Timber licences	358	—	3	8	5a,d	369
Goodwill and other intangibles	582	19	(3)	1,668	5a,e	2,266
Export duty deposits receivable	77	—	—	—		77
Other assets	21	8	—	—		29
Deferred income tax assets	8	1	—	—		9

	$3,730	$2,112	$—	$2,365		$8,207

Current liabilities
Payables and accrued liabilities	$409	$281	$(1)	1	5a,f	690
Current portion of long-term debt	7	—	—	—		7
Current portion of reforestation and decommissioning obligations	33	—	3	—	5a	36
Income taxes payable	51	49	—	—		100

	500	330	2	1		833
Non-current liabilities
Long-term debt	503	658	—	51	5g	1,212
Other liabilities	413	41	(2)	4	5a,h	456
Deferred income tax liabilities	203	202	—	151	5i	556

	1,619	1,231	—	207		3,057

Shareholders’ equity
Share capital	363	1,265	—	1,782	5j	3,410
Contributed surplus and merger reserve	—	(92)	—	99	5f,j	7
Retained earnings and accumulated other comprehensive earnings	1,748	(292)	—	277	5j,k	1,733

	2,111	881	—	2,158		5,150

	$3,730	$2,112	$—	$2,365		$8,207

West Fraser Timber Co. Ltd.

Pro forma Combined Consolidated Statement of Earnings and Comprehensive Earnings

For the nine months ended September 30, 2020

(in millions of US dollars, except where indicated—unaudited)

	WFT[1]	Norbord	Reclass Adjustments	Pro forma Adjustments	Notes	Pro forma Combined
Sales	$3,078	$1,613	$—	$(1)	5l	$4,690

Costs and expenses
Cost of products sold	1,876	1,123	(221)	(1)	5a,l	2,777
Freight and other distribution costs	389	—	167	—	5a	556
Export duties	94	—	—	—		94
Amortization	148	103	—	40	5d	291
Selling, general and administration	133	13	48	—	5a	194
Equity-based compensation	4	—	4	1	5a,f	9
Restructuring and impairment charges	—	26	—	—		26

	2,644	1,265	(2)	40		3,947

Operating earnings	434	348	2	(41)		743
Finance expense	(30)	(32)	—	9	5g	(53)
Other	(1)	(3)	(2)	—	5a	(6)

Earnings before tax	403	313	—	(32)		684
Tax (provision) recovery	(98)	(72)	—	7	5i	(163)

Earnings	$305	$241	$—	$(25)		$521

Earnings per share (dollars)
Basic	$5.97	$2.98			7	4.23
Diluted	$5.97	$2.98			7	4.23
Weighted average number of shares (millions)
Basic	68.7	80.8			7	123.1
Diluted	68.8	81.0			7	123.3
Comprehensive earnings
Earnings	$305	$241	$—	$(25)		$521
Other comprehensive earnings
Translation loss on foreign operations	—	(6)		—	1	(6)
Actuarial loss on post-retirement benefits	(34)	(1)		—		(35)

Comprehensive earnings	$271	$234	$—	$(25)		$480

West Fraser Timber Co. Ltd.

Pro forma Combined Consolidated Statement of Earnings and Comprehensive Earnings

For the twelve months ended December 31, 2019

(in millions of US dollars, except where indicated—unaudited)

	WFT[1]	Norbord	Reclass Adjustments	Pro forma Adjustments	Notes	Pro forma Combined
Sales	$3,675	$1,731	$—	$(4)	5l	$5,402

Costs and expenses
Cost of products sold	2,752	1,582	(309)	58	5b,c,l	4,083
Freight and other distribution costs	538	—	233	—	5b	771
Export duties	122	—	—	—		122
Amortization	195	136	—	53	5d	384
Selling, general and administration	159	14	74	—	5b	247
Equity-based compensation	4	—	3	3	5b,f	10
Restructuring and impairment charges	25	12	—	—		37

	3,795	1,744	1	114		5,654

Operating earnings	(120)	(13)	(1)	(118)		(252)
Finance expense	(37)	(53)	—	12	5g	(78)
Other	(8)	(3)	1	—	5b	(10)

Earnings before tax	(165)	(69)	—	(106)		(340)
Tax recovery	52	27	—	23	5i	102

Earnings	$(113)	$(42)	$—	$(83)		$(238)

Earnings per share (dollars)
Basic	$(2.18)	$(0.51)			7	(1.93)
Diluted	$(2.34)	$(0.51)			7	(2.00)
Weighted average number of shares (millions)
Basic	68.9	81.8			7	123.3
Diluted	69.2	81.8			7	123.8
Comprehensive earnings
Earnings	$(113)	$(42)	$—	$(83)		$(238)
Other comprehensive earnings
Translation gain on foreign operations	—	14	—	—	1	14
Actuarial loss on post-retirement benefits	(75)	—	—	—		(75)

Comprehensive earnings	$(188)	$(28)	$—	$(83)		$(299)

West Fraser Timber Co. Ltd.

Notes to the Pro Forma Combined Consolidated Financial Statements

As at and for the nine months ended September 30, 2020 and for the year ended December 31, 2019

(in millions of U.S. dollars, except where indicated - unaudited)

1.	BASIS OF PRESENTATION

These unaudited pro forma combined consolidated financial statements have been prepared in connection with the proposed Transaction (the “Transaction”) between West Fraser Timber Co. Ltd. (the “Company” or “West Fraser”) and Norbord Inc. (“Norbord”), whereby West Fraser will acquire all of the issued and outstanding common shares of Norbord(the “Norbord Shares”).The Transaction is expected to close in the first quarter of 2021.

Change in functional and reporting currency

West Fraser has determined that as a result of the Transaction, the functional currency of its Canadian operations will change from the Canadian dollar (“CAD”) to the United States dollar (“USD”) as of the close of the proposed Transaction. For purposes of these pro forma financial statements, the change in functional currency was given pro forma effect as of September 30, 2020 for the pro forma balance sheet, and January 1, 2019 for the statement of earnings. Management considered a variety of factors when making this decision. The most significant being most sales are made in U.S. dollars, a portion of operating expenses are in U.S. dollars, and increased levels of U.S. dollar financing after the Transaction completes. To prepare the September 30, 2020 consolidated balance sheet, all assets, liabilities, share capital, and other shareholders’ equity components were translated into U.S. dollars at the exchange rate at September 30, 2020. To prepare the consolidated statement of earnings, all revenues and expenses were translated into U.S. dollars at the average exchange rate for the periods presented.

Concurrent with the change in functional currency, West Fraser will change its presentation currency from Canadian dollars to U.S. dollars. This change in presentation currency is to better reflect the Company’s business activities, following the increased presence in the U.S. as a result of the proposed Transaction and in connection with the planned listing of West Fraser’s common shares (the “West Fraser Shares”) on the New York Stock Exchange on or at the closing of the Transaction.

A change in functional currency is applied prospectively and must be based on a change in circumstance triggering event, e.g., the Transaction. In contrast, a change in reporting currency requires retroactive restatement. Both changes have specific transition rules under the International Accounting Standards Board (“IAS”) 21, The Effects of Changes in Foreign Exchange Rates. These pro forma financial statements did not apply the full transition rules of IAS 21, as pro forma rules require the preparation of the statement of earnings assuming the Transaction was completed on January 1, 2019. As such, the impact of the change in functional and presentation currency in the statement of earnings for fiscal 2019 and the nine months ended September 30, 2020, will be different when presented according to the transition rules of IAS 21. The main difference is that the foreign exchange gains and losses for West Fraser’s Canadian operations will be recorded in other comprehensive earnings in West Fraser’s cumulative translation account for the periods before the change in functional currency and earnings after the change in functional currency.

Pro forma financial statements

These unaudited pro forma combined consolidated financial statements have been prepared using information derived from, and should be read in conjunction with, the condensed consolidated unaudited interim financial statements of West Fraser as at and for the nine months ended September 30, 2020, and the audited consolidated annual financial statements of West Fraser for the year ended December 31, 2019, subject to the change in functional currency from Canadian dollars to U.S. dollars discussed above; and the unaudited condensed consolidated interim financial statements of Norbord as at and for the nine months ended October 3, 2020, and the audited consolidated annual financial statements of Norbord for the year ended December 31, 2019.

The historical annual and interim financial statements of West Fraser and Norbord were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IAS. These pro forma combined consolidated financial

West Fraser Timber Co. Ltd.

Notes to the Pro Forma Combined Consolidated Financial Statements

As at and for the nine months ended September 30, 2020 and for the year ended December 31, 2019

(in millions of U.S. dollars, except where indicated - unaudited)

statements have been compiled from and include:

a)	An unaudited pro forma combined consolidated balance sheet as at September 30, 2020 combining:

i.	The unaudited condensed consolidated interim balance sheet of West Fraser as at September 30, 2020, after changing the functional currency from Canadian dollars to U.S. dollars as noted above;

ii.	The unaudited condensed consolidated interim balance sheet of Norbord as at October 3, 2020; and

iii.	The adjustments described in note 5.

b)	An unaudited pro forma combined consolidated statement of earnings and comprehensive earnings for the nine months ended September 30, 2020 combining:

i.

The unaudited condensed consolidated statement of earnings and comprehensive earnings of West Fraser for the nine months ended September 30, 2020, after changing the functional currency from Canadian dollars to U.S. dollars as noted above;

ii.	The unaudited condensed consolidated interim statement of earnings and comprehensive income of Norbord for the nine months ended October 3, 2020; and

iii.	The adjustments described in note 5.

c)	An unaudited pro forma combined consolidated statement of earnings and comprehensive earnings for the year ended December 31, 2019 combining:

i.

The consolidated annual statement of earnings and comprehensive earnings of West Fraser for the year ended December 31, 2019, after changing the functional currency from Canadian dollars to U.S. dollars as noted above;

ii.	The consolidated annual statement of earnings (loss) and comprehensive income (loss) of Norbord for the year ended December 31, 2019; and

iii.	The adjustments described in note 5.

The unaudited pro forma combined consolidated balance sheet as at September 30, 2020 reflects the Transaction described in Note 3 as if it was completed on September 30, 2020. The unaudited pro forma combined consolidated statement of earnings and comprehensive earnings for the nine months ended September 30, 2020 and for the year ended December 31, 2019 have been prepared as if the proposed Transaction described in Note 3 had occurred on January 1, 2019.

The unaudited pro forma combined consolidated financial statements are not intended to reflect the financial performance or the financial position of West Fraser, which would have resulted had the Transaction been effected on the dates indicated. Actual amounts recorded upon completion of the proposed Transaction will likely differ from those recorded in the unaudited pro forma combined consolidated financial statements, and such differences could be material. Any potential synergies that may be realized, integration costs that may be incurred on completion of the Transaction, or other non-recurring charges have been excluded from the unaudited pro forma financial information. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

West Fraser Timber Co. Ltd.

Notes to the Pro Forma Combined Consolidated Financial Statements

As at and for the nine months ended September 30, 2020 and for the year ended December 31, 2019

(in millions of U.S. dollars, except where indicated - unaudited)

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in preparing the unaudited pro forma combined consolidated financial statements are set out in West Fraser’s audited annual consolidated financial statements for the year ended December 31, 2019, and the unaudited condensed consolidated interim financial statements for the nine months ended September 30, 2020. In preparing the unaudited pro forma combined consolidated financial statements, a preliminary review was undertaken to identify any accounting policy differences between Norbord and those of the Company, where the impact was potentially material and could be reasonably estimated. Certain of Norbord’s assets, liabilities, income, and expenses have been reclassified to conform to West Fraser’s consolidated financial statement presentation. A final review of accounting policies and statement presentation will be completed after closing to ensure all differences have been identified and recognized.

3.	DESCRIPTION OF THE TRANSACTION

Under the terms of the Transaction, Norbord shareholders will receive 0.675 of a West Fraser Share for each Norbord Share held (the “Exchange Ratio”). The Exchange Ratio assumes there are no Excess Dividends (as that term is defined in the arrangement agreement, dated November 18, 2020, between West Fraser and Norbord) declared by either West Fraser or Norbord prior to closing of the Transaction.

Completion of the Transaction is contingent on the approval of both West Fraser’s shareholders and Norbord’s shareholders, court approvals, regulatory approvals, listing of the West Fraser Shares on the New York Stock Exchange, and certain other customary conditions.

4.	PURCHASE PRICE ALLOCATION

The proposed acquisition of the Norbord Shares by West Fraser, pursuant to the Transaction, constitutes a business combination under IFRS 3, Business Combinations (“IFRS 3”), with West Fraser as the acquirer. Accordingly, West Fraser has applied the principles of IFRS 3 in the pro forma accounting for the acquisition of Norbord. IFRS 3 requires the Company to allocate the estimated fair value of the purchase consideration to Norbord’s identifiable assets and liabilities at fair value and to recognize goodwill as the excess of the purchase consideration over the fair value of Norbord’s net identifiable assets acquired and liabilities assumed.

As of December 15, 2020, West Fraser has not completed a detailed valuation study necessary to arrive at the final estimates of the fair value of Norbord’s assets to be acquired and liabilities to be assumed. In addition, the final determination of the fair value of Norbord’s assets and liabilities, including inventory, timber licenses, property, plant, and equipment, and other intangibles, will be based on the amounts that exist as of the closing date of the Transaction and, therefore, cannot be made prior to the Transaction date. Further, the value of the consideration to be paid by West Fraser on the consummation of the Transaction will be determined based on the closing price of the West Fraser Shares on the Transaction date. Lastly, no effect has been given to any new Norbord Shares or other equity awards that may be issued or granted subsequent to September 30, 2020, and before the Transaction’s closing date. As a result, the pro forma adjustments are preliminary and subject to change as additional information becomes available and further analysis is performed.

The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined consolidated financial information. West Fraser has estimated the fair value of Norbord’s assets and liabilities based on discussions with Norbord’s management, preliminary valuation information, due diligence, and information presented in Norbord’s public filings. Until the Transaction is completed, West Fraser and Norbord are limited in their ability to share certain information. Upon completion of the Transaction, a final determination of the fair value of Norbord’s assets and liabilities will be performed. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma combined consolidated balance

West Fraser Timber Co. Ltd.

Notes to the Pro Forma Combined Consolidated Financial Statements

As at and for the nine months ended September 30, 2020 and for the year ended December 31, 2019

(in millions of U.S. dollars, except where indicated - unaudited)

sheet and statement of earnings and comprehensive earnings.

The final purchase price allocation may be materially different than that reflected in the preliminary pro forma purchase price allocation presented below. The estimated purchase consideration and the preliminary fair values of assets acquired, and liabilities assumed for the purposes of these unaudited pro forma combined consolidated financial statements are summarized in the tables below:

Estimated West Fraser purchase consideration:
Estimated fair value of 54 million West Fraser Shares to be issued[1]	$3,047
Fair value of equity-based compensation instruments	15

Consideration	$3,062

Fair value of net assets acquired:
Cash and short-term investments	$240
Accounts receivable	246
Income tax receivable	6
Inventories	278
Prepaid expenses	10
Property, plant and equipment	2,008
Timber	11
Other non-current assets	8
Deferred income tax assets	1
Payables and accrued liabilities	(273)
Income tax payable	(49)
Current portion of reforestation and decommissioning obligations	(3)
Long-term debt	(709)
Other non-current liabilities	(43)
Deferred income tax liabilities	(353)
Goodwill and other intangibles	1,684

Net assets acquired	$3,062

1.

For the purpose of these pro forma financial statements, the estimated fair value of West Fraser Shares to be issued was determined using the closing price of West Fraser Share as per the Toronto Stock Exchange on November 18, 2020 (note 5(j)). The final consideration transferred will be determined based on West Fraser’s share price on the Transaction close date.

5.	PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The unaudited pro forma combined consolidated financial statements reflect the following assumptions and adjustments to give effect to the business combination, as if the Transaction has occurred on September 30, 2020, for the consolidated balance sheet and January 1, 2019, for the consolidated statement of earnings and comprehensive earnings. The Exchange Ratio is as specified in the arrangement agreement dated November 18, 2020 between West Fraser and Norbord and is disclosed in this Circular. West Fraser has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair value of Norbord’s assets acquired and the liabilities assumed, and the related allocations of the purchase price. The valuation studies are expected to be finalized by the end of 2021.

Assumptions and adjustments made are as follows:

West Fraser Timber Co. Ltd.

Notes to the Pro Forma Combined Consolidated Financial Statements

As at and for the nine months ended September 30, 2020 and for the year ended December 31, 2019

(in millions of U.S. dollars, except where indicated - unaudited)

a)	Reclassifications for consistency of presentation in respect of Norbord’s October 3, 2020 balance sheet and statement of earnings are as follows:

	Reclass 1	Reclass 2	Reclass 3	Reclass 4	Total
Balance sheet
Timber licenses	3				3
Intangibles	(3)				(3)
Current portion of reforestation and decommissioning obligations		3			3
Payables and accrued liabilities		(1)			(1)
Other liabilities		(2)			(2)
Statement of earnings
Freight and other distribution costs	167				167
Cost of products sold	(167)	(52)	(2)		(221)
Equity-based compensation				4	4
Selling, general and administration		52		(4)	48
Other loss			2		2

Norbord combines timber licenses and other intangible assets, while West Fraser presents these separately. Norbord includes the current portion of reforestation obligations with payables and accrued liabilities and other liabilities, while West Fraser presents this separately.

Norbord includes freight and other distribution costs in cost of products sold, while West Fraser presents this separately. Norbord includes certain charges in cost of products sold that West Fraser includes in selling, general, and administration expense. Norbord includes certain foreign exchange gains and losses in cost of products sold, while West Fraser includes these in other income. Norbord combines equity-based compensation in general and administration, while West Fraser presents this separately. West Fraser has not finalized the detailed studies necessary to identify all line item classification differences.

b)	Reclassifications for consistency of presentation in respect of Norbord’s December 31, 2019 statement of earnings are as follows:

	Reclass 1	Reclass 2	Reclass 3	Reclass 4	Total
Statement of earnings
Freight and other distribution costs	233				233
Cost of products sold	(233)	(76)			(309)
Equity-based compensation				3	3
Selling, general and administration		76	1	(3)	74
Other income			(1)		(1)

Norbord includes freight and other distribution costs in cost of products sold, while West Fraser presents this separately. Norbord includes certain charges in cost of products sold that West Fraser includes in selling, general, and administration expense. Norbord includes certain foreign exchange gains and losses in general and administration,

West Fraser Timber Co. Ltd.

Notes to the Pro Forma Combined Consolidated Financial Statements

As at and for the nine months ended September 30, 2020 and for the year ended December 31, 2019

(in millions of U.S. dollars, except where indicated - unaudited)

while West Fraser includes these in other income. Norbord combines equity-based compensation in general and administration, while West Fraser presents this separately. West Fraser has not finalized the detailed studies necessary to identify all line item classification differences.

c)

The $62 million increase to inventories represents the difference between the estimated fair value on September 30, 2020, and the carrying value of Norbord’s inventories. Accounting standards require acquired inventory to be valued at fair value, which is represented by the estimated selling price, less the sum of (a) the costs of disposal, and (b) a reasonable profit allowance for the completing and selling effort, based on the profit for similar finished goods. The fair value of inventory determined as at September 30, 2020 as part of the pro forma purchase price allocation was expensed in the 2019 pro forma statement of earnings per pro forma financial statement rules. This might have been materially different if we calculated the fair value of inventory using January 1, 2019 inventory volumes and pricing. Oriented Strand Board is subject to pricing volatility, and as such, the fair value at the close date of the Transaction could be materially different.

d)

The $642 million increase to property, plant, and equipment and $8 million increase to timber licenses represent the difference between the estimated fair value on September 30, 2020, and Norbord’s carrying value. The depreciation adjustment to the September 30, 2020 and December 31, 2019 statement of earnings represents the incremental depreciation charge from the fair value adjustment.

e)

The $1,668 million increase to goodwill and other intangible assets represents the excess consideration paid over the estimated fair value of Norbord’s net assets. West Fraser has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair value of Norbord’s assets acquired and the liabilities assumed, and the related allocations of the purchase price. The valuation studies are expected to be finalized by the end of 2021. Additional definite and indefinite life intangible assets may be identified as the valuation process continues, for example, customer contracts.

f)

Payables and accrued liabilities increased by $1 million due to the fair value adjustment of Norbord’s Restricted Stock Unit (“RSU”) and Deferred Share Unit (“DSU”) plans. Contributed surplus increased by $7 million due to the fair value adjustment of the Norbord share option plans. Equity-based compensation expense increased by $1 million in the September 30, 2020 and $3 million in the December 31, 2019 statement of earnings due to the purchase price accounting adjustment for share options vested during the period.

g)

The $51 million increase to long-term debt represents the estimated fair value adjustment to Norbord’s long-term debt. This amount is accreted into income over the life of the debt resulting in a finance expense recovery of $9 million in the September 30, 2020 and $12 million in the December 31, 2019 statement of earnings.

h)	The $4 million increase to other liabilities represents the estimated purchase price valuation adjustment to Norbord’s defined benefit pension plans.

i)

The $151 million increase in deferred tax liabilities recognized is due to the changes in the balance sheet values for inventories, timber licenses, property, plant, equipment, equity-based compensation, long-term debt, and defined benefit pension plans described in notes 5(c), 5(d), 5(f), 5(g), and 5(h). A $7 million and $23 million tax recovery, respectively, was booked in the September 30, 2020 and December 31, 2019 statement of earnings as a result of these adjustments flowing through the statement of earnings.

j)

The $2,158 million increase is equity is represented by (1) the elimination of historical equity of Norbord, which decreased equity by $881 million; (2) an increase of $7 million from the equity-based compensation adjustment described in note 5f; (3) a decrease of $15 million related to Transaction costs as described in note 5k; and (4) an increase of $3,047 million from the issuance of approximately 54 million of West Fraser Shares to Norbord shareholders at a fair value of $37.78 (CAD$49.35) per Norbord Share. The price per share is based on the closing price of the West Fraser Shares as listed on the Toronto Stock Exchange on November 18, 2020, the day prior to the announcement date of the Transaction, and a CAD/USD exchange rate of 0.7655.

West Fraser Timber Co. Ltd.

Notes to the Pro Forma Combined Consolidated Financial Statements

As at and for the nine months ended September 30, 2020 and for the year ended December 31, 2019

(in millions of U.S. dollars, except where indicated - unaudited)

k)

The $15 million decrease to cash and short-term investments and retained earnings and accumulated other comprehensive earnings represents the estimated cash transaction costs expected to be incurred by the Company. As these costs are not expected to have a continuing impact on the combined consolidated Company’s results, the amount was recorded as a decrease in retained earnings.

l)

Represents the elimination of sales and cost of products sold for log and hog fuel sales between West Fraser and Norbord. These amounts are $1 million for September 30, 2020, and $4 million for December 31, 2019.

6.	PRO FORMA SHARE CAPITAL

After giving effect to the pro forma adjustments described in note 5(j), West Fraser’s issued and outstanding share capital would be as follows:

	Number of Common shares	Amount
Common shares	66,394,529	$363
Class B common shares	2,281,478	—

Issued and outstanding, September 30, 2020	68,676,007	$363
Common share consideration issued in connection with the
Transaction	54,442,176	3,047

Pro forma balance as at September 30, 2020	123,118,183	$3,410

The West Fraser Shares and West Fraser Class B common shares (“West Fraser Class B Shares”) are equal in all respects, including the right to dividends, rights upon dissolution or winding up, and the right to vote, except that each West Fraser Class B Share may at any time be exchanged for one West Fraser Share. The West Fraser Shares are listed and traded on the Toronto Stock Exchange under the symbol WFT, while the West Fraser Class B Shares are not listed on any exchange. Certain circumstances or corporate transactions may require the approval of the holders of the West Fraser Shares and West Fraser Class B Shares on a separate class by class basis.

West Fraser Timber Co. Ltd.

Notes to the Pro Forma Combined Consolidated Financial Statements

As at and for the nine months ended September 30, 2020 and for the year ended December 31, 2019

(in millions of U.S. dollars, except where indicated - unaudited)

7.	PRO FORMA EARNING AND PRO FORMA EARNINGS PER SHARE

Pro forma basic and diluted earnings per share for the nine months ended September 30, 2020, and the year ended December 31, 2019, has been calculated based on the actual weighted average number of West Fraser Shares and West Fraser Class B Shares outstanding for the respective periods; as well as the number of West Fraser Shares issued in connection with the Transaction as if such shares had been outstanding since January 1, 2019:

	Nine months ended September 30, 2020	Year ended December 31, 2019
Pro forma earnings
Basic	$521	$(238)
Share option expense (recovery)	5	(6)
Equity-settled share option adjustment	(2)	(3)

Diluted	$524	$(247)

Weighted average number of shares (thousands)
Basic per West Fraser	68,670	68,882
Number of shares issued in Transaction	54,442	54,442

Pro forma Basic	123,112	123,324
Share options per West Fraser	154	290
Number of share options replaced in Transaction	48	146

Pro forma Diluted	123,314	123,760

Pro forma earnings per share (dollars)
Basic	4.23	(1.93)
Diluted	4.23	(2.00)

APPENDIX H

GLOSSARY

“5.750% Notes” means Norbord’s 5.750% Senior Secured Notes due July 2027;

“6.250% Notes” means Norbord’s 6.250% Senior Secured Notes due April 2023;

“Acquisition Proposal” relating to a Party means, other than the transactions contemplated by the Arrangement Agreement and other than any transaction involving only the other Party and/or one or more of its wholly-owned subsidiaries, any written or oral offer, proposal, expression of interest or inquiry from any Person or group of Persons (other than from the other Party or any of its subsidiaries) made after the date of the Arrangement Agreement relating to:

(a)

any direct or indirect acquisition or sale (or other arrangement having the same economic effect as a sale), whether in a single transaction or a series of related transactions, of (i) assets of the Party and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of the Party and its subsidiaries or contribute 20% or more of the consolidated annual revenue of the Party and its subsidiaries; or (ii) 20% or more of any voting or equity securities or any securities exchangeable or convertible into voting, equity or other securities (or rights or interests therein or thereto) of the Party or any of its Material Subsidiaries (as defined in the Arrangement Agreement);

(b)	any direct or indirect take-over bid, tender offer or exchange offer for any class of voting or equity securities of the Party;

(c)

any transaction, including any treasury issuance, that, if consummated, would result in any Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities or any securities exchangeable or convertible into voting, equity or other securities (or rights or interests therein or thereto) of the Party or any of its Material Subsidiaries;

(d)

any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Party or any of its Material Subsidiaries that, individually or in the aggregate, involves 20% or more of the consolidated assets of the Party and its Material Subsidiaries, taken as a whole, or which would, if consummated, contribute 20% or more of the consolidated revenue of the Party and its Material Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of the Party);

(e)	any other similar transactions or series of transactions involving the Party or its Material Subsidiaries; or

(f)	any public announcement of an intention to do any of the foregoing;

“affiliate” has the meaning ascribed thereto in National Instrument 45 106—Prospectus Exemptions;

“Agencies” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – HSR Act Approval”;

“ARC” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – Competition Act Approval”;

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with Section 9.1 of the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court in the Final Order, with the consent of West Fraser and Norbord, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement made as of November 18, 2020 between West Fraser and Norbord, together with the Schedules attached thereto, the West Fraser Disclosure Letter and the Norbord Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of the Norbord Shareholders approving the Arrangement to be considered at the Norbord Meeting, substantially in the form of Appendix C to the Norbord Circular;

“Articles of Arrangement” means the articles of arrangement of Norbord in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to Norbord and West Fraser, each acting reasonably;

“AST Trust” means AST Trust Company (Canada), West Fraser’s transfer agent;

“BCBCA” means the Business Corporations Act (British Columbia), R.S.B.C. 2002, c.57, as amended, including the regulations promulgated thereunder;

“Broadridge” means Broadridge Financial Solutions;

“Brookfield” means, collectively, Brookfield Asset Management Inc. and its affiliates that hold Norbord Shares and that are party to the Brookfield Voting and Support Agreement;

“Brookfield Voting and Support Agreement” means the voting and support agreement dated as of November 18, 2020 (as amended and restated on December 14, 2020) between Norbord, Brookfield and West Fraser;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario;

“Canadian Securities Laws” means the Securities Act (ON), together with all other applicable Canadian provincial and territorial securities Laws, rules, regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Cash Value Alternative” means the alternative under the West Fraser Stock Option Plan to permit the outstanding vested West Fraser Options to be surrendered by the holders thereof to West Fraser in return for a cash payment equal to the “in the money” amount of such West Fraser Options;

“CBCA” means the Canada Business Corporations Act, as amended, including the regulations promulgated thereunder;

“CDN$” means Canadian dollars;

“CDS” means the CDS Clearing and Depositary Services Inc.;

“Circular” means this management information circular;

“Closing” means the closing of the Arrangement as provided for in the Arrangement Agreement;

“Combined Company” means West Fraser after Closing;

“Commissioner of Competition” or “Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf;

“Competition Act” means the Competition Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Competition Act Approval” means that, in connection with the transactions contemplated by the Arrangement Agreement, either:

(a)

(i) the applicable waiting periods under subsection 123(1) of the Competition Act shall have expired or have been waived in accordance with subsection 123(2) of the Competition Act or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (ii) the Commissioner of Competition shall have issued a written confirmation that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by the Arrangement Agreement; or

(b)	the Commissioner of Competition shall have issued an ARC under Section 102 of the Competition Act in respect of the transactions contemplated by the Arrangement Agreement;

“Competition Laws” means the Competition Act, the HSR Act (and any similar Law enforced by any Governmental Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment;

“Confidentiality Agreement” means the confidentiality and non-disclosure agreement made as of August 18, 2020 between West Fraser and Norbord, as it may be amended;

“Consideration” means a portion of a West Fraser Share equal to the Exchange Ratio for each Norbord Share;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means AST Trust;

“Director” means the director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Dissenting Norbord Shares” means the Norbord Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has duly and validly exercised the Dissent Rights pursuant to the Plan of Arrangement and the Interim Order;

“Dissenting Shareholder” means a registered Norbord Shareholder who duly exercises its Dissent Rights pursuant to the Plan of Arrangement and the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

“DOJ” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – HSR Act Approval”;

“EDGAR” means the SEC’s Electronic Data Gathering, analysis and Retrieval System;

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in the Plan of Arrangement;

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;

“Excess Dividend” has the meaning given to such term under the heading “The Arrangement Agreement – Covenants – Dividends”;

“Excess Dividend Notice” has the meaning given to such term under the heading “The Arrangement Agreement – Covenants – Dividends”;

“Exchange Ratio” means, the exchange ratio of 0.675 of a West Fraser Share for each Norbord Share, as such Exchange Ratio may be adjusted pursuant to the Arrangement Agreement;

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended;

“Final Order” means the final order of the Court pursuant to Section 192(4) of the CBCA approving the Arrangement, as such order may be amended by the Court (with the consent of West Fraser and Norbord, acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is satisfactory to each of West Fraser and Norbord, acting reasonably) on appeal;

“Financial Indebtedness” means in relation to a Person (the “debtor”), an obligation or liability (contingent or otherwise) of the debtor (a) for borrowed money (including overdrafts and including amounts in respect of principal, premium, interest or any other sum payable in respect of borrowed money) or for the deferred purchase price of property or services, (b) under any loan, stock, bond, note, debenture or other similar instrument or debt security, (c) under any acceptance credit, bankers’ acceptance, guarantee, letter of credit or other similar facilities, (d) under any conditional sale, hire, purchase or title retention agreement with respect to property, under any capitalized lease arrangement, under any sale and lease back arrangement or under any lease or any other agreement having the commercial effect of a borrowing of money or treated as a finance lease or capital lease in accordance with applicable accounting principles, (e) under any foreign exchange transaction, any interest or currency swap transaction, any fuel or commodity hedging transaction or any other kind of derivative transaction, (f) in respect of any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, (g) in respect of preferred stock (namely capital stock of any class that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution, over the capital stock of any other class) or redeemable capital stock (namely any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed on a specified date or is redeemable at the option of the holder thereof at any time, or is convertible into or exchangeable for debt securities at any time), (h) for any amount raised under any transaction similar in nature to those described in paragraphs (a) to (g) of this definition, or otherwise having the commercial effect of borrowing money, or (i) under a guarantee, indemnity or similar obligation entered into by the debtor in respect of an obligation or liability of another Person which would fall within paragraphs (a) to (h) of this definition if the references to the debtor referred to the other Person;

“Forest Act” means the Forest Act (British Columbia) and all policies thereunder as now in effect and as may be amended from time to time prior to the Effective Date;

“FTC” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – HSR Act Approval”;

“German Competition Approval” means a clearance decision issued by, or deemed to have been obtained due to lapse, expiration or termination of the waiting period from, the German Federal Cartel Office under Chapter VII of the Act against Restraints of Competition of 1958 (Germany);

“German Federal Cartel Office” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – German Competition Approval”;

“Governmental Entity” means any applicable: (a) multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, minister, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, commissioner, board or authority of any of the foregoing; (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) stock exchange;

“Holdco Agreements” has the meaning ascribed thereto in Section 2.13(c) of the Arrangement Agreement;

“Holdco Alternative” has the meaning ascribed thereto in Section 2.13(a) of the Arrangement Agreement;

“Holdco Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder;

“HSR Act Approval” means the expiration or early termination of any waiting period, including any extension thereof, under the HSR Act;

“HSR Form” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – HSR Act Approval”;

“IFRS” means the international financial reporting standards issued by the International Accounting Standards Board that are applicable to public issuers in Canada;

“In the Money Amount” means in respect of an option at any time, the amount, if any, by which the aggregate fair market value, at that time, of the shares subject to the option exceeds the aggregate exercise price under the option;

“Incentive Securities” means, collectively, the Norbord DSUs, the Norbord RSUs and the Norbord Options;

“including” means including without limitation, and “include” and “includes” each have a corresponding meaning;

“Interim Order” means the interim order of the Court made in connection with the Arrangement on December 17, 2020 and providing for, among other things, the calling and holding of the Norbord Meeting, as the same may be amended, supplemented or varied by the Court (with the consent of the Parties, acting reasonably);

“intermediary” means an entity that a Non-registered Shareholder deals with in respect of the Non-registered Shareholder’s West Fraser Shares;

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder;

“Ketcham Affiliates” means, collectively, the Ketcham family and its affiliates that beneficially own, or exercise control or direction over, voting shares of West Fraser;

“Key Regulatory Approvals” means the Competition Act Approval, HSR Act Approval and German Competition Approval;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements of any Governmental Entity having the force of law (including the rules of the TSX and NYSE), whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, assets, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

“Legacy Ainsworth Option Plan” means the Norbord stock option plan for participants in the Ainsworth Lumber Co. Ltd. stock option plan effective as of March 31, 2015;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Matching Period” has the meaning given to such term under the heading “The Arrangement Agreement – Covenants – Superior Proposal Determination and Right to Match”;

“Material Adverse Effect” means, in respect of any Party, any change, development, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, developments, effects, events, circumstances, facts or occurrences, (i) is or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (including any contingent liabilities), operations or results of operations of that Party and its subsidiaries, taken as a whole, or (ii) prevents or materially adversely affects, or would reasonably be expected to prevent or materially adversely affect, the ability of that Party to timely perform its obligations under the Arrangement Agreement, except, any change, development, effect, event, circumstance, fact or occurrence resulting from or relating to:

(a)	the execution, announcement, pendency or performance of the Arrangement Agreement or the transactions contemplated hereby;

(b)	general political, economic or financial conditions in Canada, the United States or the European Union;

(c)	the state of securities or commodity markets in general;

(d)	the commencement or continuation of any war, armed hostilities or acts of terrorism;

(e)	any epidemic, pandemic or outbreaks of illness (including the COVID-19 pandemic) or other health crisis or public health event in any jurisdiction in which a Party operates;

(f)	any change generally affecting the industries in which that Party conducts its business;

(g)	any adoption, proposal, implementation or change in Law or in any interpretation, application or non-application of any Laws by any Governmental Entity;

(h)	any change in applicable generally accepted accounting principles, including IFRS;

(i)	with respect to Norbord, any matter which has been disclosed by Norbord in the Norbord Disclosure Letter or in the Norbord Public Disclosure Record prior to the date hereof;

(j)	with respect to West Fraser, any matter which has been disclosed by West Fraser in the West Fraser Disclosure Letter or in the West Fraser Public Disclosure Record prior to the date hereof;

(k)

failure of a Party to meet any internal, published or public projections, forecasts, guidance or estimates, including of revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

(l)

any decrease in the trading price or any decline in the trading volume of the equity securities of that Party (it being understood that the causes underlying such change in trading price or trading volume (other than those causes identified in sub-paragraphs (a) through (j) above, as applicable to that Party) may be taken into account in determining whether a Material Adverse Effect has occurred); or

(m)	any action taken by a Party or any of its subsidiaries that is required pursuant to the Arrangement Agreement (excluding any obligation to act in the Ordinary Course of business),

provided, however, that (x) in respect of clauses (b) through (h), such change, development, effect, event, circumstance, fact or occurrence does not have a materially disproportionate effect on that Party relative to other companies in the industry in which the Party operates; and (y) references in certain Sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred;

“material change” has the meaning ascribed thereto in the Securities Act (ON);

“material fact” has the meaning ascribed thereto in the Securities Act (ON);

“McMillan” means McMillan LLP;

“MD&A” means management’s discussion and analysis;

“Meeting” means the special meeting of Shareholders to be held on January 19, 2021 and any adjournment of it;

“Meeting Materials” has the meaning given to such term under the heading “General Proxy Information – Non-registered Shareholders”;

“Moody’s” means Moody’s Investors Services;

“NGOs” means non-governmental organizations;

“No Action Letter” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – Competition Act Approval”;

“Non-IFRS measures” has the meaning given to such term under the heading “Information Contained in this Circular – Non-IFRS Financial Measures”;

“Non-registered Shareholder” means any Shareholder who is not a Registered Shareholder;

“Norbord” means Norbord Inc., a corporation existing under the laws of Canada;

“Norbord AIF” means the annual information form of Norbord for the year ended December 31, 2019, dated February 4, 2020;

“Norbord Board” means the board of directors of Norbord as the same is constituted from time to time;

“Norbord Board Recommendation” means the unanimous determination of the Norbord Board, after consultation with its legal advisors and RBC Dominion Securities Inc., that the Arrangement is in the best interests of Norbord and is fair to Norbord Shareholders and the unanimous recommendation of the Norbord Board to Norbord Shareholders that they vote in favour of the Arrangement Resolution;

“Norbord Bond Indentures” means (i) the indenture dated as of April 16, 2015 between Norbord as issuer and Computershare Trust Company, N.A. as trustee, in respect of the 6.250% Notes, and (ii) the indenture dated as of June 24, 2019 between Norbord as issuer and Computershare Trust Company, N.A. as trustee, in respect of the 5.750% Notes;

“Norbord Bonds” means the 6.250% Notes and the 5.750% Notes;

“Norbord Change in Recommendation” means:

(a)	the failure by the Norbord Board to make the Norbord Board Recommendation;

(b)

the withdrawal, amendment, modification or qualification of the Norbord Board Recommendation in a manner adverse to West Fraser prior to the Norbord Meeting or any public statement by Norbord of an intention to withdraw, amend, modify or qualify the Norbord Board Recommendation in a manner adverse to West Fraser prior to the Norbord Meeting;

(c)

the failure by the Norbord Board to publicly reaffirm (without qualification) the Norbord Board Recommendation within five Business Days (but in any case prior to the Norbord Meeting) after having been requested to do so in writing by West Fraser, acting reasonably;

(d)	the acceptance, approval, endorsement or recommendation of any Acquisition Proposal, or a public proposal to do so, by the Norbord Board;

(e)

the failure by the Norbord Board to take any position, or the taking by the Norbord Board of a neutral position, with respect to any Acquisition Proposal for more than five Business Days (but in any case prior to the Norbord Meeting) after the announcement of such Acquisition Proposal;

(f)	the failure by Norbord to include the Norbord Board Recommendation in the Norbord Circular in accordance with Section 2.4(b) of the Arrangement Agreement; or

(g)	any resolution or proposal by the Norbord Board to take any of the foregoing actions in paragraphs (a) through (f) above;

“Norbord Circular” means the notice of the Norbord Meeting to be sent to the Norbord Shareholders in connection with the Norbord Meeting and the accompanying management proxy circular, including all schedules, appendices and exhibits thereto, and information incorporated by reference therein, as amended, supplemented or otherwise modified from time to time;

“Norbord Continuing Executives” means the holders of Incentive Securities who are not Norbord Departing Executives;

“Norbord Departing Executives” means the officers and employees of Norbord who will cease and not continue as officers and employees of Norbord immediately following the completion of the Transaction;

“Norbord Disclosure Letter” means the disclosure letter executed by Norbord and delivered to West Fraser on November 18, 2020 in connection with the execution of the Arrangement Agreement;

“Norbord DSU Plans” means (i) the deferred share unit plan for management of Norbord, as amended and restated as of May 5, 2020, (ii) the deferred share unit plan for non-employee directors of Norbord, as amended and restated as of May 5, 2020, and (iii) the deferred share unit plan of Ainsworth Lumber Co. Ltd., as amended and restated as of March 31, 2015;

“Norbord DSUs” means the outstanding deferred share units credited under the Norbord DSU Plans;

“Norbord ESSP” means the employee share savings plan of Norbord as amended and restated as of May 31, 2016;

“Norbord Excess Dividend” means any dividend or other distribution (whether in cash, shares or property, or any combination thereof) declared, set aside or paid on the Norbord Shares in excess of CDN$0.60 per quarter;

“Norbord Executives” means:

(a)	Peter Wijnbergen, President and Chief Executive Officer;

(b)	Robin Lampard, Senior Vice President and Chief Financial Officer;

(c)	Alan McMeekin, Senior Vice-President, Sales and Marketing;

(d)	Kevin Burke, Senior Vice-President, North America Operations; and

(e)	Mark Dubois-Philips, Senior Vice-President, Sales, Marketing and Logistics (North America);

“Norbord Fundamental Representations” means the representations and warranties of Norbord set forth in paragraphs (a), (c), (f)(i)(A) and (h) of Schedule C of the Arrangement Agreement and the first sentence of paragraph (b) of Schedule C of the Arrangement Agreement;

“Norbord Meeting” means the special meeting of Norbord Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Norbord Circular;

“Norbord Public Disclosure Record” means all documents and information filed by Norbord under applicable Securities Laws on SEDAR and filed with or furnished to the SEC by Norbord under the U.S. Exchange Act, since December 31, 2019;

“Norbord Options” means the outstanding options to purchase Norbord Shares granted under or otherwise subject to the Norbord Stock Option Plan or the Legacy Ainsworth Option Plan;

“Norbord RSU Plan” means the restricted stock unit plan of Norbord instituted effective as of January 31, 2006;

“Norbord RSUs” means the outstanding restricted share units credited under the Norbord RSU Plan;

“Norbord Shareholder Approval” has the meaning ascribed thereto in Section 2.2(a)(ii) of the Arrangement Agreement;

“Norbord Shareholders” means the holders of Norbord Shares;

“Norbord Shares” means common shares in the capital of Norbord, as currently constituted and that are currently listed and posted for trading on the TSX and NYSE under the symbol “OSB”;

“Norbord Stock Option Plan” means the stock option plan of Norbord dated April 27, 2012, as amended on June 14, 2015, and includes, as it relates to Norbord UK Eligible Employees, the Norbord UK Subplan (as such terms are defined in the Arrangement Agreement);

“Norbord Tenures” means, with respect to Norbord, all forest licenses, forest management agreements, tree farm licenses, timber sale licenses, timber quotas, timber permits, pulpwood agreements and other forms of agreements granting harvesting rights under the Forest Act, or similar legislation in any other jurisdictions, held by it and its subsidiaries;

“Norbord Voting Agreements” means the voting support agreements entered into by West Fraser with all of the directors of Norbord and the Norbord Executives, pursuant to which, among other things, such directors and Norbord Executives have agreed to vote all of the Norbord Shares held by them in favour of the Arrangement Resolution, on the terms and subject to the conditions set forth in such agreement, substantially in the form of Schedule F of the Arrangement Agreement;

“Notice of Appearance” has the meaning given to such term under the heading “The Arrangement – Court Approval and Completion of the Arrangement”;

“Notice of Meeting” means the attached Notice of Special Meeting of Shareholders;

“Notifiable Transaction” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – Competition Act Approval”;

“Notifications” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – Competition Act Approval”;

“NYSE” means the New York Stock Exchange;

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent);

“Ordinary Course” means, with respect to an action to be taken by a Party or its subsidiaries, that such action is consistent with the past practices of the Party and its subsidiaries, as such practices are reflected in the financial statements of the Party, and is taken in the ordinary course of the normal day-to-day operations of the business of such Party, including as such operations may have been varied by a Party on a temporary basis in response to the COVID-19 pandemic;

“OSB” means oriented strand board;

“Other Arrangements” has the meaning given to such term under the heading “Business to be Considered at the Meeting – Stock Option Plan Amendment Resolution – Summary of the Stock Option Plan”;

“Outside Date” means February 28, 2021 or such later date as may be agreed to in writing by the Parties, provided that if on such date the condition set forth in Section 6.1(e) of the Arrangement Agreement shall not be satisfied but all other conditions set forth in Article 6 of the Arrangement Agreement (other than those capable of being satisfied at the Effective Time only) shall have been satisfied, then the Outside Date may be postponed by up to two extension periods of up to three months each on the following basis:

(a)

either Party may elect postponement for an initial three month extension period by written notice to the other Party prior to 5:00 pm Pacific time on the Outside Date, provided that (i) such Party is not in default of its obligations under the Arrangement Agreement; and (ii) a Regulatory Action remains outstanding and either Party is diligently contesting it; and

(b)

if the Regulatory Action remains outstanding as of the expiry of the first extension period, then either Party may elect postponement for a second three month extension period by written notice to the other Party prior to 5:00 pm Pacific time on the initial extended Outside Date, provided that such Party is not in default of its obligations under the Arrangement Agreement;

“Parties” means Norbord and West Fraser, and “Party” means either of them;

“Payout Value” means the product of (i) the Exchange Ratio, multiplied by (ii) the volume-weighted average price on the TSX of the West Fraser Shares for a five Business Day period, starting with the opening of trading on the seventh Business Day prior to the Effective Date to the closing of trading on the third to last Business Day prior to the Effective Date, as reported by Bloomberg Inc.;

“Person” includes an individual, partnership, association, company, corporation, body corporate, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement under Section 192 of the CBCA, substantially in the form and on the terms set out in Appendix E to the Norbord Circular, and any amendments or variations thereto made in accordance with Section 9.1 of the Arrangement Agreement or the Plan of Arrangement;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.8(a) of the Arrangement Agreement;

“Qualifying Holdco” has the meaning ascribed thereto in Section 2.13(a) of the Arrangement Agreement;

“Qualifying Holdco Shareholders” has the meaning ascribed thereto in Section 2.13(a) of the Arrangement Agreement;

“Qualifying Holdco Shares” has the meaning ascribed thereto in 2.13(a)(v) of the Arrangement Agreement;

“record date” means December 11, 2020;

“Registered Shareholder” means a registered holder of West Fraser Shares;

“Regulatory Action” means any action, lawsuit, review, investigation, inquiry or other proceeding taken, commenced or threatened by or before any antitrust or competition regulatory authorities of Canada, the United States or any other jurisdiction in connection with Competition Laws to enjoin, prohibit or impose material limitations or conditions on the transactions contemplated by the Arrangement Agreement or which would or would reasonably be expected to have such an effect;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, Authorizations (as defined in the Arrangement Agreement) and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in relation to the transactions contemplated hereby, including the Key Regulatory Approvals;

“Replacement Option” means an option to purchase West Fraser Shares to be issued in accordance with Section 3.1(a)(i) of the Plan of Arrangement;

“Representatives” means, collectively, in respect of a Person, (a) its directors, officers, employees, consultants, agents, representatives and any financial or other advisor, law firm, accounting firm or other professional firm retained to assist the Person in connection with the transactions contemplated in the Arrangement Agreement, and (b) the Person’s subsidiaries and the directors, officers, employees, agents and representatives and advisors thereof;

“S&P” means S&P Global Ratings;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

“Scotiabank” means Scotia Capital Inc.;

“Scotiabank Fairness Opinion” means the opinion of Scotiabank dated November 18, 2020 attached as Appendix D hereto;

“SEC” means the United States Securities and Exchange Commission;

“Second Request” has the meaning given to such term under the heading “Regulatory Matters – Competition Law Matters – HSR Act Approval”;

“Securities Act (ON)” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means the applicable securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada and the SEC;

“Securities Laws” means the Securities Act (ON), the U.S. Securities Act and the U.S. Exchange Act, together with all other applicable Canadian provincial and territorial and United States federal and state securities laws, rules, regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators;

“SEDI” means the System for Electronic Disclosure by Insiders;

“Shareholders” means the holders of the West Fraser Shares and the West Fraser Class B Shares;

“Share Issuance Resolution” means the resolution of the Shareholders, substantially in the form of Appendix A hereto;

“Stock Option Plan Amendment Resolution” means the resolution of the Shareholders approving an amendment to the West Fraser Stock Option Plan to permit an additional 1,000,000 West Fraser Shares to be issued on exercise of options granted pursuant to the West Fraser Stock Option Plan, substantially in the form of Appendix B hereto;

“subsidiary” means, in respect of a Party, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such Party and shall include any body corporate, partnership, joint venture or other entity over which such Party exercises direction or control or which is in a like relation to a subsidiary;

“Superior Proposal” means a bona fide unsolicited, written Acquisition Proposal with respect to a Party made after the date of the Arrangement Agreement by an arm’s length third party or arm’s length third parties acting jointly (and, for certainty, is not made by Brookfield or any of its affiliates if in respect of Norbord) that:

(a)	complies with Securities Laws in all material respects;

(b)	if in respect of Norbord, did not result from or otherwise involve a breach of Sections 7.1, 7.2, 7.3 or 7.4 of the Arrangement Agreement by Norbord or its Representatives;

(c)	if in respect of West Fraser, did not result from or otherwise involve a breach of Sections 7.5, 7.6, 7.7 or 7.8 of the Arrangement Agreement by West Fraser or its Representatives;

(d)

relates to the acquisition of 100% of the outstanding shares of a Party or all or substantially all of the consolidated assets of a Party and its subsidiaries, whether by way of a single or multistep transaction or a series of related transactions;

(e)

is reasonably capable of being completed without undue delay, taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal (including required shareholder approvals and minimum tender requirements) and the Person making such Acquisition Proposal;

(f)

that is not subject to a financing condition or contingency and in respect of which it has been demonstrated to the satisfaction of the Party’s board of directors, acting in good faith (and after receipt of advice from its non-related financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal;

(g)	is not subject to a due diligence or access to information condition; and

(h)

in respect of which the Party’s board of directors determines, in their good faith judgment, after consultation with outside legal counsel and after receiving advice from their non-related financial advisors that, having regard to all of its terms and conditions, such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the shareholders of the Party from a financial point of view than the Arrangement (after taking into account any change to the Arrangement proposed by the other Party pursuant to 7.4(b) or Section 7.8(b) of the Arrangement Agreement);

“Superior Proposal Notice” has the meaning given to such term under the heading “The Arrangement Agreement – Covenants – Superior Proposal Determination and Right to Match”;

“Tax Installment Deficiency” has the meaning given to such term under the heading “The Arrangement Agreement – Covenants – Dividends”;

“Taxes” or “Tax” in respect of a Person means: (a) any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and installments in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits taxes (including national, federal, provincial, state and territorial income taxes), payroll and employee withholding taxes, employment and unemployment taxes and insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, mining royalties, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, government pension plan premiums or contributions and other charges from Governmental Entities, and other obligations of the same or of a similar nature to any of the foregoing, which such Person is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not; and (b) any liability for the payment of any amount described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable to another Person’s Taxes as a transferee or successor, by contract or otherwise;

“TD Securities” means TD Securities Inc.;

“TD Securities Fairness Opinion” means the opinion of TD Securities dated November 18, 2020 and attached hereto as Appendix C;

“Termination Fee” means CDN$110 million;

“Torys” means Torys LLP;

“Transaction” means the completion of the acquisition of Norbord by West Fraser in accordance with the terms of the Plan of Arrangement;

“TSX” means the Toronto Stock Exchange;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Colombia;

“US$” means United States dollars;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as the same has been, and hereafter from time to time may be, amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as the same has been, and hereafter from time to time may be, amended;

“Voting Agreements” means, collectively:

(a) the Brookfield Voting and Support Agreement;

(b) the West Fraser Voting Agreements; and

(c) the Norbord Voting Agreements;

“West Fraser” or the “Company” means West Fraser Timber Co. Ltd., a corporation existing under the laws of the Province of British Columbia;

“West Fraser 2021 AGM” means the annual general meeting of Shareholders to be held in 2021;

“West Fraser AIF” means the annual information form of West Fraser for the year ended December 31, 2019, dated February 11, 2020;

“West Fraser Board” means the board of directors of West Fraser as the same is constituted from time to time;

“West Fraser Board Recommendation” means the unanimous determination of the West Fraser Board, after consultation with its legal and financial advisors, including the West Fraser Financial Advisors, that the Arrangement is in the best interests of West Fraser and is fair to Shareholders and the unanimous recommendation of the West Fraser Board to Shareholders that they vote in favour of the Share Issuance Resolution;

“West Fraser Change in Recommendation” means:

(a) the failure by the West Fraser Board to make the West Fraser Board Recommendation;

(b)

the withdrawal, amendment, modification or qualification of the West Fraser Board Recommendation in a manner adverse to Norbord prior to the Meeting or any public statement by West Fraser of an intention to withdraw, amend, modify or qualify the West Fraser Board Recommendation in a manner adverse to Norbord prior to the Meeting;

(c)

the failure by the West Fraser Board to publicly reaffirm (without qualification) the West Fraser Board Recommendation within five Business Days (but in any case prior to the Meeting) after having been requested to do so in writing by Norbord, acting reasonably;

(d)	the acceptance, approval, endorsement or recommendation of any Acquisition Proposal, or a public proposal to do so, by the West Fraser Board;

(e)

the failure by the West Fraser Board to take any position, or the taking by the West Fraser Board of a neutral position, with respect to any Acquisition Proposal for more than five Business Days (but in any case prior to the Meeting) after the announcement of such Acquisition Proposal;

(f)	the failure by West Fraser to include the West Fraser Board Recommendation in the West Fraser Circular in accordance with Section 2.7(b) of the Arrangement Agreement; or

(g)	any resolution or proposal by the West Fraser Board to take any of the foregoing actions in paragraphs (a) through (f) above;

“West Fraser Class B Shares” means the Class B common shares of West Fraser;

“West Fraser Disclosure Letter” means the disclosure letter executed by West Fraser and delivered to Norbord on the November 18, 2020 in connection with the execution of the Arrangement Agreement;

“West Fraser DSU” means a deferred share unit granted under the West Fraser DSU Plan;

“West Fraser Excess Dividend” means any dividend or other distribution (whether in cash, shares or property, or any combination thereof) declared, set aside or paid on the West Fraser Shares in excess of CDN$0.30 per quarter;

“West Fraser Executives” means the following executives of West Fraser:

(a) Ray Ferris, President and Chief Executive Officer;

(b) Chris Virostek, Vice-President, Finance and Chief Financial Officer;

(c) Chris McIver, Vice-President, Sales and Marketing;

(d) Sean McLaren, Vice-President, U.S. Lumber; and

(e) Brian Balkwill, Vice-President, Canadian Wood Products;

“West Fraser Financial Advisors” means TD Securities and Scotiabank, in their capacity as financial advisors to the West Fraser Board;

“West Fraser Fundamental Representations” means the representations and warranties of West Fraser set forth in paragraphs (a), (c), (f)(i)(A) and (h) of Schedule D of the Arrangement Agreement and the first sentence of paragraph (b) of Schedule D of the Arrangement Agreement;

“West Fraser Options” means the outstanding options to purchase West Fraser Shares granted under or otherwise subject to the West Fraser Stock Option Plan;

“West Fraser PS Unit” means a performance share unit granted under the West Fraser PSU Plan;

“West Fraser PSU Plan” means the Phantom Share Unit Plan of West Fraser;

“West Fraser Public Disclosure Record” means all documents and information filed by West Fraser under applicable Securities Laws on SEDAR since December 31, 2019;

“West Fraser RS Unit” means a restricted share unit granted under the West Fraser PSU Plan;

“West Fraser Shareholder Approval” means the approval by the majority of Shareholders of the Share Issuance Resolution in the manner required by Section 611(c) of the TSX Company Manual;

“West Fraser Shares” means common shares in the capital of West Fraser, as currently constituted and that are currently listed and posted for trading on the TSX under the symbol “WFT”;

“West Fraser Stock Option Plan” means the stock option plan of West Fraser, as amended and restated as of April 19, 2016;

“West Fraser Tenures” means, with respect to West Fraser, all forest licenses, forest management agreements, tree farm licenses, timber sale licenses, timber quotas, timber permits, pulpwood agreements and other forms of agreements granting harvesting rights under the Forest Act, or similar legislation in any other jurisdictions, held by it and its subsidiaries;

“West Fraser Termination Payment” has the meaning given to such term under the heading “Frequently Asked Questions – What if Shareholders do not approve the Share Issuance Resolution or the Stock Option Plan Amendment Resolution?”; and

“West Fraser Voting Agreements” means (i) the voting support agreements entered into by Norbord with all of the directors of West Fraser and the West Fraser Executives, pursuant to which, among other things, such directors and West Fraser Executives have agreed to vote all of the West Fraser Shares and West Fraser Class B Shares held by them in favour of the Share Issuance Resolution, on the terms and subject to the conditions set forth in such agreement, substantially in the form of Schedule F of the Arrangement Agreement, and (ii) the voting and support agreements entered into by Norbord with the Ketcham Affiliates pursuant to which, among other things, such Persons have agreed to vote all of the West Fraser Shares and West Fraser Class B Shares held by them in favour of the Share Issuance Resolution, on the terms and subject to the conditions set forth in such agreements, substantially in the form of Schedule G of the Arrangement Agreement.